Exhibit 2.1

Execution Version

UNIT PURCHASE AGREEMENT

BY AND AMONG

CHESAPEAKE MIDSTREAM DEVELOPMENT, L.L.C.,

AND

ACCESS MIDSTREAM PARTNERS, L.P.

DECEMBER 11, 2012

Unit Purchase Agreement

Private & Confidential

Table of Contents

Page

1.		Purchase and Sale of the Units; Closing	1
	1.1	Purchase and Sale of the Units	1
	1.2	Purchase Price	1
	1.3	Closing	2
	1.4	Seller’s Closing Actions and Deliveries	2
	1.5	Buyer’s Closing Deliveries	4
	1.6	Purchase Price Adjustment Procedure	5
	1.7	Final Purchase Price Adjustment Procedure	6
	1.8	Adjustments to Base Purchase Price	9
	1.9	Withholding	9
	1.10	Stale Receivables	9
	1.11	Section Definitions	9
2.		Representations and Warranties by the Seller	15
	2.1	Existence and Good Standing	15
	2.2	Authorization of Agreement	15
	2.3	No Conflict; Third Party Consents	16
	2.4	Capitalization	16
	2.5	Subsidiaries	17
	2.6	Matters Related to Assets	18
	2.7	Easements	19
	2.8	Litigation	20
	2.9	Compliance with Laws; Permits	21
	2.10	Absence of Certain Changes	21
	2.11	Material Contracts	22
	2.12	Participation Agreements	24
	2.13	Taxes	24
	2.14	Related Party Transactions; Terminated Contracts	26
	2.15	Environmental Matters	26
	2.16	Brokers	28
	2.17	Financial Statements	28
	2.18	No Undisclosed Liabilities	29

Unit Purchase Agreement

	2.19	Regulatory Status	29
	2.20	Investment Company	30
	2.21	Sanctions-Related Matters	30
	2.22	Export Compliance	30
	2.23	Employment and Employee Benefit Plan Matters	30
	2.24	Books and Records	31
	2.25	Restrictions on Distributions	31
	2.26	Solvency	31
	2.27	Reserves and Production	31
	2.28	Throughput Data	32
	2.29	Dedicated Acreage	32
	2.30	Intellectual Property	32
	2.31	Insurance	33
3.		Representations and Warranties by Buyer	33
	3.1	Existence and Good Standing of Buyer	33
	3.2	Authorization	34
	3.3	No Conflict; Third Party Consents	34
	3.4	Litigation	35
	3.5	Brokers	35
	3.6	Investment Purpose	35
	3.7	Financial Ability	35
	3.8	Sanctions-Related Matters	35
	3.9	Export Compliance	36
	3.10	No Additional Representations	36
4.		Covenants	36
	4.1	Consummation	36
	4.2	Operation of the Company and the Business	36
	4.3	Regulatory Filings	39
	4.4	Notification; Update to Disclosure Schedules	40
	4.5	Public Statements	41
	4.6	Transfer of Included and Excluded Assets	41
	4.7	Transition Agreements	42
	4.8	New Commercial Agreements	42
	4.9	Limitations on Representations and Warranties	42

Unit Purchase Agreement	ii

	4.10	Matters Related to Partially-Owned Subsidiaries and Non-Operated Systems	43
	4.11	Cooperation	44
	4.12	Exclusivity	44
	4.13	Books and Records	45
	4.14	Secondment and Hire of Employees	45
	4.15	Benefit Plan Liability	46
	4.16	Permits	46
	4.17	Release of Chesapeake Entity Credit Support.	46
	4.18	Release of Company Group Credit Support	48
	4.19	Consent Related Matters.	48
5.		Tax Matters.	50
	5.1	Tax Treatment of Transaction	50
	5.2	Allocation of Purchase Price.	50
	5.3	Payment of Taxes	51
	5.4	Tax Returns.	52
	5.5	Responsibility for Tax Audits and Contests.	55
	5.6	Tax Refunds	56
	5.7	Tax Sharing Agreements	57
	5.8	Liability for Transfer Taxes	57
	5.9	Cooperation	57
	5.10	Section 754 Election	57
	5.11	Sold Assets	57
6.		Conditions Precedent to Closing	57
	6.1	Conditions Precedent to Each Party’s Obligations	57
	6.2	Conditions Precedent to Buyer’s Obligations	58
	6.3	Conditions Precedent to the Seller’s Obligations	59
7.		Termination	59
	7.1	Termination	59
	7.2	Effect of Termination	60
8.		Indemnification	60
	8.1	Survival of Representations and Warranties	60
	8.2	Survival of Covenants and Agreements	61
	8.3	Indemnification Obligations	61
	8.4	Limitations on Indemnification	64

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	8.5	Indemnification Procedures	67
	8.6	Acknowledgements; Exclusive Remedies	70
	8.7	Payments	71
9.		Miscellaneous	71
	9.1	Binding Provisions; Assignment	71
	9.2	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	71
	9.3	Severability	72
	9.4	Specific Performance	73
	9.5	No-Recourse	73
	9.6	Notices	74
	9.7	Counterparts	75
	9.8	Prior Agreements; Entire Agreement	75
	9.9	No Third-Party Beneficiaries	77
	9.10	Amendment of Agreement	77
	9.11	Waiver	78
	9.12	Interpretation	78
	9.13	Expenses	78
	9.14	Further Assurances	79
	9.15	Inducement; Reliance	79
	9.16	Confidentiality	79
	9.17	Sealed Instrument	79
10.		Definitions	79
11.		Construction	96

EXHIBITS

Exhibit A	Subsidiaries
Exhibit B	Form of Unit Assignment
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D-1	Form of Amendment to Transition Agreement
Exhibit D-2	Form of Chesapeake Operating Transition Services Agreement
Exhibit D-3	Form of Operating Agreement
Exhibit D-4	Mockingbird Transition Services Agreement
Exhibit E	Form of Termination Agreement
Exhibit F	Form of Seller Guaranty
Exhibit G	Form of Master Set-Off Agreement
Exhibit H	[Reserved]

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Exhibit I	Excluded Assets
Exhibit J	Form of MICP Assumption Agreement
Exhibit K	Master Confidentiality Agreement
Exhibit L	Form of ACMP Guaranty
Exhibit M	Form of Transportation Agreement
Exhibit N-1	Form of Gas Gathering Agreement with Utica Gas Services
Exhibit N-2	Form of Gas Gathering Agreement with Mockingbird Midstream Gas Services
Exhibit N-3	Form of Gas Gathering and Processing Agreement with Jackalope Gas Gathering Services
Exhibit N-4	Form of Gas Gathering Agreement with Louisiana Midstream Gas Services
Exhibit N-5	Form of Gas Gathering Agreement with Marcellus
Exhibit O	Form of Non-Solicitation Agreement

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SCHEDULES

Schedule A	Principles and Methodologies
Schedule B	Excluded Liabilities
Schedule C	Specified Indemnities
Schedule 1.11	Accounting Principles - Exclusion
Schedule 1.4.7	Seller Consents
Schedule 1.4.8	Resignation Letters
Schedule 1.4.11	CHK Legacy Agreements
Schedule 1.4.13	Releases
Schedule 2.3	Third Party Consents
Schedule 2.4.2(a)	Equity Interest Liens
Schedule 2.4.2(b)	Ownership Structure of the Company Subsidiaries
Schedule 2.4.3	Company Group Transfer Restrictions
Schedule 2.6.2(a)	Company Group Real Property
Schedule 2.6.2(b)	Title to Assets
Schedule 2.6.2(c)	Other Performance Standard Assets
Schedule 2.6.3	Gathering System Ownership
Schedule 2.7.3	Easement Payment Obligations
Schedule 2.8	Litigation
Schedule 2.9	Proceedings
Schedule 2.10	Absence of Certain Changes
Schedule 2.11	Material Contracts
Schedule 2.12	Participation Agreements
Schedule 2.13	Tax Disclosures
Schedule 2.13.11	Tax Partnerships
Schedule 2.14.1	Related Party Transactions
Schedule 2.14.2	Terminated Contracts
Schedule 2.15	Environmental Matters
Schedule 2.17.1	Financial Statements
Schedule 2.17.2	Exceptions to Audited Financial Statements
Schedule 2.18	Undisclosed Liabilities
Schedule 2.19	Regulatory Status
Schedule 2.28	Throughput Data
Schedule 2.29	Gathering System Dedicated Acreage
Schedule 2.30(a)	Intellectual Property
Schedule 2.30(b)	Title to Intellectual Property
Schedule 2.31(a)	Insurance
Schedule 2.31(b)	Claims
Schedule 4.2.1	Ownership of the Company and the Business
Schedule 4.14	Seconded Employees
Schedule 4.17	Credit Support
Schedule 10	Existing Commercial Agreements

Unit Purchase Agreement	vi

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement is entered into on this 11th day of December, 2012, between Access Midstream Partners, L.P., a Delaware limited partnership (the “Buyer”) and Chesapeake Midstream Development, L.L.C., an Oklahoma limited liability company (the “Seller”). Each of the Buyer and the Seller is referred to herein as a “Party” and collectively as the “Parties.”

PRELIMINARY STATEMENTS

A.           The Seller owns 100% of the issued and outstanding equity interests in Chesapeake Midstream Operating, L.L.C. (the “Company”, and such equity interests, the “Units”).

B.           The Company owns, directly or indirectly through its equity interests in the Subsidiaries listed on Exhibit A (the “Company Subsidiaries” and together with the Company, the “Company Group”), all or an undivided interest in and operates certain natural gas gathering systems and related compression, dehydration, and stabilization facilities in the United States.

C.           The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the Units on the terms and conditions set forth herein.

D.           The Seller is a wholly-owned indirect Subsidiary of Seller Guarantor, and Seller Guarantor will derive substantial benefits from the transactions contemplated by this Agreement and the other Transaction Documents.

E.           After the Closing, each member of the Company Group will be a wholly-owned indirect Subsidiary of the Buyer and the Buyer will derive substantial benefits from the transactions contemplated by the New Commercial Agreements.

F.           Contemporaneously with the execution of this Agreement, the Buyer and the Seller are entering into an amendment to the letter agreement, dated June 7, 2012 between the Buyer and the Company (the “Midcon Agreement”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

1. Purchase and Sale of the Units; Closing.

1.1
Purchase and Sale of the Units. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, assign, transfer, deliver and convey to the Buyer, free and clear of any Liens, and the Buyer shall purchase, accept and acquire from the Seller, the Units.

1.2
Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, the total consideration to be paid by the Buyer to the Seller at the Closing for the sale, assignment, transfer and conveyance of the Units shall, subject to the adjustments set forth in Sections 1.6 through 1.8 hereof, be an amount (such amount, the “Closing Purchase Price”) equal to (i) the Base Purchase Price plus (ii) the Estimated Interim Adjustment Amount. The Buyer shall pay the Closing Purchase Price, as determined pursuant to Section 1.6, to the Seller by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered in writing by the Seller to the Buyer at least three Business Days prior to the Closing.

1.3
Closing. Subject to the terms and conditions of this Agreement, the closing of the transaction referred to in Section 1.1 of this Agreement (the “Closing”) will be held: (a) at the offices of the Seller at 10:00 a.m. (central time) on the later of (i) the second Business Day following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), and (ii) December 21, 2012, or such earlier date as may be specified by the Buyer on no less than three Business Days’ notice to the Seller; or (b) at such other place or time or on such other date as may be mutually agreed in writing by the Buyer and the Seller (the date upon which the Closing actually occurs, the “Closing Date”).

1.4
Seller’s Closing Actions and Deliveries. Immediately prior to the Closing, the Seller shall (i) cause each member of the Company Group, other than the Partially-Owned Subsidiaries, to distribute or otherwise dividend to Seller or one of its Affiliates (other than a member of the Company Group) any cash held by such member of the Company Group and (ii) cause each member of the Company Group to make such payments as are necessary to satisfy and discharge in full the Indebtedness of the Company Group as of the close of business on the Closing Date, in each case in accordance with the Pay-Off Letters. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

1.4.1	The New Commercial Agreements, duly executed by Seller and its Affiliates contemplated to be party thereto (including for these purposes the Company Group);

1.4.2
An assignment agreement, dated as of the Closing Date, that is substantially in the form attached hereto as Exhibit B (the “Unit Assignment”), duly executed by the Seller, evidencing the assignment and transfer to the Buyer of the Units, free and clear of all Liens and such other instruments of conveyance as the Buyer may reasonably request;

1.4.3
An assignment and assumption agreement, dated as of the Closing Date, that is substantially in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), duly executed by the Seller and the other parties thereto, evidencing the assignment and transfer of (i) the Transferred Assets to the appropriate member of the Company Group and (ii) (a) the Excluded Assets, (b)  the Excluded Liabilities and (c) the Excluded Entities, to an Affiliate of Seller (other than a member of the Company Group), without any Liability of the Company Group;

Unit Purchase Agreement	2

1.4.4
A certificate in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2) to the effect that Chesapeake Operating, Inc., an Oklahoma corporation, and the owner of all of the outstanding equity of the Seller, a disregarded entity for U.S. federal income tax purposes, is neither a foreign person nor a disregarded entity for U.S. federal income tax purposes;

1.4.5	Good standing certificates (or equivalent documents), dated within ten Business Days of the Closing, for each member of the Company Group issued by each entity’s State of formation;

1.4.6
A certificate of the Seller signed by an officer of the Seller: (a) certifying that the conditions set forth in Sections 6.2.1, 6.2.2, 6.2.3, 6.2.4, and 6.2.5 have been satisfied, and (b) certifying and attaching all requisite resolutions or actions of the Seller and its Affiliates approving the execution, delivery and performance of this Agreement and the other Transaction Documents, and certifying the incumbency and signatures of the Representatives of each Person executing documents pursuant to this Agreement;

1.4.7	All of the Consents listed on Schedule 1.4.7;

1.4.8	Resignation letters of each of such officers, directors and managers of the members of the Company Group as are set forth on Schedule 1.4.8;

1.4.9	The Transition Agreements, dated as of the Closing Date, that are substantially in the form attached hereto as Exhibits D-1, D-2 and D-3, each duly executed by the Seller Parties party thereto;

1.4.10
A Termination Agreement, dated as of the Closing Date, that is substantially in the form attached hereto as Exhibit E (the “Termination Agreement”), duly executed by each applicable party thereto that constitutes a Seller Party or Chesapeake Entity;

1.4.11
A Guarantee of the respective obligations of each Seller Party and Chesapeake Entity (other than any member of the Company Group) under the Transaction Documents and the Contracts listed on Schedule 1.4.11 (the “Seller Guaranty”), dated as of the Closing Date, that is substantially in the form attached hereto as Exhibit F, duly executed by the Seller Guarantor;

1.4.12
A Master Recoupment, Integration and Set-Off Agreement, dated as of the Closing Date, that is substantially in the form attached hereto as Exhibit G (the “Master Set-Off Agreement”), duly executed by the Seller Parties party thereto;

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1.4.13	Evidence reasonably satisfactory to Buyer of the releases or terminations contemplated by Section 4.18 and the Pay-Off Letters, including the deliverables referenced on Schedule 1.4.13;

1.4.14
An MICP Assumption Agreement, dated as of the Closing Date, that is substantially in the form attached hereto as Exhibit J (the “MICP Assumption Agreement”), duly executed by the Seller Parties party thereto;

1.4.15
The Firm Transportation ROFR Agreement, dated as of the Closing Date, that is substantially in the form attached hereto as Exhibit M (the “Transportation Agreement”), duly executed by the Seller Parties party thereto;

1.4.16
The Non-Solicitation Agreement, dated as of the Closing Date, that is substantially in the form attached hereto as Exhibit O (the “Non-Solicitation Agreement”), duly executed by the Seller Parties party thereto; and

1.4.17	Such other documents and instruments that are reasonably necessary to consummate this Agreement and requested by the Buyer.

1.5	Buyer’s Closing Deliveries. At the Closing, the Buyer shall deliver or cause to be delivered to the Seller:

1.5.1
The Closing Purchase Price by wire transfer of immediately available funds to the account(s) specified in the wire transaction instructions delivered in writing by the Seller to the Buyer at least three Business Days prior to the Closing;

1.5.2	The Unit Assignment, duly executed by the Buyer;

1.5.3	A good standing certificate (or equivalent document), dated within five Business Days of the Closing, for the Buyer issued by the secretary of State of Delaware;

1.5.4
A certificate of the Buyer signed by an officer of the Buyer:  (a) certifying that the conditions set forth in Sections 6.3.1 and 6.3.2 with respect to the Buyer have been satisfied, and (b) certifying and attaching all requisite resolutions or actions of the general partner of the Buyer approving the execution, delivery and performance of this Agreement and certifying the incumbency and signatures of the Representatives of the Buyer executing documents pursuant to this Agreement;

1.5.5	The Transition Agreements, dated as of the Closing Date, that are substantially in the form attached hereto as Exhibits D-1, D-2 and D-3, each duly executed by the Buyer or one of its Affiliates;

Unit Purchase Agreement	4

1.5.6	The Termination Agreement, duly executed by each applicable party thereto that does not constitute a Seller Party or Chesapeake Entity;

1.5.7
A Guarantee of the respective obligations of Access MLP Operating, L.L.C. and each member of the Company Group under the New Commercial Agreements (the “ACMP Guaranty”), dated as of the Closing Date, that is substantially in the form attached hereto as Exhibit L, duly executed by the ACMP Guarantor;

1.5.8	The MICP Assumption Agreement, duly executed by each applicable party thereto that does not constitute a Seller Party or Chesapeake Entity;

1.5.9	The Transportation Agreement, duly executed by each applicable party thereto that does not constitute a Seller Party;

1.5.10	The Non-Solicitation Agreement, duly executed by each applicable party thereto that does not constitute a Seller Party; and

1.5.11	Such other documents and instruments which are necessary to consummate this Agreement and reasonably requested by the Seller.

1.6	Purchase Price Adjustment Procedure.

1.6.1
The Parties acknowledge that the Base Purchase Price has been based in part on (i) the Company having a Net Working Capital as of the Effective Time equal to $44,400,000 (the “Net Working Capital Threshold”) (ii) an Inventory Amount equal to $84,100,000 (the “Inventory Amount Threshold”), (iii) a Third Quarter Adjusted EBITDA Amount of negative $102,150,000 (the “Assumed Third Quarter Adjusted EBITDA”), (iv) no Indebtedness of the Company Group as of the close of business on the Closing Date (other than any Assumed Support Indebtedness), without giving effect to any pay-off or reduction thereof pursuant to the Pay-Off Letters, if any, or otherwise on or after Closing and (v) no Transaction Expenses. The Closing Purchase Price delivered at the Closing pursuant to Section 1.5.1 will be determined in accordance with the following procedures.  The Seller shall prepare and deliver to the Buyer not less than two Business Days prior to the Closing Date a closing statement (the “Closing Statement”), prepared in good faith and in accordance with the Accounting Principles, setting forth (i) an estimate of any Indebtedness of the Company Group as of the close of business on the Closing Date (other than any Assumed Support Indebtedness), without giving effect to any pay-off or reduction thereof pursuant to the Pay-Off Letters, if any, or otherwise on or after Closing (the “Estimated Company Group Indebtedness”); (ii) an estimate of all Transaction Expenses (the “Estimated Transaction Expenses”); (iii) estimates of the ECA Revenue Amount, the NCA Revenue Amount and, if any, the  Revenue Difference (such estimates, respectively, the “Estimated ECA Revenue Amount”,

Unit Purchase Agreement	5

the “Estimated NCA Revenue Amount” and the “Estimated Revenue Difference”); (iv) an estimate of the Net Revenue Amount (the “Estimated Net Revenue Amount”); and (v) a worksheet showing the Estimated Interim Adjustment Amount as derived from the estimates described in the immediately preceding clauses (i) through (iv).

1.6.2
Concurrently with the delivery of the Closing Statement, the Seller shall provide the Buyer with customary pay-off letters, in form reasonably satisfactory to the Buyer, from all holders of the Indebtedness of the Company Group (other than any Assumed Support Indebtedness), if any, as of the close of business on the Closing Date (the “Pay-Off Letters”), which Pay-Off Letters shall provide (x) the amount due, as of the Closing Date, on such Indebtedness and (y) that upon payment of such amount, such holder of Indebtedness shall release all Liabilities relating to such Indebtedness, (including any Liens securing such Indebtedness and any claims against the Company or other members of the Company Group or the Assets with respect to such Indebtedness).

1.7	Final Purchase Price Adjustment Procedure.

1.7.1
No later than ninety days after the Closing Date (or such later date as mutually agreed by the Buyer and the Seller), the Company shall deliver to the Buyer and the Seller, a final statement (the “Final Statement”) prepared in good faith and in accordance with the Accounting Principles, setting forth (i) a consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2012 (the “Final Balance Sheet”) together with a worksheet showing the Net Working Capital as derived from the Final Balance Sheet (the “Final Net Working Capital”) and the Net Working Capital Adjustment Amount derived therefrom; (ii) the Inventory as derived from the Final Balance Sheet, together with a worksheet showing the Inventory Adjustment Amount as derived therefrom; (iii) a worksheet showing the Third Quarter Adjusted EBITDA Amount and the Third Quarter Adjustment Amount derived therefrom; (iv) the Indebtedness of the Company Group as of the close of business on the Closing Date (other than any Assumed Support Indebtedness),without giving effect to any pay-off or reduction thereof pursuant to the Pay-Off Letters, or otherwise on or after Closing; (v) all Transaction Expenses; (vi) the ECA Revenue Amount, the NCA Revenue Amount, and, if any, the Revenue Difference; (vii) the Net Revenue Amount; and (viii) a worksheet showing the Adjustment Amount as derived from the amounts described in the immediately preceding clauses (i) through (vii).  If the Company does not deliver the Final Statement on or before the ninetieth day after the Closing Date (or such later date as mutually agreed by the Buyer and the Seller), the Seller shall have the right to prepare the Final Statement on or before the 120th day after the Closing Date (or such later date as mutually agreed by the Buyer and the Seller), in which case the Seller shall be substituted in place of the Company in the remainder of this

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Section 1.7. The Company shall promptly provide to the Buyer and the Seller, and the Buyer and the Seller shall provide to each other, all documents, personnel, and records reasonably requested to verify any of the elements of the Adjustment Amount and calculations set forth in the Final Statement.

1.7.2
Within ninety days after receipt by the Seller and the Buyer of the Final Statement, each of the Seller and the Buyer shall notify the Company and the other Party in writing as to whether such Party agrees or disagrees with the amounts set forth in the Final Statement (including the Adjustment Amount as derived from the amounts described in clauses (i) through (vi) of Section 1.7.1) and, if such Party disagrees, such notice will set forth in reasonable detail the particulars of such disagreement (on an item by item basis), including the calculation by such Party of the amounts set forth in the Final Statement and the nature and amount of any disagreement so asserted (such notice, a “Notice of Disagreement”). If a Party either provides a notice pursuant to which it agrees with each of the components of the Adjustment Amount, if any, or does not provide a Notice of Disagreement within such ninety day period, then such Party will be deemed to have accepted the amounts set forth in the Final Statement, which will then be final, binding, and conclusive against such Party for all purposes hereunder unless the other Party provides a Notice of Disagreement.  If a Notice of Disagreement is timely provided, then the Buyer and the Seller shall use commercially reasonable efforts for a period of thirty days thereafter to resolve any disagreements with respect to the amounts identified in such Notice of Disagreement. Any item or amount to which no dispute is raised in the Notice of Disagreement shall be final, conclusive, and binding.

1.7.3
If, at the end of the thirty day resolution period, the Buyer and the Seller are unable to resolve any disagreements as to items identified in a Notice of Disagreement then Deloitte & Touche LLP (or such other nationally-recognized independent accounting firm as may be mutually selected by the Buyer and the Seller) shall be appointed as an expert to resolve any remaining disagreements, but in no case shall the Dispute Resolution Expert review or propose any resolution for any matters that have not been raised in the Notice of Disagreement or which have been settled in writing by the Parties prior to submission of a Notice of Disagreement to the Dispute Resolution Expert. If the Dispute Resolution Expert is unwilling or unable to serve in such capacity and the Buyer and the Seller are not able to mutually select an alternative independent accounting firm that is willing and able to serve in such capacity, then the Buyer shall within ten days deliver to the Seller a listing of three other nationally-recognized firms (none of which have been used by the Buyer or the Seller during the prior three years) and the Seller shall within ten days after receipt of such list, select one of such three firms (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Dispute Resolution

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Expert”). The Dispute Resolution Expert shall be charged with determining as promptly as practicable, but in any event within thirty days after the date on which such dispute is referred to the Dispute Resolution Expert, any unresolved disputed items. In resolving any such dispute:

(a)
Each of the Buyer and the Seller shall furnish to the Dispute Resolution Expert such workpapers and other documents and information relating to such objections as the Dispute Resolution Expert may request and are reasonably available to that Party (or its independent public accountants) and shall be afforded the opportunity to present to the Dispute Resolution Expert any material relating to the determination of the matters in dispute and to discuss such determination with the Dispute Resolution Expert.

(b)
The Buyer and the Seller shall instruct the Dispute Resolution Expert to not, and the Dispute Resolution Expert shall not, assign a value to any item, including any line item of any component of the Adjustment Amount, in dispute greater than the greatest value for such item assigned by the Buyer, on the one hand, or the Seller, on the other hand, or less than the smallest value for such item assigned by the Buyer, on the one hand, or the Seller, on the other hand. The Buyer and the Seller shall also instruct the Dispute Resolution Expert to, and the Dispute Resolution Expert shall, make its determination based solely on presentations by the Buyer and the Seller in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review).

(c)
The determination of the Dispute Resolution Expert shall be final, binding and conclusive for all purposes hereunder. On the date the Dispute Resolution Expert delivers its final resolution (the “Dispute Resolution Statement”) in writing to the Buyer and the Seller (which final resolution shall be requested by the Parties to be delivered not more than thirty days following submission of such disputed matters), the Dispute Resolution Statement shall automatically amend, modify, supersede and replace the Final Statement solely with respect to any amounts in dispute and resolved pursuant to the Dispute Resolution Statement, which amounts shall become final and binding on Buyer and the Seller on such date.

(d)	All fees and costs of the Dispute Resolution Expert shall be paid fifty percent by the Buyer and fifty percent by the Seller.

1.7.4	If the Adjustment Amount as finally determined pursuant to Sections 1.7.2 or 1.7.3, as the case may be, (a) is less than the Estimated Interim Adjustment Amount (the difference between such amounts, a

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“Consideration Shortfall”), then, within five (5) Business Days from the day of such determination, the Seller shall pay to the Buyer an amount of cash equal to such Consideration Shortfall by wire transfer of immediately available funds to an account designated in writing by Buyer or (b) is greater than the Estimated Interim Adjustment Amount (such greater amount, a “Consideration Excess”), then within five (5) Business Days from the day of such determination the Buyer shall pay to the Seller an amount of cash equal to such Consideration Excess by wire transfer of immediately available funds to an account designated in writing by the Seller or (c) if there is no difference between the amount of the Estimated Interim Adjustment Amount and the Adjustment Amount, then there will be no payments made by the Parties pursuant to this Section 1.7.4.

1.8	Adjustments to Base Purchase Price. All amounts paid under this Section 1 are deemed to be adjustments to the Base Purchase Price for Tax purposes.

1.9
Withholding. The Buyer shall be entitled to deduct and withhold from any payments otherwise payable pursuant to this Agreement to the Seller such amounts as the Buyer is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.

1.10
Stale Receivables. To the extent any amounts in respect of Stale Receivables are collected from and after the Effective Time, Seller shall be entitled to receive such amounts from the Company Group and following Closing, Buyer will cause the Company Group to promptly pay to Seller any amounts collected by Buyer or the Company Group in respect of Stale Receivables following Closing.

1.11	Section Definitions. As used in this Section 1, and the other Sections of this Agreement, the terms defined herein have the following meanings:

“Accounting Principles” means GAAP, as applicable, applied in a manner consistent with its application in the Audited Financial Statements, as modified by the adjustments, principles and methodologies set forth in this Section 1 and on Schedule A, which sets forth, for illustrative purposes only, a sample calculation of (i) the Net Working Capital, Inventory and Indebtedness of the Company Group as of October 1, 2012, (ii) the Net Revenue Amount, (iii) the Third Quarter Adjusted EBITDA Amount and (iv) the ECA Revenue Amount, NCA Revenue Amount and Revenue Difference that would apply if the Effective Time were July 1, 2012 and the Closing were to take place on October 1, 2012, each with supporting workpapers. If alternative methodologies, principles and adjustments exist under GAAP, the methodologies, principles and adjustments utilized on Schedule A shall apply and control. In accordance with the Accounting Principles, the Company Group shall be deemed to exclude the Excluded Assets, Sold Assets and Excluded Entities, and only fifty percent (50%) of the portion of any Net Working Capital, Inventory, Third Quarter Adjusted EBITDA Amount,

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Net Revenue Amount, ECA Revenue Amount, NCA Revenue Amount, and Revenue Difference that would otherwise be included with respect to the Company Subsidiary on Schedule 1.11 based on direct and indirect ownership by the Company of 100% of the capital stock of such Company Subsidiary, free and clear of Encumbrances, shall be included in the Adjustment Amount.

“Adjustment Amount” means an amount, determined in accordance with the Accounting Principles (including as applied to each component of the Adjustment Amount) and without duplication, which may be a positive or negative number, equal to (i) the Inventory Adjustment Amount, plus (ii) the Net Working Capital Adjustment Amount, minus (iii) the Third Quarter Adjustment Amount, minus (iv) the Indebtedness of the Company Group at the close of business on the Closing Date (other than any Assumed Support Indebtedness), without giving effect to any pay-off or reduction thereof pursuant to the Pay-Off Letters, or otherwise on or after Closing, minus (v) if the Net Revenue Amount is a positive number, the Net Revenue Amount, plus (vi) if the Net Revenue Amount is a negative number, the Net Revenue Amount (expressed as a positive number), minus (vii) the Transaction Expenses, and minus (viii) any Revenue Difference.

“Assumed Support Indebtedness” means the undrawn and unfunded portion of any Credit Support set forth on Schedule 4.17 to the extent not released prior to Closing as contemplated by Section 4.17

“Current Assets” means, with respect to the Company and the Wholly-Owned Subsidiaries, on a consolidated basis and as of the Effective Time, the sum of the following: (a) accounts receivable (including trade receivables, unbilled receivables that will be billed in the ordinary course of business, imbalance receivables, and other receivables net of reserves for uncollectible amounts); (b) prepaid expenses (excluding prepaid insurance premiums); and (c) deposits; provided, that notwithstanding the foregoing, for purposes of this Agreement, “Current Assets” shall not include any (i) receivables that are not collected within 120 days of billing (to the extent otherwise includable in “Current Assets”, “Stale Receivables”), (ii) current or deferred Tax assets, (iii) Inventory, (iv) Excluded Assets and Sold Assets, or (v) “Current Assets” (x) attributable to Excluded Entities or Partially-Owned Subsidiaries or (y) with respect to Excluded Revenues.

“Current Liabilities” means, with respect to the Company and the Wholly-Owned Subsidiaries, on a consolidated basis and as of the Effective Time, the sum of the following:  (a) accounts payable (including imbalance payables); (b) accrued liabilities; (c) any other current liabilities or accruals and (d) deferred revenues, whether short term or long term; provided, that notwithstanding the foregoing, for purposes of this Agreement, “Current Liabilities” shall not include any (i) current or deferred Tax liabilities (ii) Indebtedness, (iii) Transaction Expenses or (iv) “Current Liabilities” attributable to Excluded Entities or Partially-Owned Subsidiaries.

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“ECA Revenue Amount” means the aggregate gross revenues, proceeds, receipts, reimbursements and credits that were actually earned under an accrual basis in accordance with the Accounting Principles by the Company Group under the Existing Commercial Agreements during the Interim Period.

“Estimated Interim Adjustment Amount” means an amount, determined in accordance with the Accounting Principles (including as applied to each component of the Adjustment Amount) and without duplication, which may be positive or negative, equal to (i) if the Estimated Net Revenue Amount is a positive number, a negative amount equal to the Estimated Net Revenue Amount, plus (ii) if the Estimated Net Revenue Amount is a negative number, the Estimated Net Revenue Amount, expressed as a positive number, minus (iii) the Estimated Company Group Indebtedness, minus (iv) Estimated Transaction Expenses, and minus (v) any Estimated Revenue Difference in each case as set forth in the Closing Statement delivered by the Seller pursuant to Section 1.6.1.

“Excluded Revenues” means an amount equal to the aggregate gross cash revenues, proceeds, receipts, reimbursements and credits during the Interim Period attributable to (i) any Excluded Asset or Sold Asset; or (ii) payments for goods or services provided by any Chesapeake Entity other than in connection with the Business that are incorrectly made to any member of the Company Group.

“Indebtedness” means, with respect to any specified Person at any date, without duplication, any of the following: (a) obligations, including principal and interest, with respect to borrowed money; (b) payment obligations evidenced by a bond, note, debenture, or similar instrument (including a purchase money obligation) that are not evidence of trade payables; (c) payment obligations of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP; (d) payment obligations for a deferred purchase price (other than trade payables incurred in the ordinary course of business, consistent with past practice); (e) off-balance sheet financing; (f) obligations, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, surety bonds, letters of credit or similar arrangements in existence immediately before the Closing, whether or not drawn; (g) all net obligations of payable under any rate, currency, commodity, or other swap, option, or derivative agreement; (h) all obligations of such Person created or arising under any conditional sale or title retention agreement; (i) the liquidation value or redemption price, as the case may be, of all preferred or redeemable equity interests of such Person and (j) any guaranty or securing of any Indebtedness of the type referred to in clauses (a) through (i) above of any other Person.

“Interim Period” means the period from and including the Effective Time through and including the Closing Date.

“Inventory” means the inventory of the Company and the Wholly-Owned Subsidiaries, in good and marketable condition, that is commercially usable in the

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normal course of the Business as currently conducted, consistent with the past practice of the Company and the Wholly-Owned Subsidiaries, for the avoidance of doubt, excluding any Obsolete Inventory or Inventory of any Partially-Owned Subsidiary.

“Inventory Adjustment Amount” means an amount, which may be a positive or negative number, equal to the Inventory Amount minus the Inventory Amount Threshold.

“Inventory Amount” means the value of the Inventory (measured at the lower of cost or market value) as of the Effective Time.

“NCA Revenue Amount” means the aggregate gross revenues, proceeds, receipts, reimbursements and credits that would have been earned under an accrual basis in accordance with the Accounting Principles by the Company Group under the New Commercial Agreements during the Interim Period if such New Commercial Agreements were in effect as of the Effective Time, assuming each applicable member of the Company Group party (or to be party) thereto shipped volumes during such period equal to the greater of (i) the actual volumes shipped by such member of the Company Group during such period under an applicable Existing Commercial Agreement and (ii) any applicable minimum volume commitment set forth in an applicable New Commercial Agreement.

“Net Revenue Amount” means an amount, which may be positive or negative, equal to (i) the aggregate gross cash revenues, proceeds, receipts, reimbursements and credits of the Company and the Wholly-Owned Subsidiaries actually collected by or on behalf of the Company and the Wholly-Owned Subsidiaries (including in respect of the Transferred Assets),  excluding Excluded Revenues, during the Interim Period, plus (ii) the Partially-Owned Subsidiary Lock-Box Amount with respect to the Interim Period, minus (iii) without duplication, any Permitted Capital Expenditures or Permitted Operating Expenditures.

“Net Working Capital” means an amount, which may be positive or negative, equal to Current Assets minus Current Liabilities.

“Net Working Capital Adjustment Amount” means an amount, which may be a positive or negative number, equal to the Net Working Capital as of the Effective Time minus the Net Working Capital Threshold.

“Partially-Owned Subsidiary Lock-Box Amount” means an amount, with respect to the Third Quarter or Interim Period, as applicable, calculated without duplication, which may be positive or negative, equal to the sum of:

(a) a positive amount equal to the sum of

    (x) any dividends, distributions or other payments of cash or cash equivalents made by any Partially-Owned Subsidiary ("POS Distributions") to, on

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behalf, or for the benefit or account of, the Company or any Wholly-Owned Subsidiary;

(y) POS Distributions to any Chesapeake Entity other than in accordance with and as required by the terms of any Material Contract (other than as a result of any actual or potential breach or default thereunder) in connection with the ordinary course of business of such Partially-Owned Subsidiary; and

(z) any payments by any Partially-Owned Subsidiary in respect of any Indebtedness, Excluded Assets, Sold Assets, Excluded Entities, Transaction Expenses or in respect of Excluded Liabilities of a type described in clauses (ii) through (vi) of the definition thereof, in each case of the foregoing clauses (x), (y) and (z), (A) during the Third Quarter or Interim Period, as applicable, or in respect of which a payable of a member of the Company Group is outstanding as of Closing and (B) including in respect of any Contracts, accounts, payables or receivables; plus

(b) a negative amount equal to the aggregate amount of all cash capital contributions made by any member of the Company Group to any Partially-Owned Subsidiary during the Third Quarter or Interim Period, as applicable.

“Permitted Capital Expenditures” means, without duplication, any cash capital expenditures actually paid by, or by any Chesapeake Entity on behalf of, the Wholly-Owned Subsidiaries (including in respect of the Transferred Assets held by the Wholly-Owned Subsidiaries) during the Interim Period (which shall include cash purchases of Inventory from third party vendors, but no other capital expenditures in respect of Inventory), other than fifty percent (50%) of any portion of any cash capital expenditures paid for any capital project or field activity that occurred prior to the Third Quarter Effective Time.

“Permitted Operating Expenditures” means, without duplication, any cash operating expenditures actually paid by, or by Seller or its Affiliates on behalf of, the Wholly-Owned Subsidiaries (including in respect of the Transferred Assets held by the Wholly-Owned Subsidiaries) during the Interim Period that (i) would not have been prohibited by Section 4.2, as if such provision was in effect as of the Effective Time (and the reference to the date of this Agreement in Section 4.2 was to the Effective Time) or (ii) are recoverable by a Wholly-Owned Subsidiary under the New Commercial Agreements in accordance with the cost of service provisions set forth therein; provided, that for the avoidance of doubt, Permitted Operating Expenditures shall exclude any expenses incurred or payments made in respect of Income Taxes, Indebtedness, Excluded Liabilities, Excluded Assets, Sold Assets or any fees, costs, expenses (including fees, costs and expenses for professional services rendered, Consents and Indebtedness re-payment) incurred in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

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“POS Distributions” has the meaning set forth in the definition of “Partially-Owned Subsidiary Lock-Box Amount”.

“Revenue Difference” means the excess, if any (and zero otherwise) of the NCA Revenue Amount over the ECA Revenue Amount.

“Third Quarter” means the period from the Third Quarter Effective Time through and including 12:00 a.m. on October 1, 2012.

“Third Quarter ECA Revenue Amount” means the aggregate gross revenues, proceeds, receipts, reimbursements and credits that were actually earned under an accrual basis in accordance with the Accounting Principles by the Company Group under the Existing Commercial Agreements during the Third Quarter.

“Third Quarter Effective Time” means 12:01 a.m. (Central time) on July 1, 2012.

“Third Quarter NCA Revenue Amount” means the aggregate gross revenues, proceeds, receipts, reimbursements and credits that would have been earned under an accrual basis in accordance with the Accounting Principles by the Company Group under the New Commercial Agreements during the Third Quarter if such New Commercial Agreements were in effect as of the Third Quarter Effective Time, assuming each applicable member of the Company Group party (or to be party) thereto shipped volumes during such period equal to the greater of (i) the actual volumes shipped by such member of the Company Group during such period under an applicable Existing Commercial Agreement and (ii) any applicable minimum volume commitment set forth in an applicable New Commercial Agreement.

“Third Quarter Adjusted EBITDA Amount” means (i) the earnings accrued by the Company and Wholly-Owned Subsidiaries in the Third Quarter, before the deduction of interest, Income Taxes, depreciation and amortization, but excluding any such earnings of the Partially-Owned Subsidiaries, plus (ii) the Partially-Owned Subsidiary Lock-Box Amount with respect to the Third Quarter, minus (iii) any Third Quarter Permitted Capital Expenditures, plus (iv) any Third Quarter Revenue Difference.

“Third Quarter Adjustment Amount” means an amount, which may be a positive or negative number, equal to the Third Quarter Adjusted EBITDA Amount, minus the Assumed Third Quarter Adjusted EBITDA.

“Third Quarter Permitted Capital Expenditures” shall mean “Permitted Capital Expenditures”, substituting the words “Third Quarter” for the words “Interim Period” and the words “inventory material transfers” for the words “cash purchases of Inventory from third party vendors” in the definition thereof.

“Third Quarter Revenue Difference” means the excess, if any (and zero otherwise) of the Third Quarter NCA Revenue Amount over the Third Quarter ECA Revenue Amount.

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“Transaction Expenses” means, without duplication, all fees, costs and expenses (including fees, costs and expenses for professional services rendered and Indebtedness re-payment) payable by any member of the Company Group as of, or after, the Closing Date, in connection with the negotiation and consummation of the transactions contemplated by this Agreement or the Transaction Documents.

2. Representations and Warranties by the Seller. Except as otherwise set forth in the Seller Disclosure Schedule, the Seller represents and warrants, as of the date hereof and as of the Closing Date, to the Buyer as follows:

2.1	Existence and Good Standing

.

2.1.1
The Seller is a limited liability company, the Company is a limited liability company, the Company Subsidiaries are the entity type set forth on Exhibit A, and each of the foregoing (a) is duly formed, validly existing, and in good standing under the Laws of its jurisdiction of formation (as set forth on Exhibit A), and (b) is duly authorized, qualified or licensed to do business, and is in good standing in each of the jurisdictions in which such party currently conducts business or owns, operates, leases, licenses, uses, or operates any properties or assets (including the Assets).

2.1.2
The Seller has delivered to the Buyer true, correct and complete copies of the Organizational Documents of each member of the Company Group, in each case as currently in effect. All such Organizational Documents are in full force and effect and no member of the Company Group is in violation of any provision of any of its respective Organizational Documents.

2.2
Authorization of Agreement.  Each member of the Company Group has all requisite power, authority, and legal capacity to (a) own, operate, and lease its properties and assets (including the Assets) as and where currently owned, operated, and/or leased by it, (b) carry on its portion of the Business as currently conducted and (c) perform its obligations, if any, under the New Commercial Agreements. Each Seller Party has all requisite power, authority, and legal capacity to execute, deliver, and fully perform its obligations under each Transaction Document to which it is a party. The execution, delivery and performance by each Seller Party of each Transaction Document to which it is party, and the consummation of the transactions contemplated hereby or thereby, have been duly and validly authorized by all necessary corporate, limited liability company, limited partnership or other action, as applicable. Each Transaction Document to which any Seller Party is or will be a party has been or will be duly executed and validly delivered and, assuming due authorization, execution and delivery by the Buyer and other parties thereto, as applicable, constitutes the legal, valid, and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as the enforceability hereof or thereof may be limited by the Remedies Exception. Except as otherwise indicated

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in this Agreement, no further action on the part of any Seller Party is or shall be required in connection with its performance of any Transaction Document to which it is a party.

2.3	No Conflict; Third Party Consents.

2.3.1
Subject to compliance with any applicable requirements under the HSR Act, the execution, delivery or the performance of any Transaction Document to which any Seller Party is a party do not and will not (a) violate or conflict with such Seller Party’s Organizational Documents, (b) violate or conflict with any Law or Order applicable to such Seller Party, (c) except as set forth on Schedule 2.3, violate, conflict with, result in a breach or termination of, otherwise give any Person additional rights or compensation under, give rise to a loss of a material benefit under or the right to terminate or accelerate, or constitute (with or without notice or lapse of time, or both) a default under, the terms of any note, deed, lease, Easement, right of way, instrument, security agreement, mortgage, commitment, or Contract to which such Seller Party or any member of the Company Group is a party or by which it or any of the Assets are bound, except in the case of clauses (b) and (c) for such violations, conflicts, terminations, rights, or defaults that would not, individually or in the aggregate, reasonably be expected to be material to the ownership, operation or use of the Assets or (d) except as set forth on Schedule 2.3, result in the creation or imposition of any Lien with respect to the Units, any equity interests in any member of the Company Group, or any of the Assets.

2.3.2
Except as set forth in Schedule 2.3 and as required under the HSR Act, no Consent of, notice to, or filing with any third party or Governmental Body is required (a) in connection with or triggered by the execution, delivery or performance by any Seller Party of the Transaction Documents to which it is a party or (b) for the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of any member of the Company Group.

2.4	Capitalization.

2.4.1
The Seller is the sole member of the Company and owns of record and beneficially all of the Units free and clear of any Liens other than restrictions imposed thereon by applicable securities Laws.  The Units represent 100% of the issued and outstanding membership interests in the Company and immediately following the Closing shall be owned of record and beneficially by the Buyer, free and clear of any Liens other than (x) restrictions imposed thereon by applicable securities Laws or (y) Liens created by the Buyer.

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2.4.2
Except as set forth on Schedule 2.4.2(a), the Company owns, directly or indirectly, (a) all of the issued and outstanding equity interests of each of the Company Subsidiaries identified with an asterisk on Exhibit A (the “Wholly-Owned Subsidiaries”), (b) 66% of the issued and outstanding equity interests in Cardinal Gas Services, L.L.C., (c) 58.7% of the issued and outstanding equity interests in Utica East Ohio Midstream LLC and (d) 33 and one-third percent of the issued and outstanding equity interests in Ranch Westex JV LLC (such Company Subsidiaries described in the immediately foregoing clauses (b), (c) and (d), the “Partially-Owned Subsidiaries” and such issued and outstanding equity interests directly or indirectly owned by the Company, the “Member Equity Interests”), in each case free and clear of any Liens other than restrictions imposed thereon by applicable securities Laws or the Specified Matters.  Except for any Excluded Entity, Schedule 2.4.2(b) sets forth the complete and accurate ownership structure of each of the Company Subsidiaries.  Except for any Excluded Entity, none of the Company or any of the Company Subsidiaries has any Subsidiaries or owns equity interests in any Person except as disclosed on Schedule 2.4.2(b).

2.4.3
There are no outstanding preemptive or other outstanding options, warrants, rights, or other securities convertible into or exchangeable or exercisable for equity securities of any member of the Company Group. Except as set forth on Schedule 2.4.3, there are no appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, or commitments or other rights or Contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any equity interests of any member of the Company Group or requiring any member of the Company Group to issue, transfer, convey, assign, redeem or otherwise acquire or sell any equity interests. Except to the extent described on Schedule 2.4.3, there are no equity holder agreements, voting agreements, proxies, or other similar agreements or understandings with respect to the Member Equity Interests. No equity interests of any member of the Company Group are reserved for issuance.

2.4.4
The Units and the Member Equity Interests have been duly authorized, are validly issued and outstanding, fully paid, and nonassessable.  None of the equity interests of any member of the Company Group have been offered, issued, sold, or transferred in violation of any applicable Law or preemptive or similar rights. No member of the Company Group is under any obligation, contingent or otherwise, by reason of any Contract to register the offer and sale or resale of any of its securities under the Securities Act.

2.5	Subsidiaries. Except for direct or indirect equity interests in the Company Subsidiaries or any Excluded Entity, the Company does not, and the Company

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Subsidiaries do not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person, nor does the Company or any Company Subsidiary directly or indirectly participate in any manner in any joint venture, partnership or similar arrangement.

2.6	Matters Related to Assets.

2.6.1
The Seller has made available to the Buyer true, complete and correct copies of the deeds, leases, assignments, and other instruments (as recorded) by which the members of the Company Group acquired real property interests (including the Easements) owned, or held by Contract, by the members of Company Group, and true, complete and correct copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller or any of its Affiliates (including the members of the Company Group) relating to such real property interests.

2.6.2
Each member of the Company Group has (or in the case of the Transferred Assets, Seller or one of its Affiliates has as of the date hereof, and the Company will have immediately following the Closing), and, except with respect to the Specified Easements for which a consent to assignment required in connection with the consummation of the transactions contemplated hereby has not been obtained prior to the Closing, after giving effect to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will have, (a) good and defensible title to such member’s real property interests and (b) good and valid title to such member’s personal property used in the ordinary conduct of such member’s portion of the Business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to materially and adversely impact the ability of such member to (x) conduct its portion of the Business in accordance with past practices and (y) perform its obligations under the Material Contracts and under the New Commercial Agreements, in each case of the foregoing clauses (x) and (y), without materially violating any Law in effect on the date hereof or on the Closing Date or Contractual, legal, title, property or other right of any Persons in effect on the date hereof or on the Closing Date (whether or not asserted) (as so described, the foregoing clauses (x) and (y), the “Performance Standards”).  Except for Easements addressed in Section 2.7, Schedule 2.6.2(a) sets forth all real property owned by the Company Group. Except as set forth in Schedule 2.6.2(b), the real property interests and personal property interests owned or held by Contract by each member of the Company Group are not subject to any Liens other than Permitted Liens.  All of the pipelines, Gathering Systems, facilities, equipment and other tangible assets owned, leased or used by the Company Group in connection with the ownership and operation of the Assets are (i) to the Knowledge of the Seller Parties structurally sound with no material defects, (ii) to the Knowledge of the Seller Parties in

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good condition and repair (including good operating condition with respect to Assets that have been placed into service or are otherwise used to satisfy the Current Performance Standards), except for ordinary wear and tear and ordinary, routine maintenance, (iii) not in need of repair except for ordinary, routine maintenance, and except for such circumstances that could not, individually or in the aggregate, materially and adversely impact the ability of the Company Group to satisfy the Performance Standards, and (iv) are suitable for use by the Company Group to satisfy the Current Performance Standards. Except as set forth on Schedule 2.6.2(c), the Assets (including the Gathering Systems) constitute all assets, properties, rights, privileges and interests of whatever kind or nature, real, personal or mixed, tangible, or intangible, used or necessary to (x) conduct its portion of the Business in accordance with past practices and (y) perform its obligations that are required to be performed under the Material Contracts or the New Commercial Agreements on the date immediately following the Closing Date, in each case of the foregoing clauses (x) and (y), without materially violating any Law as of such date or Contractual, legal, title, property or other right of any Persons as of such date (whether or not asserted as of such date) (the “Current Performance Standards”).

2.6.3
Schedule 2.6.3 sets forth a complete and accurate list of (a) the name, approximate size and location of each gas gathering system and each compression, processing, treating and dehydrating facility, along with a description of all material equipment owned or leased by the Company Group and comprising a part of each such gas gathering system (collectively, including all assets, properties, privileges and interests comprising such gathering systems, facilities and equipment, the “Gathering Systems”), in each case, in which any member of the Company Group owns an interest and (b) the percentage interest owned by each member of the Company Group in any such Gathering System in which such member of the Company Group owns an interest.

2.7	Easements.

2.7.1
Each member of the Company Group has (or in the case of the Transferred Assets, Seller or one of its Affiliates has as of the date hereof and the Company will have immediately following the Closing), and, except with respect to the Specified Easements for which a consent to assignment required in connection with the consummation of the transactions contemplated hereby has not been obtained prior to the Closing, immediately following the Closing will have, good and defensible title to all of the Easements free and clear of all Liens other than Permitted Liens, and has held all of the Easements and conducted its portion of the Business in a manner that does not violate in any material respect the terms of any such Easement.  Except with respect to any Specified Easement for which a consent to assignment required in connection with

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the consummation of the transactions contemplated hereby has not been obtained prior to the Closing, all of the Easements are valid and enforceable. The Easements constitute all easements, rights-of-way, permits, servitudes, licenses, leasehold estates, and similar rights related to real property that are used or necessary for each member of the Company Group to satisfy the Current Performance Standards.

2.7.2
No member of the Company Group has received notice from any grantor of any such Easement of any default or dispute relating thereto.  Except to the extent arising as a result of a failure to obtain a consent to assignment required in connection with the consummation of the transactions contemplated hereby under any Specified Easement prior to Closing, no event or circumstance that, with or without notice or lapse of time, or both, allows or would allow or gives rise to the revocation, modification, or termination of any Easement, except as would not be material to the satisfaction of the Performance Standards.

2.7.3
Schedule 2.7.3 lists and describes any and all payments or collateral obligations (including in respect of surety bonds) owing or payable, now or in the future, to the respective grantors of the Easements that are required in order to preserve and maintain good and defensible title to the Easements.

2.7.4	The satisfaction of the Performance Standards will not violate any of the Easements.

2.7.5
All Gathering Systems and related pipelines and facilities that are currently existing are located entirely within areas that are subject to Easements (or other recorded real property interests) included in the Assets, and there are no gaps (including any gap arising as a result of any breach by Seller or any of its Affiliates of the terms of any Easement) in the Easements.

2.8
Litigation.  Schedule 2.8 contains a complete and accurate list of all unsatisfied Orders to which the Seller or any member of the Company Group is a party or any of the Assets is subject and all Proceedings of any Person or Governmental Body to which any member of the Company Group is a party or to which any of the Assets is subject. Except as set forth on Schedule 2.8, none of the Seller, any member of the Company Group or any of the Assets are (a) subject to any Order or (b) a party or subject, or, to the Knowledge of the Seller, threatened to be made a party or subject, to any Proceeding of any Person or Governmental Body. As of the date hereof, there are no pending Proceedings or, to the Knowledge of the Seller, threatened Proceedings against the Seller, any member of the Company Group or the Assets relating to this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby.

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2.9	Compliance with Laws; Permits.

2.9.1
Except as set forth on Schedule 2.9, each member of the Company Group is, and to the Knowledge of the Seller, since December 31, 2009 has been, in compliance in all material respects with all Laws or Orders applicable to such member of the Company Group and the use, ownership, and operation of the Assets and the Business.  Except as set forth on Schedule 2.9, neither the Seller nor any member of the Company Group has received any notice of or been charged with the violation of any Laws related to any member of the Company Group or the use, ownership, or operation of the Assets for the Business. To the Knowledge of the Seller, no member of the Company Group is under investigation with respect to the violation of any Laws related to any member of the Company Group or the Assets. Notwithstanding the foregoing, this Section 2.9.1 does not apply to any requirements to obtain or maintain Permits, matters related to Taxes, matters relating to Environmental Laws or matters related to Intellectual Property, as it is the Parties’ intent that Sections 2.9.2, 2.13, 2.15, and 2.30, as applicable, shall cover such matters.

2.9.2
Except as set forth on Schedule 2.9, each member of the Company Group (i) possesses all Permits used or necessary for the conduct of its portion of the Business in substantially the same manner as is currently being conducted, and (ii) possesses all Permits used or necessary for it to satisfy the Current Performance Standards, and to comply with applicable Law in effect on the date hereof or on the date immediately following the Closing Date.  Except as set forth on Schedule 2.9, no member of the Company Group is in default or violation, and no event has occurred which, with or without notice or lapse of time, or both, would constitute a default or violation of, any term, condition, or provision of any such Permit. To the Knowledge of the Seller, there are no facts or circumstances that could reasonably be expected to result in (a) any termination, suspension, modification, or revocation of any such Permit or could reasonably be expected to result in any Proceeding related to any such Permit, or (b) the revocation of any application for any Permit for which any member of the Company Group has applied but which has not currently been granted, except in each case as would not, individually or in the aggregate, be material to the satisfaction of the Performance Standards. Except as set forth on Schedule 2.9, there are no Proceedings pending or, to the Knowledge of the Seller, threatened relating to the suspension, revocation, or modification of any such Permits of the Company Group.  None of such Permits held by the members of the Company Group shall be impaired or in any way affected by the consummation of the transactions contemplated by the Transaction Documents.

2.10
Absence of Certain Changes.  Except as set forth on Schedule 2.10, since September 30, 2012, (a) none of the Seller, the Company or any Company Subsidiary has taken any action that if taken subsequent to the date hereof and

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prior to the Closing would be prohibited under Section 4.2, (b) there has been no damage, destruction or loss to the Business or Assets that would individually or in the aggregate, adversely affect in any material respect the ownership of the Company or any of its Subsidiaries or the ownership, operation or use of the Business or the Assets or the satisfaction of the Performance Standards, (c) there has not occurred any event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect and (d) the Business has been conducted, in all material respects, only in the ordinary course consistent with past practice.

2.11
Material Contracts. Schedule 2.11 sets forth all of the following Contracts to which any member of the Company Group is a party (or will be a party after giving effect to the Included Asset Transfer) or by which it or any of the Assets is bound, except for any Terminated Contract, that would meet any of the below descriptions (the “Material Contracts”):

2.11.1	relating to Indebtedness of any member of the Company Group;

2.11.2
granting Liens on any of the Assets that (a) will not be satisfied or released at Closing without any Liability related thereto on any member of the Company Group, Buyer or any of their respective Affiliates or (b) involve amounts in excess of $3,000,000 in the aggregate;

2.11.3
containing covenants (including covenants not to compete and non-solicitation agreements) that, following the Closing, would reasonably be expected to restrict the ability of any member of Company Group or any of its current or future Affiliates or direct or indirect equity holders to compete in or operate any business or with any Person or in any geographic area;

2.11.4	pertaining to the lease of equipment or other personal property involving amounts in excess of $3,000,000;

2.11.5
involving a partnership or joint venture or creating or evidencing an ownership or similar interest in any material Asset, including any gathering system or principal component thereof, including any joint venture agreement or similar agreement;

2.11.6	providing for payments by any member of the Company Group in excess of (a) $1,000,000 in the aggregate for any calendar year or (b) $2,500,000 during the term thereof;

2.11.7
grants any member of the Company Group the right to use any material Intellectual Property owned by a third party (other than licenses for shrink wrap, click wrap, off-the-shelf or other commercially available software with annual license, maintenance, support and other fees of less than $50,000);

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2.11.8	providing for the sale, gathering, compression, collection, processing, treating, or transportation of natural gas or other hydrocarbons or services related thereto;

2.11.9	if terminated would have a Material Adverse Effect;

2.11.10	for which the principal purpose is to provide indemnification;

2.11.11
is a Contract relating to the acquisition or disposition (by merger, purchase of equity or debt securities or assets, or otherwise) of any business, material assets or debt or equity interests or securities;

2.11.12	is a requirements Contract;

2.11.13
provides for futures, hedges, swaps, sales, exchanges, purchases, collars, puts, calls, floors, caps, options or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates or the price of commodities;

2.11.14
grants a third party preferential treatment with regard to price or other matters, including any “most favored nation” provisions, other than in any Easement or Contracts granting real property interests;

2.11.15	is a Participation Agreement;

2.11.16	is a Contract with any Chesapeake Entity;

2.11.17
is a Contract by which any member of the Company Group will be obligated by virtue of a prepayment or take or pay arrangement, production payment or other arrangement to sell, gather, transport or deliver hydrocarbons without being entitled to receive full payment therefor, other than with respect to or in connection with any ordinary course pipeline or other similar gas imbalance; or

2.11.18	constituting a pipeline interconnect or facility operating agreement with respect to all or any part of the Assets.

Each of the Material Contracts is in full force and effect and is the legal, valid binding and enforceable obligation of the applicable member of the Company Group and, to Seller’s Knowledge, each other party thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement and the other Transaction Documents, shall continue in full force and effect without penalty or other adverse consequence, except as may be limited by the Remedies Exception. No member of the Company Group is in material default or breach under any of its Material Contracts, nor, to the Knowledge of the Seller, is any other party to any of the Material Contracts in material breach of or default thereunder, and no event has occurred, or circumstance exists, that, with or without notice or lapse of time,

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or both, would constitute a material breach or default by any member of the Company Group or, to the Knowledge of Seller, any other party thereunder. No party to any of the Material Contracts has exercised in writing any termination rights with respect thereto, and no such party has given written notice of any significant dispute with respect to any of the Material Contracts. The Seller has delivered or made available to the Buyer true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications, or supplements thereto.

2.12
Participation Agreements. Except as set forth on Schedule 2.12, no member of the Company Group or any Chesapeake Entity is a party to, nor is any member of the Company Group or any Chesapeake Entity or any of the Assets bound by, any Participation Agreement. As used herein, “Participation Agreement” means any Contract, including any area of mutual interest, joint development, participation, or similar agreement, in effect either on the date hereof or on the Closing Date and that grants to any Person a right of first refusal, first offer, participation right or similar preferential right with respect to any of the Assets or any current or future business, opportunity or assets of any member of the Company Group or its current or future Affiliates or their respective direct or indirect equityholders (as a result of such Affiliation or equity holding), including with respect to any gas gathering or processing, or related compression, treating or dehydration services within any “Dedication Area” covered by the New Commercial Agreements (as defined therein).

2.13
Taxes. Except as disclosed in Schedule 2.13, and limited to Seller’s Knowledge solely with respect to any Acquired Partnership for which the Seller or a member of the Company Group is not the “tax matters partner” within the meaning of Section 6231 of the Code:

2.13.1
Each member of the Company Group has filed all material Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects.  All material Non-Income Tax Returns with respect to the Transferred Assets that were required to be filed have been timely filed and all such Non-Income Tax Returns were correct and complete in all material respects.

2.13.2
Each member of the Company Group has timely paid all material Taxes (other than Taxes not yet due and payable).  All material Non-Income Taxes (other than Taxes not yet due and payable) with respect to the Transferred Assets have been timely paid.

2.13.3
The Seller has delivered or made available to the Buyer complete and accurate copies of all Tax Returns filed by the members of the Company Group (and any predecessors) (other than any Acquired Partnership) within the last three years, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any member of the Company Group (and any predecessors)

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(other than any Acquired Partnership) within the past three years. The Seller has delivered or made available to the Buyer complete and accurate copies of all Non-Income Tax Returns with respect to the Transferred Assets filed within the last three years, and complete and accurate copies of all examination reports and statements of deficiencies with respect to such Non-Income Tax Returns with respect to the Transferred Assets.

2.13.4
There are no current audits or proceedings with any Tax Authority (i) relating to material Taxes in progress, pending, or threatened in writing with respect to any member of the Company Group; and (ii) relating to material Non-Income Taxes in progress, pending, or threatened in writing with respect to the Transferred Assets.  No member of the Company Group has received written notice of any pending claim against it (which remains outstanding) from any Tax Authority for assessment or deficiency of material Taxes, and no such claim has been threatened in writing.  No written notice of any pending claim (which remains outstanding) with respect to the Transferred Assets have been received from any Tax Authority for assessment or deficiency of material Non-Income Taxes, and no such claim has been threatened in writing.  No claim has been made within the past three years by a Tax Authority in a jurisdiction in which a member of the Company Group does not file Tax Returns that such member is or may be subject to Tax in that jurisdiction.

2.13.5
No member of the Company Group has waived any statute of limitations in respect of any Taxes that is currently in effect or agreed to any extension of time with respect to a Tax assessment or deficiency that is currently in effect; there are no agreements or waivers currently in effect providing for an extension of time with respect to the filing of any material Tax Returns of any member of the Company Group and no request for any such waiver or extension is pending. There has been no waiver of any statute of limitations in respect of any Non-Income Taxes that is currently in effect or agreement to any extension of time with respect to a Non-Income Tax assessment or deficiency that is currently in effect, in each case, with respect to the Transferred Assets; there are no agreements or waivers currently in effect providing for an extension of time with respect to the filing of any material Non-Income Tax Returns with respect to the Transferred Assets and no request for any such waiver or extension is pending.  No power of attorney with respect to any Taxes of any member of the Company Group has been executed or filed with any Tax Authority and remains in effect after the Closing Date.

2.13.6	None of the Assets of any member of the Company Group is subject to any Lien for material Taxes (other than Taxes not yet due and payable).

2.13.7	No member of the Company Group has been a party to a transaction that is a “listed transaction,” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

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2.13.8
No member of the Company Group has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Laws, and no member of the Company Group has obtained any private letter ruling of the Internal Revenue Service or comparable ruling of any other Tax Authority.

2.13.9	No member of the Company Group is a party to or bound by any Tax allocation or Tax sharing or indemnification agreement.

2.13.10
To the Seller’s Knowledge, none of the Assets (i) is tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) is tax-exempt bond financed property within the meaning of Section 168(g) of the Code, (iii) secures any debt, the interest of which is tax-exempt under Section 103(a) of the Code or (iv) is subject to a 467 rental agreement as defined in Section 467 of the Code.

2.13.11	Any of the Assets that are deemed by agreement or applicable Law to be held in a Tax partnership for Tax purposes are set forth on Schedule 2.13.11.

2.13.12
No member of the Company Group has incurred material Non-Income Taxes from the Effective Time through the end of the day on the Closing Date, other than Non-Income Taxes incurred in the ordinary course of business, and all such material Non-Income Taxes have been timely paid.

2.13.13
For U.S. federal income tax purposes, (a) the Company and each Company Subsidiary other than the Acquired Partnerships, is and has been at all times from the date of its formation, a disregarded entity, and (b) each Acquired Partnership is and has been at all times from the date of its formation a partnership.

2.14	Related Party Transactions; Terminated Contracts.

2.14.1
 Except as set forth on Schedule 2.14.1, none of the Company’s Affiliates (including the Seller and its Affiliates) (other than the Company Subsidiaries) nor any current officer, member, employee, manager, or director of the Seller, the Company or any of their respective Affiliates, (a) has any direct or indirect interest in the Assets except through the Company’s Affiliates’ direct or indirect ownership of the Company or (b) is a party to any Contract with any member of the Company Group.

2.14.2
All of the Contracts and agreements to which any member of the Company Group is a party and that are to be terminated upon the Closing pursuant to the Termination Agreement are set forth on Schedule 2.14.2 (the “Terminated Contracts”).

2.15	Environmental Matters.

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2.15.1
Except as set forth on Schedule 2.15, none of the members of the Company Group, the Assets, or any operations on the Assets is (a) in material violation of any Environmental Laws or (b) subject to any material Environmental Costs and Liabilities.

2.15.2
Except as set forth on Schedule 2.15, all Permits required by Environmental Laws for the operations of the Assets (including satisfaction of the Current Performance Standards) have been obtained and are in full force and effect, and there are no material violations of such Permits.  To the Knowledge of the Seller, such Permits will remain in full force and effect following the Closing.  To the Knowledge of the Seller, there are no facts or circumstances that could reasonably be expected to result in any termination, suspension or revocation of any material Permit, except in each case as would not be material to the Company or the conduct of the Business or satisfaction of the Performance Standards.

2.15.3
Except as set forth on Schedule 2.15, no claim is pending, or to the Knowledge of the Seller, threatened, and no member of the Company Group, Seller or any of their respective Affiliates has received any notice alleging (a) that the Assets are or that any member of the Company Group is, in violation of any Environmental Law (including violation of any Permit relating to the Environment) or subject to claims under common law for personal injury or property damage relating to any Release, threatened or alleged Release, or exposure to Hazardous Substances, (b) that the Company has Liability under any Environmental Law, or (c) that the Company could reasonably be expected to have Environmental Costs and Liabilities.  Except as set forth on Schedule 2.15, neither the Seller nor any member of the Company Group has received any written notice of investigation or remediation or request for information or other inquiry from a Governmental Body or any third party related to compliance with or potential Liability under any Environmental Law, or potential Environmental Costs and Liabilities including a notice of violation, noncompliance or enforcement or any notice that it may be a potentially responsible party under CERCLA or under any other Environmental Law.

2.15.4
To the Knowledge of the Seller:  (a) no facts, circumstances, or conditions exist with respect to any member of the Company Group or the Assets that could reasonably be expected to result in any member of the Company Group incurring any Environmental Costs and Liabilities; and (b) there are no pending or threatened investigations with respect to any member of the Company Group or the Assets that could lead to the imposition of any material Environmental Costs and Liabilities or Liens under any Environmental Law on any member of the Company Group or the Assets.

2.15.5
To the Knowledge of the Seller, there has been no Release of Hazardous Substances on, at, under, to, or from any of the Company Group’s current or former properties, assets, or on, at, under, to, or from the Assets, or

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from or in connection with the operations of the Business (including without limitation, any Release at any treatment, storage or disposal facility for Hazardous Substances or solid waste used by any member of the Company Group in connection with their operations), in a manner that could reasonably be expected to give rise to any material Liability pursuant to Environmental Laws.

2.15.6
The Seller has delivered the Buyer complete and correct copies of all environmental assessments and audit reports and studies and all similar documentation and correspondence addressing potentially material Environmental Costs and Liabilities relating to the Assets or any member of the Company Group that are in the possession or control of the Seller or its Affiliates.

2.15.7
None of the members of the Company Group have assumed or retained by Contract or, to the Knowledge of the Sellers, pursuant to operation of Law, any Environmental Costs and Liabilities imposed on a third party under any Environmental Laws (or any Permits issued thereunder) or otherwise in connection with any Release.

2.15.8
To the Knowledge of the Seller, there are no Environmental Conditions existing on any of the Assets, or otherwise arising out of the Business or the operations of any member of the Company Group, that could reasonably be expected to cause the Company Group or the Assets to become subject to any material Remedial Action or material liabilities under any Environmental Laws.

2.16
Brokers.  Neither the Seller nor any member of the Company Group has incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which the Buyer or any member of the Company Group will have any responsibility whatsoever.

2.17	Financial Statements.

2.17.1
Schedule 2.17.1 sets forth true and complete copies of the following financial statements (collectively, the “Financial Statements”):  (a) the audited consolidated balance sheet of the Company Group as of, and for each of the two years ended on, December 31, 2010 and December 31, 2011 (and the statements of income, changes in equity and cash flows of the Company Group for each of the three years ended on December 31, 2009, December 31, 2010 and December 31, 2011) (the “Audited Financial Statements”); and (b) the unaudited balance sheets of the Company Group as of September 30, 2012 (with related statements of income, changes in equity, and cash flows for the nine-month periods ended on September 30, 2012 and September 30, 2011)  (the “Unaudited Financial Statements”).

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2.17.2
The Financial Statements were prepared in accordance with GAAP (except that the Unaudited Financial Statements do not contain all footnotes required under GAAP and is subject to customary quarter-end adjustments that are not individually or in the aggregate material).  Except as set forth on Schedule 2.17.2, the Audited Financial Statements fairly present, in all material respects, the consolidated assets and liabilities and results of operations of the Seller and the Company Group as of the respective dates thereof and for the respective periods covered thereby.  The Unaudited Financial Statements fairly present, in all material respects, the consolidated assets and liabilities and results of operations of the Company Group as of September 30, 2012 and September 30, 2011, subject to customary quarter-end adjustments that are not individually or in the aggregate material and the absence of certain footnote disclosures.

2.18
No Undisclosed Liabilities. The Seller has no assets or Liabilities except for such assets and liabilities as result from its ownership of the Units, the Excluded Assets and Excluded Liabilities. No member of the Company Group has any Liabilities of any nature, except (a) Liabilities that are accrued or reserved against and reflected on the latest balance sheet included in the Financial Statements, (b) Liabilities that were incurred in the ordinary course of business consistent with past practice since September 30, 2012, (c) Liabilities that are set forth in Schedule 2.18 or (d) the Excluded Liabilities.

2.19	Regulatory Status. Except as set forth on Schedule 2.19:

2.19.1
neither any member of the Company Group nor any of the Assets is or has been subject to the jurisdiction of the Federal Energy Regulatory Commission under the Natural Gas Act (15 U.S.C. Section 717, et seq.), the Natural Gas Policy Act of 1978 (15 U.S.C. Section 3301) or the Interstate Commerce Act;

2.19.2
each member of the Company Group is in compliance with all Orders, regulations, rules, and authorizations or enabling statutes of Governmental Bodies to which such member is subject, except for such instances of non-compliance that, individually or in the aggregate, would not be, or would not reasonably be likely to be, material to the ownership, operation, or use of the Assets owned, used or operated by it;

2.19.3
there are no Proceedings initiated by any Governmental Body pending, or, to the Knowledge of the Seller, threatened, that challenge any of the rates, applicable market rules, charges, or fees currently received for providing gathering, treating, or other services in connection with the Business; and

2.19.4
no member of the Company Group has any tariffs or rates on file with any Governmental Authority concerning the use of the Assets or for providing gathering, treating, or other services in connection with the Business.

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2.20
Investment Company. No member of the Company Group is now, or will be, immediately after the sale of the Units to the Buyer hereunder, and the application of the net proceeds from such sale, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.21
Sanctions-Related Matters. Neither Seller nor any member of the Company Group (a) has any operations in Cuba, Iran, Sudan, North Korea, Myanmar or Syria (the “Certain U.S. Sanctioned Nations”) that are prohibited by the Office of Foreign Assets Control (“OFAC”) or would be prohibited by OFAC if performed by a U.S. Person, (b) has any sales to, or other business dealings with, directly or to the Knowledge of the Seller, indirectly, with Persons in Certain U.S. Sanctioned Nations or with any designated Person targeted by U.S. Sanctions (including any Person named on OFAC’s List of Specially Designated Nationals and Blocked Persons (“SDN”), and any Person in which an SDN owns more than fifty percent (50%) of such Person’s outstanding equity interests), or (c) engages in transactions that are otherwise in violation of applicable U.S. Sanctions. In addition, no member of the Company Group engages in transactions that are sanctionable under the Iran Sanctions Act, as amended by the Comprehensive Iran Sanctions, Accountability and Divestment Act, as well as related Executive Orders and implementing regulations. Since January 1, 2010, neither Seller nor any member of the Company Group has violated any applicable Laws relating to corruption, bribery, kickbacks, or similar unlawful payments and to the Knowledge of the Seller, neither the Seller nor any member of the Company Group is presently the target of, has not received any notice concerning, and is not otherwise involved in any other government investigation involving alleged non-compliance with any other Laws relating to anti-corruption matters.

2.22
Export Compliance. No member of the Company Group has taken any action in violation of any applicable export control Laws, including without limitation The Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), Section 3 of the Natural Gas Act of 1938 (15 U.S.C. Section 717, et seq.), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560, the U.S. Treasury Department antiboycott requirements 26 U.S.C. § 999) or any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations or any applicable non-U.S. Laws of a similar nature.

2.23	Employment and Employee Benefit Plan Matters.

2.23.1
No member of the Company Group currently has or has during any prior period had, any employees or independent contractors.  No member of the Company Group is a party to any collective bargaining agreement or other labor union contract.

2.23.2	No member of the Company Group sponsors, maintains or contributes to

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any Benefit Plan, or has any obligation or Liability with respect to any Benefit Plan. With respect to the Benefit Plans of Seller and its ERISA Affiliates and except as contemplated by the MICP Assumption Agreement, no event has occurred and there exists no condition or set of circumstances in connection with which Buyer or any Buyer Affiliate could be subject to any liability or obligation under the terms of, or with respect to, such Benefit Plans, or under ERISA, the Code or any other applicable Law.

2.23.3
Neither any member of the Company Group nor any ERISA Affiliate of a member of the Company Group sponsors, maintains, contributes to or has an obligation (contingent or otherwise) to contribute to, or has sponsored, maintained, contributed to or had an obligation (contingent or otherwise) to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or other pension plan subject to Title IV of ERISA or Section 412 of the Code.

2.24
Books and Records. The minute books of each member of the Company Group (solely with respect to Ranch Westex JV LLC, to the extent in the possession of Seller or its Affiliates and subject to the Knowledge of Seller), all of which have been made available to the Buyer, contain complete and correct records of all meetings and other corporate or other organizational actions held or taken by their respective stockholders (or equivalents) and boards of directors (or equivalents), including committees of their respective boards of directors or managers (or equivalents).

2.25
Restrictions on Distributions. Except as set forth in the Organizational Documents of each member of the Company Group, no member of the Company Group is a party to any Contract, agreement or other arrangement pursuant to which any member of the Company Group is restricted or otherwise prohibited from declaring, setting aside, or paying any dividend or making any other distribution whether in cash, in-kind or otherwise.

2.26
Solvency. There are no bankruptcy, insolvency, reorganization, receivership or arrangement procedures pending with respect to, being contemplated by, or to the Knowledge of the Seller threatened against, the Seller or any of the Seller’s Affiliates, and immediately prior to and after consummation of the transactions contemplated by the Transaction Documents, each of the Seller and its Affiliates (a) will be able to pay its debts, including its stated and contingent liabilities as they mature, (b) will not have unreasonably small capital for the business in which it is and will be engaged, (c) will be solvent, and (d) will not be in breach of or default under (whether or not with notice or the passage of time) any Contracts relating to Indebtedness.

2.27
Reserves and Production. Taken as a whole with regard to each Basin, the factual, non-interpretive data and information (excluding interpretive data, projections and estimates) supplied by the Seller and its Affiliates to the Reserve Engineers for

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purposes of facilitating each of the Reserve Engineer’s review of the oil and gas reserves of Seller and its Affiliates was true and correct in all material respects on the date supplied. To the extent any Reserve Engineer requested from the Seller or any of its Affiliates any additional information in connection with the preparation of the Reports beyond that which was originally supplied by the Seller or any of its Affiliates, either the Seller or its Affiliates provided such information.

2.28
Throughput Data.  Attached hereto as Schedule 2.28 are historical throughput data and information for the calendar year 2011 and for the nine months ended September 30, 2012, relating to the Business of the Company Group. To the Knowledge of the Seller, such throughput data and information are accurate and complete in all material respects with respect to the information for each applicable period, without representations as to any specific monthly volume. To the Knowledge of the Seller, subsequent to September 30, 2012, there have been no material adverse changes in the volumes of natural gas gathered and transported by the Company Group.

2.29
Dedicated Acreage.  As of the Closing, with respect to each Gathering System that is identified on Schedule 2.29, the Seller and its Affiliates (not including any member of the Company Group) will have dedicated the natural gas production from not less than the number of Net Acres set forth opposite such Gathering System under the heading “Seller Dedicated Net Acres” on Schedule 2.29 under gas gathering agreements to which at least one member of the Company Group is a party (with respect to each Gathering System, the “Closing System Dedicated Net Acres”). With respect to each Gathering System, the number of Net Acres owned by the Seller and its Affiliates (not including any member of the Company Group) with respect to such Gathering System as of the date on which the Seller and its Affiliates delivered to the applicable Reserve Engineer the information described in Section 2.27 with respect to the upstream oil and gas assets serviced by such Gathering System is not less than the Closing System Dedicated Net Acres applicable to such Gathering System. The description and maps of the dedication area set forth in each New Commercial Agreement is sufficient under applicable Law to bind each Seller Party that is or is contemplated to be party thereto.

2.30
Intellectual Property. Schedule 2.30(a) sets forth a complete list of all registered and applied for Intellectual Property and internet domain names that are owned by any member of the Company Group. Except as set forth on Schedule 2.30(b), (i) the Company Group owns and possesses (or in the case of the Transferred Assets, Seller or one of its Affiliates owns and possesses) as of the date hereof, and the Company will own and possess on the Closing Date, all right, title and interest in and to, or has a valid right to use (and immediately following Closing will own or have the valid right to use on substantially identical terms or, in the case of the Intellectual Property utilized by the Company Group pursuant to the Transition Agreements, will have the valid right to use pursuant to and subject to the Transition Agreements), all material Intellectual Property used or held for use in

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connection with the Business, (ii) to the Knowledge of the Seller, the conduct of the Business does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any other Person, (iii) to the Knowledge of the Seller, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property rights material to the operation of the Business, and (iv) the Seller and the Company Group have taken reasonable efforts to maintain and protect the Intellectual Property owned by the Company Group and material to the operation of the Business.

2.31
Insurance. Schedule 2.31(a) sets forth an accurate summary of each Insurance Policy describing the following: (i) the name, address, and telephone number of the agent, (ii) the name of the insurer, (iii) the name of the first named insured, (iv) the policy number and the period of coverage, including retroactive dates, (v) the type of coverage, (vi) the limits of Liability, (vii) self-insured retentions, deductibles or other similar amounts, and (viii) the renewal or expiration dates. As of the date hereof, all of the Insurance Policies are enforceable and in full force and effect. As of the date hereof, there has been no notice of any cancellation, termination or non-renewal or any threatened cancellation, termination or non-renewal of any Insurance Policy and no party to any Insurance Policy has repudiated any provision thereof. As of the date hereof, the Insurance Policies are for amounts and against such losses and risks as are consistent with industry practice and are adequate for the conduct of the Business in substantially the same manner as conducted by the Seller immediately prior to Closing. As of the date hereof, to the Knowledge of the Seller, the Assets are insured by reputable insurance companies against loss or damage by fire and other risks to the extent and in the manner customary for companies engaging in similar business. As of the date hereof, the Seller has paid all premiums due under the Insurance Policies on a timely basis. As of the date hereof, all claims relating to the Business under the Insurance Policies have been filed in a due and timely fashion. As of the date hereof, except as reflected on Schedule 2.31(b), there is no claim by any member of the Company Group pending under any of the Insurance Policies as to which coverage has been denied or disputed by the underwriters of the Insurance Policies. As of the date hereof, the Seller Parties have complied with the terms and provisions of the Insurance Policies, and no event has occurred that, with or without notice or the lapse of time, would constitute a breach or default or permit termination, modification, or acceleration under any Insurance Policy.

3. Representations and Warranties by Buyer. Except as otherwise set forth in the Buyer Disclosure Schedule, the Buyer represents and warrants, as of the date hereof and as of the Closing, to the Seller as follows:

3.1
Existence and Good Standing of Buyer.  The Buyer (a) is duly formed, validly existing, and in good standing under the Laws of its jurisdiction of formation and is duly formed, validly existing, and in good standing under the Laws of its jurisdiction or formation (b) has the requisite power and authority and all licenses, Permits and authorizations necessary to own, lease, license, use and operate its

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properties and assets and to carry on its business and (c) is duly qualified to transact business, in each of the jurisdictions in which the Buyer currently conducts business or owns, leases, licenses, uses or operates any properties or assets.

3.2
Authorization. The Buyer has all requisite power, authority, and legal capacity to execute, deliver, and fully perform its obligations under each Transaction Document to which it is a party. The execution and delivery by the Buyer of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited partnership action. Each Transaction Document to which it is or will be a party has been or will be duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery of each such Transaction Document by each relevant Seller Party, constitutes the legal, valid, and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms except as the enforceability hereof or thereof may be limited by the Remedies Exception. Except as otherwise indicated in this Agreement, no further action on the part of the Buyer is or shall be required in connection with the performance of any Transaction Document to which it is a party.

3.3	No Conflict; Third Party Consents.

3.3.1
Subject to compliance with any applicable requirements under the HSR Act, the execution, delivery or performance by the Buyer of any Transaction Document to which it is a party and the consummation of the transactions contemplated herein or therein do not and will not (a) violate or conflict with the Buyer’s  Organizational Documents, (b) violate or conflict with any Law or Order applicable to the Buyer, (c) violate, conflict with, result in a breach or termination of, otherwise give any Person additional rights or compensation under, give rise to a loss of a material benefit under or the right to terminate or accelerate, or constitutes (with or without notice or lapse of time, or both) a default under, the terms of any note, deed, lease, easement, right of way, instrument, security agreement, mortgage, commitment, or Contract of the Buyer or by which any of the Buyer’s assets are bound, except in the case of clauses (b) and (c) for such violations, conflicts, terminations, rights, or defaults that would not, individually or in the aggregate, reasonably be expected to be material to the performance by the Buyer of its obligations under this Agreement, or (d) result in the creation or imposition of any Lien with respect to any of the Buyer’s assets other than Permitted Liens and Liens required under the terms of the Buyer’s credit agreements and related security agreements as of the date hereof.

3.3.2	Except as required under the HSR Act, no Consent of, notice to, or filing with, any third party or Governmental Body is required in connection with

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or triggered by the execution, delivery or performance by the Buyer of any Transaction Document to which it is a party.

3.4
Litigation. The Buyer is not, and has not, for the past two years, been (a) subject to any unsatisfied Order or (b) a party, or, to the Buyer’s Knowledge, threatened to be made a party, to any Proceeding of any Person or Governmental Body, in each case, as would reasonably be expected to be material to the performance by the Buyer of its obligations under this Agreement. As of the date hereof, there are no pending Proceedings or, to the Buyer’s Knowledge, threatened Proceedings against the Buyer relating to this Agreement or any other Transaction Document.

3.5
Brokers. The Buyer has not incurred any Liability, contingent or otherwise, for brokers' or finders' fees in respect of the transactions contemplated by this Agreement for which the Seller will have any responsibility whatsoever.

3.6
Investment Purpose. The Buyer is acquiring the Units hereunder solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities Laws. The Buyer agrees that the Units it is acquiring hereunder may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. The Buyer is able to bear the economic risk of holding such Units for an indefinite period, and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

3.7
Financial Ability. The Buyer shall have available at the Closing all funds necessary to (a) pay the Closing Purchase Price and all other amounts payable by it hereunder, (b) pay any fees and expenses payable by the Buyer in connection with the transactions contemplated hereby, and (c) satisfy any of its other payment obligations hereunder.

3.8
Sanctions-Related Matters. Neither Buyer nor any of its Affiliates (a) has any operations in Certain U.S. Sanctioned Nations that are prohibited by OFAC or would be prohibited by OFAC if performed by a U.S. Person (b) has any sales to, or other business dealings with, directly or to the Knowledge of the Buyer, indirectly, with Persons in Certain U.S. Sanctioned Nations or with any designated Person targeted by U.S. Sanctions (including any Person named on OFAC’s List of SDN and any Person in which an SDN owns more than fifty percent (50%) of such Person’s outstanding equity interests), or (c) engages in transactions that are otherwise in violation of applicable U.S. Sanctions. In addition, neither Buyer nor any of its Affiliates engages in transactions that are sanctionable under the Iran Sanctions Act, as amended by the Comprehensive Iran Sanctions, Accountability and Divestment Act, as well as related Executive Orders and implementing regulations.

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3.9
Export Compliance. Neither Buyer nor any of its Affiliates has taken any action in violation of any applicable export control Laws, including without limitation The Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), Section 3 of the Natural Gas Act of 1938 (15 U.S.C. Section 717, et seq.), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560, the U.S. Treasury Department antiboycott requirements 26 U.S.C. § 999) or any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations or any applicable non-U.S. Laws of a similar nature.

3.10
No Additional Representations.  Except for the representations, warranties, and covenants contained in this Agreement, the Seller acknowledges that the Buyer makes no other express or implied representations or warranties or with respect to any other information provided to the Seller.

4. Covenants.

4.1
Consummation. Each of the Parties shall use its commercially reasonable efforts to cause the conditions in Section 6 to be satisfied and coordinate and cooperate with the other Parties in providing such information and supplying such assistance as may be reasonably requested by such other Parties in connection with the foregoing. Without limiting the foregoing, as promptly as practicable after the date of this Agreement, the Buyer and the Seller Parties shall use commercially reasonable efforts to, as required by Law in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, obtain all Consents, make all filings, and give all notices required in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Between the date of this Agreement and the Closing Date, each Party shall cooperate with the other Parties with respect to all Consents, filings and notices that the other Parties reasonably elect to obtain, make, or give, or that Laws require such other Parties to obtain, make, or give in connection with this Agreement or the other Transaction Documents.

4.2	Operation of the Company and the Business.

4.2.1
Except (a) as otherwise contemplated by this Agreement, (b) required by applicable Law or (c) set forth on Schedule 4.2.1, between the date of this Agreement and the Closing Date, the Seller shall (1) and shall cause its Affiliates to with respect to each member of the Company Group and the Business, and shall cause each member of the Company Group and their respective officers, members, and managers to, (A) operate its portion of the Business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to preserve its present material business operations, organization, and goodwill, use commercially reasonable efforts to preserve, maintain and protect its

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assets, properties and rights including its present relationships with Persons having business dealings with it, (C) make capital expenditures in the ordinary course of business consistent with past practice and in accordance with the terms thereof the New Commercial Agreements as if such New Commercial Agreements were in effect as of the date hereof and (D) use commercially reasonable efforts to pursue and collect accounts receivable and other receivables in a timely manner and in the ordinary course of business consistent with past practice and (2) not transfer or dispose of any of the Units or permit the transfer or disposal of any Member Equity Interests or agree in writing or otherwise.

4.2.2
Without limiting the generality of the foregoing, except as (a) otherwise expressly provided by this Agreement, (b) required by applicable Law, or (c) set forth on Schedule 4.2.1, between the date of this Agreement and the Closing Date, without the prior written consent of the Buyer, the Seller shall not, and shall cause its Affiliates not to, with respect to each member of the Company Group and the Business, and shall cause each member of the Company Group not to:

(a)
issue, sell, transfer, pledge, encumber or dispose of any Units, notes, bonds or other equity interests or securities (or any option, warrant, or other right to acquire the same) of any member of the Company Group;

(b)	amend or otherwise alter, waive or change any rights or obligations under or with respect to its Organizational Documents;

(c)	liquidate, dissolve, recapitalize, or otherwise wind up the business of any member of the Company Group;

(d)	change its financial accounting methods, policies, or practices, except as required by GAAP or applicable Laws;

(e)
sell, assign, transfer, lease, license or otherwise dispose of any Assets owned by such member of the Company Group except in the ordinary course of business consistent with past practice or pursuant to the terms of a Material Contract;

(f)
sell, assign, transfer, lease, license or otherwise dispose of or any Inventory owned by such member of the Company Group or purchase, acquire, accept or otherwise commit or agree to do any of the foregoing with regard to any Inventory, except in the ordinary course of business consistent with past practice;

(g)
make any capital expenditure other than (i) as contemplated in Section 4.2.1, and (ii) reasonable capital expenditures required in connection with any emergency or force majeure events affecting any member of the Company Group; provided that Seller will

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consult with Buyer prior to making any such capital expenditures described in this clause (ii) to the extent practicable, and will notify Buyer as soon as practicable following any such capital expenditure or emergency or force majeure event;

(h)
merge or consolidate with, purchase substantially all of the assets or business of or equity interests in, or make an investment in, any Person (other than extensions of credit to customers in the ordinary course of business consistent with past practice);

(i)
except for Indebtedness that will be fully satisfied or released at Closing, create, incur, assume, guarantee, endorse, or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness or otherwise amend, modify, alter, waive or otherwise change any rights or obligations with respect thereto, including any claims thereunder;

(j)	adopt any profit sharing, compensation, savings, insurance, pension, retirement, or other benefit plan or otherwise hire any employees;

(k)
create or assume any Lien that encumbers any equity securities of any member of the Company Group or any of the Assets, other than Permitted Liens, customary Liens contained in or arising under any Material Contract with respect to amounts not yet delinquent, and statutory Liens for amounts not yet delinquent;

(l)	enter into any Contract that would have been required to be listed on Schedule 2.11 or amend, modify, or terminate any Material Contract or any Permit;

(m)	change any policy or practice regarding extensions of credit, prepayments, sales, collections, receivables or payment of accounts;

(n)	waive, impair or write-down any account receivable or other receivable;

(o)	make any non-consent, non-participation, or similar election under any Material Contracts;

(p)	settle, waive, or compromise any Proceeding in a manner that would adversely affect in any material respect the ownership, operation, or use of the Assets;

(q)	(i) make, change or rescind any election in respect of Taxes, (ii) adopt or change any accounting method in respect of Taxes or change any annual Tax accounting period, (iii) file any amended

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Tax Return, (iv) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, (v) settle or compromise any claim, notice, audit report or assessment in respect of Taxes, (vi) surrender any right to claim any Tax refund, or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (and no such action described in this Section 4.2.2(q) shall be taken with respect to the Assets by any member of the Company Group or their Affiliates), in each case, if such action could adversely affect the Buyer or any of its Affiliates (including any member of the Company Group) after the Closing;

(r)	terminate or close any facility, business, or operation of the Company except in the ordinary course of business consistent with past practice;

(s)
(i) split, combine or reclassify any membership interests or other outstanding equity, (ii) repurchase, redeem or otherwise acquire any of its securities, or (iii) adopt a plan or complete or partial dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(t)
declare or pay any non-cash dividend on, or make any other non-cash distribution or payment in kind to, on behalf of, or for the benefit or account of, the Seller or any of Seller’s Affiliates (other than a member of the Company Group);

(u)
adopt, amend or modify any profit sharing, compensation, savings, insurance, pension, retirement, employment, retention, severance, deferred compensation or other benefit plan, program, agreement or arrangement, or otherwise hire, or increase any wage rate or base salary, benefits or other compensation of, any employees (including seconded employees) or independent contractors; or

(v)	agree, whether in writing or otherwise, to do any of the foregoing.

4.3
Regulatory Filings. From the date of this Agreement until the Closing, each of the Buyer and the Seller shall, and shall cause their respective Affiliates to: (a) make or cause to be made such other filings required of such Party or any of its Affiliates under any Laws with respect to this Agreement and the other Transaction Documents and to pay any fees due of it in connection with such filings, in each case as promptly as is reasonably practicable; (b) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings; (c) use commercially reasonable efforts to cause the expiration or termination of the notice or waiting periods under any applicable Laws with respect to this Agreement and the other Transaction Documents as promptly as is reasonably practicable; (d) promptly

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 inform the other Party of (and, at the other Party’s reasonable request, supply to such other Party) any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Body in respect of such filings; (e) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions, and proceedings with Governmental Bodies relating to such filings, including, subject to applicable Law; permitting the other Party to review in advance any proposed written communication between it and any Governmental Body; (f) comply, as promptly as is reasonably practicable and with due regard to maintaining the confidentiality of information the Parties have agreed would be commercially harmful if publicly disclosed, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents, or other materials; (g) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Body with respect to this Agreement and the other Transaction Documents; and (h) use commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Body challenging this Agreement and the other Transaction Documents as violative of any Law; provided, that, notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, in no event shall Buyer, Seller or any of their respective Affiliates or any member of the Company Group (including direct and indirect equity owners) be required to agree to, enter into or offer to enter into any agreement or consent order requiring divestiture, hold-separate, business limitation, limitation on conduct or governance of the Buyer, Seller, or any of their respective Affiliates or any member of the Company Group (including direct and indirect equity owners), or similar arrangement or undertaking in connection with this Agreement, the Transaction Documents or any of the transactions contemplated hereby or thereby. If a Party or any of its Affiliates intends to participate in any meeting or discussion with any Governmental Body with respect to such filings, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting or discussion.

4.4	Notification; Update to Disclosure Schedules.

4.4.1
Between the date of this Agreement and the Closing Date, the Buyer, on one hand, and the Seller, on the other (in such capacity, the “Notifying Party”), shall promptly notify the other Party if the Notifying Party becomes aware of (a) any fact or condition that causes or constitutes a material breach of such Notifying Party’s representations and warranties as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach by such Notifying Party of any such representation or warranty had that representation or warranty been made as of the time of the occurrence or discovery of such fact or condition.

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4.4.2
Subject to and without limiting the provisions of Section 8.4.5 hereof, either the Buyer or the Seller may, from time to time, prior to or at the Closing, by notice given in accordance with this Agreement, supplement or amend such Party’s Disclosure Schedules to correct any matter that would otherwise constitute a breach of any representation or warranty of such Party contained herein; provided, however, that such supplements and amendments and any other updates to a Party’s Disclosure Schedule shall be disregarded for purposes of, and shall not affect, (a) any rights of the other Party hereunder, including any rights to indemnification or to terminate this Agreement or (b) any of such other Party’s conditions to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

4.5
Public Statements. The Parties acknowledge and agree that the Master Confidentiality Agreement shall, to the extent set forth therein, apply to any public announcement, statement, or other disclosure with respect to this Agreement or the transactions contemplated hereby.

4.6
Transfer of Included and Excluded Assets. On or prior to the Closing Date, the Seller shall (a) cause the Company to assign to an Affiliate of the Seller (other than any member of the Company Group), all of each member of the Company Group’s right, title, and interest in and to the Excluded Assets, and such Affiliate of the Seller shall agree to accept the Excluded Assets and assume all of the Excluded Liabilities such that the Company Group will have no Liability relating thereto (such assignment, the “Excluded Asset Transfer”) and (b) cause its Affiliates to transfer and assign to the Company, all of their respective right, title and interest in and to the Transferred Assets (the “Included Asset Transfer”). Without limiting the foregoing and for the avoidance of doubt, the Seller shall cause the Company to transfer, convey and deliver to the Seller or one of the Seller’s Affiliates (other than a member of the Company Group) all of the Company’s right, title and interest in and to the equity interests of Chesapeake Midstream Holdings, L.L.C., a Delaware limited liability company (“CMH”), Chesapeake West Texas Gathering, L.L.C., an Oklahoma limited liability company (“CWTG”), AMGS, L.L.C., an Arkansas limited liability company (“AMGS”), Arkansas Midstream Gas Services, Corp., an Arkansas corporation (“Arkansas Midstream”) and Mid-America Midstream Gas Services, L.L.C., an Oklahoma limited liability company (“MAMGS” and, together with CMH, CWTG, AMGS and Arkansas Midstream, the “Excluded Entities”, and the equity interests of CMH, CWTG, AMGS and Arkansas Midstream, the “Transferred Equity”) and the Seller shall or shall cause such Affiliates to, assume and accept the Transferred Equity and the Excluded Entities such that the Company Group will have no Liability relating to the Transferred Equity, Excluded Entities or any of their respective Liabilities (such assignment, the “Excluded Equity Transfer” and, together with the Excluded Asset Transfer and the Included Asset Transfer, collectively, the “Asset, Liability and Equity Transfer”).

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4.7
Transition Agreements. The Seller will (subject to receipt of reasonable compensation by the Seller and without any obligation to incur any third party expense) reasonably cooperate with and assist the Buyer after the Closing in the transition of various accounting and other non-operator matters related to the members of the Company Group in accordance with the Transition Agreements.

4.8
New Commercial Agreements.  The Seller agrees to, and agrees to cause its Affiliates to, take such further action and execute and deliver all such other agreements, certificates, instruments and documents as may be reasonably requested from time to time by Buyer or its Affiliates (including, from and after Closing, the Company Group) in furtherance of the intent of and to accomplish and evidence the purposes of each New Commercial Agreement and its dedication, including providing such information and making such additional, revised, or amended agreements, memoranda, exhibits, schedules, or other documents to meet the requirements of any state, county, parish, or other jurisdiction for filing and with respect to the validity and enforceability of such dedication.

4.9
Limitations on Representations and Warranties. EXCEPT FOR THE EXPRESS AND SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, INCLUDING IN ANY CERTIFICATE OR SIMILAR INSTRUMENT DELIVERED IN CONNECTION HEREWITH OR THEREWITH, THE BUYER ACKNOWLEDGES THAT (1) BUYER IS NOT RELYING UPON AND HAS NOT RELIED UPON (A) ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER, THE UNITS, ANY MEMBER OF THE COMPANY GROUP OR OTHERWISE OR (B) THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING ANY MEMBER OF THE COMPANY GROUP FURNISHED OR MADE AVAILABLE BY OR ON BEHALF OF SELLER OR ANY MEMBER OF THE COMPANY GROUP TO BUYER OR ANY OF ITS REPRESENTATIVES, AND (2) SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND THE BUYER HEREBY EXPRESSLY DISCLAIMS AND WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT LAW, BY STATUTE OR OTHERWISE RELATING TO (a) ANY MEMBER OF THE COMPANY GROUP OR THE ASSETS, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO THE BUYER BY OR ON BEHALF OF SELLER, AND (c) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES. EXCEPT FOR THE EXPRESS AND SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, INCLUDING IN ANY CERTIFICATE OR SIMILAR INSTRUMENT DELIVERED IN CONNECTION HEREWITH OR THEREWITH, SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND THE BUYER

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HEREBY EXPRESSLY DISCLAIMS AND WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (v) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vi) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF SUBSTANCES, WASTES OR MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. EACH OF SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 4.9 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

4.10
Matters Related to Partially-Owned Subsidiaries and Non-Operated Systems. Notwithstanding anything to the contrary contained in this Agreement or any Transaction Document, with respect to any action that the Seller or Buyer is obligated or otherwise required to cause any member of the Company Group that constitutes a Partially-Owned Subsidiary to take (a “Required Action”) or refrain from taking (a “Required Omission”) pursuant to this Agreement or any other Transaction Document, Seller or Buyer, as applicable, shall not be deemed to have breached or otherwise violated its obligation to do so pursuant to this Agreement or such Transaction Document if such Partially-Owned Subsidiary fails to take such Required Action or fails to refrain from taking a Required Omission despite the fact that Seller and its Affiliates, or Buyer and its Affiliates, as applicable, have (a) voted the equity interests of such Partially-Owned Subsidiary held by Seller or its Affiliates, or Buyer and its Affiliates, as applicable, to cause, and have caused any manager, director or officer appointed by Seller or any of its Affiliates, or Buyer or any of its Affiliates, as applicable, to such Partially-Owned Subsidiary to vote to cause, such Partially-Owned Subsidiary to take such Required Action or refrain from taking such Required Omission, (b) has exercised any Contractual rights available to cause such Partially-Owned Subsidiary to take such Required Action or refrain from taking such Required Omission and (c) otherwise have exercised commercially reasonable efforts to cause such Required Action to be taken or to cause such Required Omission not to be taken. To the extent any representation and warranty made by Seller pursuant to this Agreement, other than any Fundamental Representation or those set forth in any of Sections 2.12, 2.13, 2.14, 2.17, 2.27, 2.28 or 2.29, both (i) is not expressly made to the Knowledge of the Seller pursuant to this Agreement and (ii) relates to any Non-Operated System, such representation and warranty shall be deemed to be made to the Knowledge of the Seller to the extent such representation and warranty relates to such Non-Operated System. To the extent any representation and warranty made by the Seller that is

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contained in Sections 2.13, or the first sentence of Section 2.30 relates to Ranch Westex JV LLC, such representation and warranty shall be deemed to be made to the Knowledge of the Seller.

4.11
Cooperation. Prior to the Closing, Seller shall, and shall cause the Company and each member of the Company Group to, at Buyer’s sole cost and expense, provide to Buyer all cooperation reasonably requested by Buyer in connection with any financing being sought by Buyer in connection with the transactions contemplated by this Agreement and the Transaction Documents (including any amendments or supplements to existing financings that may require information regarding the Company Group), including: (a) causing the senior officers of the Company and of the members of the Company Group to participate in meetings, presentations, “road shows”, due diligence sessions or drafting sessions, and (b) furnishing to Buyer as promptly as practicable, such financial and other pertinent information regarding the Company and the members of the Company Group as may be reasonably requested by Buyer.

4.12
Exclusivity. In consideration of the resources, time and expense that the Buyer has and will incur in connection with the transactions contemplated in this Agreement and the other Transaction Documents, the Seller agrees that it shall not, and shall cause its Affiliates and their Representatives not to, from the date hereof until the earlier of the termination of this Agreement pursuant to Section 7 and the Closing Date, (a) directly or indirectly (including through Representatives) initiate, solicit, facilitate or knowingly encourage any other proposal relating to a Competing Transaction (as defined below); (b) directly or indirectly (including through Representatives) negotiate or execute a confidentiality agreement with, or otherwise engage in discussions or negotiations with, or furnish or disclose any non-public information to, any party other than the Buyer and its designated Representatives, in each case, in connection with a Competing Transaction; (c) enter into any letter of intent, agreement in principle, arrangement, understanding or contract relating to any Competing Transaction; or (d) otherwise cooperate in any way, including through the provision of confidential information, with any person in connection with a Competing Transaction. Without limiting the foregoing, upon execution of this Agreement, the Seller shall, and shall cause its Representatives to, cease any and all discussions, negotiations or other activities described in the immediately preceding sentence with any other party engaged in discussions, negotiations or other activities with the Seller or any of its Representatives regarding a Competing Transaction. As used in this Agreement, “Competing Transaction” means any direct or indirect sale, lease, license, exchange, mortgage, transfer or other disposition, or financing, in a single transaction or series of related transactions, of all or any portion of the Units or of the Assets or all or any portion of the Seller’s equity interests, the Units, or any equity interests in any member of the Company Group, whether by sale, merger, consolidation, share exchange, business combination, purchase or sale of shares of capital stock or other equity interests or securities, reorganization or recapitalization, loan, issuance of securities or any other transaction that would, or would reasonably be expected to,

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preclude or adversely affect the consummation of the transactions contemplated by this Agreement or any other Transaction Document; provided, that “Competing Transaction” shall exclude any transaction solely to the extent involving (i) a transaction that would, or would reasonably be expected to, result in a Change of Control of Chesapeake Energy Corporation, (ii) any financing relating to any Chesapeake Entity that would not preclude or adversely affect the consummation of the transactions contemplated by this Agreement or any other Transaction Document or (iii) any sale or disposition of any Excluded Assets or Excluded Entities.

4.13
Books and Records. Within 15 days after Closing Date, the Seller Parties shall, and shall cause their respective Affiliates to, transfer to the Buyer to the extent not already in the possession of the Buyer or a member of the Company Group copies of the books and records of the members of the Company Group that are in the possession of any Chesapeake Entity. From and after the Closing, the Buyer shall preserve and keep a copy of all books and records (other than records transferred pursuant to the previous sentence) relating to the business or operations of the Company Group on or before the Closing Date in the Buyer’s possession for a period of at least 5 years after the Closing Date. After such 5-year period, before the Buyer shall dispose of any such books and records, the Buyer shall give the Seller at least 30 days’ prior notice to such effect, and the Seller shall be given an opportunity, at its sole cost and expense, to remove and retain all or any part of such books and records as the Seller may select. The Buyer shall provide to the Seller, at no cost or expense to the Seller, reasonable access during business hours with reasonable notice to such books and records as remain in the Buyer’s possession and reasonable access during business hours to the properties and employees of the Buyer and the Company in connection with matters relating to the Business or operations of the Company on or before the Closing Date and any disputes relating to this Agreement.

4.14
Secondment and Hire of Employees. Prior to the Closing Date, the Seller shall take or cause to be taken any and all such actions as are necessary to provide that each employee set forth on Schedule 4.14 hereto (the “Seconded Employees”) shall be added to Exhibit A as a “seconded employee” under that certain Amended and Restated Employee Secondment Agreement entered into by, among others, certain Chesapeake Entities and Access MLP Operating, L.L.C., as amended (the “Employee Secondment Agreement”), effective as of the Closing. The “Transfer Date” (as such term is defined in that certain Amended and Restated Employee Transfer Agreement entered into by among others, certain Chesapeake Entities and Access MLP Operating, L.L.C., as amended (the “Employee Transfer Agreement”)) shall be the “Termination Date” as such term is defined in the Transition Services Agreement for each Seconded Employee hired pursuant to Section 2.1 of the Employee Transfer Agreement. Between the date of this Agreement and such Transfer Date, Seller shall provide Buyer with complete and correct information and any Benefit Plans to allow Buyer or its Affiliates to comply with its obligations under the Employee Transfer Agreement, which may include the following with respect to a Service Provider: the name,

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job title, employer, date of hiring or engagement (as applicable), current base salary or hourly wage rate, as applicable, cash bonuses and other cash compensation, equity-based awards, sick, vacation and personal leave, and service credit recognized for purposes of any applicable 401(k) savings plan (and any other plan for which service credit is relevant for purposes of determining vesting, eligibility, or level or duration of benefits).

4.15
Benefit Plan Liability. Effective as of the Closing Date, each member of the Company Group shall cease to have any Liability with respect to any Benefit Plan sponsored or maintained by Seller or its ERISA Affiliates, except to the extent provided in the Employee Secondment Agreement and Employee Transfer Agreement. Prior to the Closing Date, Seller shall take or cause to be taken all such actions as are necessary to cause each member of the Company Group to cease to have any such Liability. Notwithstanding the foregoing, effective as of the Transfer Date, Access MLP Operating, L.L.C. or one of its Affiliates, shall assume the Chesapeake Midstream Management Incentive Compensation Plan, as amended and restated, in accordance with that certain MICP Assumption Agreement attached hereto as Exhibit J.

4.16
Permits. The Seller Parties and Buyer shall cooperate to provide all notices and otherwise take all actions required to transfer or reissue any Permits, including those required under Environmental Laws, as a result of or in furtherance of the transactions contemplated hereby and in the other Transaction Documents.

4.17 Release of Chesapeake Entity Credit Support.

4.17.1
The Buyer shall use its commercially reasonable efforts, and the Seller shall use its commercially reasonable efforts to assist the Buyer (in each case, without any obligation to pay any additional amounts or do anything that could reasonably be expected to be adverse to the Seller or, subject to the obligations set forth in the next succeeding sentence, the  Buyer, or any of their respective Affiliates) to, on or before the Closing Date, (a) obtain from each beneficiary of any Credit Support set forth on Schedule 4.17 (a “Credit Support Beneficiary”) a valid and binding release of the Seller and its respective Affiliates (other than the Company Group) under such Credit Support and (b) effect the return of such Credit Support to each applicable Chesapeake Entity providing the Credit Support set forth on Schedule 4.17 (the “Credit Support Providers”).  Such commercially reasonable efforts by the Buyer shall include, to the extent necessary to obtain such release or effect such return, (i) providing substitute guarantees with terms that are, as a whole, equivalent, in the aggregate, to the Credit Support Beneficiary as  the terms of the applicable Credit Support set forth on Schedule 4.17, or (ii) providing replacement Credit Support that is, as a whole, equivalent,  in the aggregate, to the Credit Support Beneficiary as the terms of the applicable Credit Support set forth on Schedule 4.17; provided, that except for the provision by the Buyer of the substitute guarantees or replacement Credit Support

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described in the immediately preceding clauses (i) and (ii), nothing in this Section 4.17 shall require the Buyer or the Seller to pay to or for the benefit of any Credit Support Beneficiary any consideration or offer, grant or agree to any financial or other accommodation with respect to such Credit Support Beneficiary.

4.17.2
If any item of Credit Support set forth on Schedule 4.17 has not been released or returned as of the Closing Date, the Buyer shall continue to use its commercially reasonable efforts after the Closing to cause each such unreleased or unreturned item of Credit Support to be released or returned as promptly as possible to the extent provided in Section 4.17.1 (without reference to the text “on or before the Closing Date” therein).

4.17.3
From and after the date hereof (including, for the avoidance of doubt, from and after Closing), the Seller shall, and shall cause each applicable Credit Support Provider to, keep in place and maintain in full force and effect (without any amendment or modification thereto not approved in advance by Buyer in writing (which approval shall not be unreasonably withheld, conditioned or delayed)) each item of Credit Support until the earlier of (as applicable with respect to each item of Credit Support, the “Seller Credit Support Termination Date”) (a) such time as the Buyer is successful in replacing such item of Credit Support as contemplated by this Section 4.17, (b) written notice from Buyer to Seller electing to terminate such item of Credit Support (at which time Seller shall, and shall cause any applicable Credit Support Provider to, take all actions necessary to so terminate such item of Credit Support) or (c) the expiration of such item of Credit Support in accordance with its terms.

4.17.4
Subject to Section 8.4.7, the Buyer shall indemnify, defend and hold harmless each Credit Support Provider from and against any out of pocket Losses to the extent based upon, attributable to, or resulting from any Credit Support set forth on Schedule 4.17 that is not released or returned as contemplated by Section 4.17.1, other than to the extent such Losses are (a) based upon, attributable to or result from (i) any Excluded Liabilities, (ii) breach by Seller or any Credit Support Provider of the terms of any Credit Support, or (iii) breach of any representation, warranty or covenant of Seller hereunder or of any Seller Party under any Transaction Document or (b) relate to any period of time other than the period following the Closing Date and prior to the applicable Seller Credit Support Termination Date.

4.17.5
Subject in all cases to applicable Law, following the date hereof, Buyer shall have the right to contact and have discussions with each Credit Support Beneficiary to the extent reasonably necessary to satisfy its obligations under this Section 4.17; provided that, prior to Closing, the initial contacts with any such Credit Support Beneficiary shall be coordinated in advance between the Buyer and the applicable Credit

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Support Provider and thereafter, the Buyer shall use commercially reasonable efforts to copy the applicable Credit Support Provider on any such contact by writing and to give the applicable Credit Support Provider reasonable prior notice of any discussion or meeting with a Credit Support Beneficiary that is initiated by the Buyer with respect to Buyer’s obligations under this Section 4.17, and upon reasonable request the Seller or one of its Representatives shall be permitted to participate in any such discussion or meeting with any such Credit Support Beneficiary. Notwithstanding anything to the contrary contained in this Agreement, each Credit Support Provider that does not constitute the Seller is an express third party beneficiary of this Section 4.17.

4.18
Release of Company Group Credit Support. Seller shall, and shall cause its Affiliates to, cause the release or termination in full on or prior to Closing of (i) any Liens on the Units, the Assets or the equity interests of any member of the Company Group in respect of Indebtedness or other Liabilities of any Chesapeake Entity that is not a member of the Company Group, and (ii) any guarantees, letters of credit, treasury securities, surety bonds and other forms of credit support provided by any member of the Company Group in support of any Indebtedness or other Liabilities of any Chesapeake Entity, in each case of the foregoing clauses (i) and (ii), without any remaining Liability related thereto on the Company Group.

4.19	Consent Related Matters.

4.19.1
Until the Closing, each of the Parties shall, at the Seller’s sole cost and expense, use, and cause their respective Affiliates to use, commercially reasonable efforts to obtain all consents to assignment that, with respect to the Consent Excluded Assets, are applicable to, or would be triggered by, the transactions contemplated by the Assignment and Assumption Agreement.  If, prior to the Closing, such a consent to assignment is obtained from the applicable holder or holders of rights in respect thereof, then such Consent Excluded Asset shall be included in the property exhibit to the applicable Excluded Asset Assignment. If, however, any such consent to assignment applicable to any Consent Excluded Asset is not so obtained prior to the Closing, then (a) such Consent Excluded Asset shall be excluded from the property exhibit to the applicable Excluded Asset Assignment, (b) each of the Parties shall, at Seller’s sole cost and expenses, use, and cause their respective Affiliates to use, commercially reasonable efforts to obtain such consent to assignment after Closing, (c) until such consent to assignment is obtained, each of the Parties shall, at Seller’s sole cost and expense, use, and cause their respective Affiliates and successors and assigns to use, commercially reasonable efforts to provide to Seller the benefits of ownership with respect to the applicable Consent Excluded Asset (it being understood and agreed that, as among the Parties and their respective Affiliates and successors and assigns, Seller shall bear, and be responsible for, all Liabilities in respect of such

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Consent Excluded Asset that would have been applicable to Seller and its Affiliates had it been owned by or directly assigned to Seller), and (d) if such consent to assignment is obtained after the Closing, then each of the Parties shall execute, or cause to be executed, a new assignment instrument in the form of the applicable Excluded Asset Assignment that effects the assignment and transfer to Seller or its designee of the applicable Consent Excluded Asset.

4.19.2
Until the Closing, each of Parties shall, at the Seller’s sole cost and expense, use, and cause their respective Affiliates to use, commercially reasonable efforts to obtain consents to assignment that, with respect to the Company Group Contracts, would be triggered by a direct assignment of any such Company Group Contract by Chesapeake Appalachia, L.L.C. to Mid-Atlantic Gas Services, L.L.C.  If, prior to the Closing, such a consent to assignment is obtained from the applicable holder or holders thereof, then such Company Group Contract shall be included in the property exhibit to the Transferred Asset Assignment.  If, however, any such consent to assignment applicable to any Company Group Contract is not so obtained prior to the Closing, then (a) such Company Group Contract shall be excluded from the property exhibit to the Transferred Asset Assignment, (b) each of the Parties shall, at the Seller’s sole cost and expense, use, and shall cause their respective Affiliates to, use commercially reasonable efforts to obtain such consent to assignment after Closing, (c) until such consent to assignment is obtained, each of the Parties shall, at the Seller’s sole cost and expense, use, and cause their respective Affiliates and successors and assigns to use, commercially reasonable efforts to provide to Mid-Atlantic Gas Services, L.L.C. or its designee the benefits of being a party to the applicable Company Group Contract (it being understood and agreed that, as among the Parties and their respective Affiliates and successors and assigns, Mid-Atlantic Gas Services, L.L.C. shall be responsible for performing, and shall perform, all obligations under any such Company Group Contract that would have been applicable to it during such period had it been directly assigned to Mid-Atlantic Gas Services, L.L.C., except for any such obligations that it cannot perform, or cause to be performed, as a result of any action or inaction by Seller or any of its Affiliates, including the breach by Seller of any of its obligations under this clause (c)), and (d) if such consent to assignment is obtained after the Closing, then each of the Parties shall execute, or cause to be executed, a new assignment in the form of the Transferred Asset Assignment that effects the assignment and transfer to Mid-Atlantic Gas Services, L.L.C. or its designee of the applicable Company Group Contract.

4.19.3
Each of the Parties shall, at the Seller’s sole cost and expense, use, and cause their respective Affiliates to use, commercially reasonable efforts to obtain all consents to assignment that, with respect to the Specified

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Easements, are applicable to, or would be triggered by, the transactions contemplated by this Agreement.
5. Tax Matters.

5.1
Tax Treatment of Transaction. The Buyer and the Seller agree that for federal income Tax purposes, since the Company is a disregarded entity, the purchase of the Units hereunder will be treated as a purchase of the assets of the Company.

5.2	Allocation of Purchase Price.

5.2.1	The purchase price for the Units of the Company (as determined for applicable Tax purposes) shall be allocated among the assets of the members of the Company Group as described in this Section 5.2.

5.2.2
Such purchase price shall be allocated in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of applicable state, local and foreign Law) among the classes of assets that the Company is treated as owning for tax purposes.

5.2.3
Within sixty (60) days after the Closing Date, the Buyer shall prepare and deliver to the Seller, a proposed allocation of the purchase price. No later than thirty (30) days following receipt of the Buyer’s proposed allocation, the Seller shall deliver to the Buyer a written report containing any changes that the Seller proposes to be made to such allocation (and specifying the reasons therefor in reasonable detail). The Parties shall undertake to agree on a final allocation no later than thirty (30) days after the Buyer’s receipt of the Seller’s proposed changes.  If the Seller does not submit any proposed changes within the thirty (30) days after receipt of the Buyer’s proposed allocation, the Buyer’s proposed allocation shall become the final allocation (the “Final Allocation”). The Seller and the Buyer shall use their reasonable efforts to resolve any disputes with respect to changes to the allocation proposed by the Seller.  In the event that the Seller and the Buyer cannot reach an agreement within twenty (20) days after the Buyer receives notice of any changes proposed by the Seller, then the matters in dispute shall be resolved by a national accounting firm agreed upon by the Seller and the Buyer (the “Accounting Firm”).  The Accounting Firm shall be instructed to deliver to the Buyer and the Seller a written resolution of the matters in dispute within twenty (20) days. The Seller and the Buyer agree to accept the Accounting Firm’s determinations as to the matters in dispute and prepare a Final Allocation on the basis of such determinations.  The Seller and the Buyer each shall bear one half of the costs and expenses of the Accounting Firm.

5.2.4
In the event that there is an adjustment to the purchase price after the Final Allocation is determined pursuant to Section 5.2.3, the Seller and the Buyer shall revise such Final Allocation to reflect such adjustment

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following the procedures set forth in Section 5.2.3 (the “Revised Final Allocation”).

5.2.5
The Final Allocation or Revised Final Allocation, as applicable, shall be used by the Seller (and its Affiliates) and, the Buyer (and its Affiliates) for all applicable Tax purposes including the preparation of IRS Form 8594, Asset Acquisition Statement. Such Form 8594 shall be completed by such Parties as soon as practicable after the Closing but in any event no later than fifteen (15) days prior to the date such form is required to be filed. The Seller and the Buyer and their Affiliates agree to file all Tax Returns consistent with the Final Allocation or Revised Final Allocation, as applicable, and not to assert, in connection with any audit or other proceeding with respect to Taxes, any asset values or other items inconsistent with the Final Allocation or Revised Final Allocation, as applicable, unless otherwise required by a determination under Section 1313(a) of the Code; provided however, that nothing contained herein shall prevent the Buyer or the Seller from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Final Allocation or Revised Final Allocation, as applicable, and neither the Buyer nor the Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging the Final Allocation or Revised Final Allocation, as applicable. Each of Buyer and the Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Final Allocation or Revised Final Allocation, as applicable.

5.3
Payment of Taxes. The Seller shall, or shall cause one of its Affiliates (other than any member of the Company Group) to, indemnify the Buyer Indemnified Parties from and against any Losses based upon, attributable to, or resulting from (a) all liabilities incurred for, arising out of, or relating to any Income Taxes incurred with respect to any member of the Company Group and the Assets for all periods or portions thereof (as determined pursuant to this Section 5.3) ending on or prior to the Closing Date, (b) any Taxes of the Seller or any of its Affiliates (other than any member of the Company Group) or with respect to the Excluded Assets, Excluded Entities or Excluded Revenues (including any Taxes based upon, attributable to, or resulting from a transaction described in Section 4.6), and (c) the Taxes of any other Person (other than any member of the Company Group) for which a member of the Company Group is liable as a transferee or successor, by Contract, or otherwise and (d) (i) the failure of any of the representations and warranties made by the Seller in Section 2.13 to be true and correct as of the date hereof and on and as of the Closing Date or (ii) the breach of any covenant or other agreement on the part of the Seller contained in Section 4.2.2(q) or Section 5 of this Agreement. The Seller shall, or shall cause one of its Affiliates (other than any member of the Company Group) to, indemnify the Buyer Indemnified Parties for any Losses based upon, attributable to, or resulting from (a) all Liabilities incurred for, arising out of, or relating to any Non-Income Taxes incurred with respect to any member of the Company Group and the Assets for all periods or portions thereof (as determined

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pursuant to this Section 5.3) ending at or prior to the Effective Time and (b) all Liabilities incurred for, or arising out of, or relating to any Non-Income Taxes incurred outside the ordinary course of business with respect to any member of the Company Group and the Assets for all periods or portions thereof between the Effective Time through the end of the day on the Closing Date. The Company Group shall bear all Non-Income Taxes incurred with respect to any member of the Company Group and the Assets for all periods beginning after the Effective Time (but not including any Taxes based upon, attributable to, or resulting from a transaction described in Section 4.6 or with respect to the Excluded Assets, Excluded Entities or Excluded Revenues). The Buyer shall indemnify the Seller Indemnified Parties from and against any Losses based upon, attributable to, or resulting from (1) all Liabilities incurred for, arising out of, or relating to (x) any Income Taxes incurred with respect to the Company Group or the Assets for all periods or portions thereof (as determined pursuant to this Section 5.3) beginning after the Closing Date and (y) all Non-Income Taxes incurred with respect to any member of the Company Group and the Assets for all periods or portions thereof (as determined pursuant to this Section 5.3) beginning at or after the Effective Time (but not including any Taxes based upon, attributable to, or resulting from a transaction described in Section 4.6 or with respect to the Excluded Assets, Excluded Entities or Excluded Revenues) and (2) the breach of any covenant or other agreement on the part of the Buyer contained in Section 5 of this Agreement. In the case of any Income Tax period that includes but does not end on the Closing Date and any Non-Income Tax period that includes but does not end at the Effective Time (each, a “Straddle Period”), (i) the portion of any Income Taxes allocable to the period up to and including the Closing Date shall be determined from the books and records of the members of the Company Group or their Affiliates, as applicable, as though the taxable year of the members of the Company Group terminated at the close of business on the Closing Date and (ii) Non-Income Taxes for a period that includes but does not end at the Effective Time shall be allocated based on the relative number of days in the Straddle Period prior to the Effective Time and including and after the Effective Time, except that production, severance and similar Taxes measured by the quantity of or the value of production shall be prorated based on the number of units or value of production actually produced and sold, as applicable, prior to the Effective Time and including and after the Effective Time. Notwithstanding the foregoing, Income Taxes and Non-Income Taxes indemnified pursuant to this Section 5.3 shall include Income Taxes and Non-Income Taxes of the Acquired Partnerships only to the extent allocated to a member of the Company Group (other than an Acquired Partnership) with respect to the relevant period.

5.4	Tax Returns.

5.4.1
The Seller shall file or cause to be filed all Tax Returns required to be filed by each member of the Company Group (other than an Acquired Partnership where the Seller or a member of the Company Group is not the “tax matters partner” (within the meaning of section 6231 of the Code) of such Acquired Partnership) or with respect to the Transferred Assets due on or before the Closing Date.  At least ten (10) Business Days prior to filing any such Tax Return with respect to Company Group Non-Income Taxes (other than with respect to the Transferred Assets and

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Excluded Assets, in each case if such Tax Return (1) includes assets or operations other than those owned by members of the Company Group after the Closing Date or (2) relates solely to the Excluded Assets), the Seller shall submit a copy of such Tax Returns (and any schedules, work papers and other documentation relevant to the preparation of such Tax Return) to the Buyer for the Buyer’s review and approval, which approval shall not be unreasonably withheld. Seller shall not file such return or cause such return to be filed until the earlier of either the receipt of written notice from Buyer indicating Buyer’s consent thereto, or the due date for such return (taking into account any valid extensions). If Buyer fails to approve any such Tax Return, such approval will be treated as unreasonably withheld unless such approval is not given because the Buyer or its Affiliates is adversely affected by a position taken by a member of the Company Group in the Tax Return and such position is not consistent with past practices of such member of the Company Group, unless required by Law. If the Buyer disputes any item on such Tax Return, it shall notify the Seller of such disputed item (or items) and the basis for its objection. The Parties shall act in good faith to resolve any such dispute prior to the date on which such Tax Return is required to be filed. If the Parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to the Seller and the Buyer. The fees and expenses of such accounting firm shall be borne equally by the Seller and the Buyer.

5.4.2
The Seller shall prepare or cause to be prepared (and the Buyer shall file or cause to be filed) all Tax Returns required to be filed by each member of the Company Group (other than an Acquired Partnership where the Seller or a member of the Company Group is not the “tax matters partner” (within the meaning of section 6231 of the Code) of such Acquired Partnership) or with respect to the Transferred Assets due after the Closing Date for all tax periods that end on or prior to the Closing Date.  At least ten (10) Business Days prior to filing any such Tax Return with respect to Company Group Non-Income Taxes (other than with respect to the Transferred Assets and Excluded Assets, in each case if such Tax Return (a) includes assets or operations other than those owned by members of the Company Group after the Closing Date or (b) relates solely to the Excluded Assets), the Seller shall submit a copy of any such Tax Returns (and any schedules, work papers and other documentation relevant to the preparation of such Tax Return) to the Buyer for the Buyer’s review and approval, which approval shall not be unreasonably withheld.  Seller shall not file such return or cause such return to be filed until the earlier of either the receipt of written notice from Buyer indicating Buyer’s consent thereto, or the due date for such return (taking into account any valid extensions).  If Buyer fails to approve any such Tax Return, such approval will be treated as unreasonably withheld unless such approval is not given because the Buyer or its Affiliates is adversely affected by a position taken by a member of the Company Group in the Tax Return and such position

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is not consistent with past practices of such member of the Company Group, unless required by Law. If the Buyer disputes any item on such Tax Return, it shall notify the Seller of such disputed item (or items) and the basis for its objection. The Parties shall act in good faith to resolve any such dispute prior to the date on which such Tax Return is required to be filed. If the Parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to the Seller and the Buyer. The fees and expenses of such accounting firm shall be borne equally by the Seller and the Buyer. The Seller shall pay to Buyer all Taxes due with respect to such Tax Return that are Seller’s responsibility under Section 5.3, if any, at least two Business Days before payment of Taxes is due to the Tax Authority in connection with the filing of such Tax Return.

5.4.3
Subject to Section 5.4.4, with respect to each Tax Return that is required to be filed for, by or with respect to a member of the Company Group or with respect to the Transferred Assets (other than an Acquired Partnership where the Buyer or a member of the Company Group is not the “tax matters partner” (within the meaning of section 6231 of the Code) of such Acquired Partnership) after the Closing Date for all tax periods beginning on or prior to and ending after the Closing Date, the Buyer shall cause such Tax Return to be prepared and timely filed with the appropriate Tax Authority and timely pay the amount of Taxes shown to be due on such Tax Return.  The Seller shall pay the Buyer its share of Taxes due with respect to such Tax Return, if any, computed in accordance with Section 5.3 at least two Business Days before payment of Taxes is due to the Tax Authority in connection with the filing of such Tax Return.  If the Buyer is indemnified for any portion of the Taxes related to a Tax Return pursuant to Section 5.3, the Buyer shall prepare and deliver to the Seller a copy of such return and any schedules, work papers and other documentation relevant to the preparation of such Tax Return not later than ten (10) Business Days before the date on which the Tax Return is due to be filed (taking into account any valid extensions) (the “Due Date”) or, in the case of any such Tax Returns due within forty (40) days after the Closing Date, as soon as reasonably practicable prior to filing any such Tax Return.  Buyer shall not file such return or cause such return to be filed until the earlier of either the receipt of written notice from Seller indicating Seller’s approval thereto approval (which approval shall not be unreasonably withheld), or the Due Date.  If Seller fails to approve any such Tax Return, such approval will be treated as unreasonably withheld unless such approval is not given because the Seller or its Affiliates is adversely affected by a position taken by a member of the Company Group in the Tax Return and such position is not consistent with past practices of such member of the Company Group, unless required by Law.  If the Seller disputes any item on such Tax Return, it shall notify the Buyer of such disputed item (or items) and the basis for its objection.  The Parties shall act in good faith to resolve any such dispute prior to the date

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on which such Tax Return is required to be filed. If the Parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to the Seller and the Buyer. The fees and expenses of such accounting firm shall be borne equally by the Seller and the Buyer.

5.4.4
With respect to each Tax Return relating to a period prior to or including the Closing Date, that is required to be filed after the Closing Date for, by or with respect to any consolidated, combined or unitary group of which a member of the Company Group is a member (but includes assets or operations of entities that are not members of the Company Group), the Seller shall cause such Tax Return to be prepared and shall cause such Tax Return to be timely filed with the appropriate Tax Authority and pay timely the amount of Taxes shown to be due on such Tax Return. However, with respect to each Tax Return relating to a period prior to or including the Closing Date, that is required to be filed after the Closing Date for, by or with respect to any consolidated, combined or unitary group of which a member of the Company Group is a member (but includes assets or operations of entities that are not members of the Company Group), in the event, the Buyer is required under applicable Law to file such Tax Return, (a) the Seller shall cause such Tax Return to be prepared, (b) the Buyer shall cause such Tax Return to be timely filed with the appropriate Tax Authority and (c) the Seller shall timely pay the amount of Taxes shown to be due on such Tax Return.

5.4.5
Except to the extent required by applicable Law, for so long as the Seller has an indemnity obligation for Taxes hereunder, neither the Buyer nor any of its Affiliates, including, after the Closing, each member of the Company Group, may amend any Tax Return of any member of the Company Group or with respect to the Transferred Assets with respect to any period prior to the Closing Date without the prior written consent of the Seller (such consent not to be unreasonably withheld, delayed or conditioned).

5.5	Responsibility for Tax Audits and Contests.

5.5.1
From and after the Closing Date, each of the Buyer, on the one hand, and the Seller, on the other hand, shall notify the other in writing of any pending or threatened audits, adjustments, claims, examinations, assessments or other proceedings with respect to Taxes of any member of the Company Group or with respect to Non-Income Taxes of the Transferred Assets (“Tax Contests”) which are reasonably likely to affect the Liability for Taxes of such other Party. If either Party fails to give such timely notice to the other Party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Contest to the extent such failure to give notice actually and materially adversely affects the other Party.

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5.5.2
If such Tax Contest relates solely to Taxes for which the Buyer is indemnified, in whole or in part, under Section 5.3, the Seller shall, at its expense, conduct and control the defense and settlement of such Tax Contest, however, the Seller shall keep the Buyer reasonably informed regarding such Tax Contest and shall not settle, compromise and/or concede any portion of such Tax Contest that is reasonably likely to affect the Tax Liability of the Buyer or any member of the Company Group for any period or portion thereof after the Closing Date (in the case of Income Taxes) or the Effective Time (in the case of Non-Income Taxes) without the consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned.

5.5.3
If such Tax Contest relates solely to Taxes for which the Seller is indemnified under Section 5.3, the Buyer shall, at its expense, conduct and control the defense and settlement of such Tax Contest, however, the Buyer shall keep the Seller reasonably informed regarding such Tax Contest and shall not settle, compromise and/or concede any portion of such Tax Contest that is reasonably likely to affect the Tax Liability of the Seller or any member of the Company Group for any period or portion thereof prior to or including the Closing Date (in the case of Income Taxes) or the Effective Time (in the case of Non-Income Taxes) without the consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

5.5.4
If such Tax Contest relates to Taxes for which both the Buyer and the Seller are indemnified under Section 5.3, the party with the greater potential indemnity obligation with respect to such Tax Contest shall, at its expense, conduct and control the defense and settlement of such Tax Contest, however, such party shall keep the other party reasonably informed regarding such Tax Contest and shall not settle, compromise and/or concede any portion of such Tax Contest that is reasonably likely to affect the Tax Liability or indemnity obligation hereunder of such other party without the consent of such other party, which consent shall not be unreasonably withheld, delayed or conditioned.

5.6
Tax Refunds. The Buyer agrees to pay to the Seller any refund (net of all applicable expenses) received after Closing by the Buyer or its Affiliates, including, after the Closing, each member of the Company Group, without interest (other than any interest paid by the relevant Tax Authority with respect to such refund), in respect of any Non-Income Taxes of any member of the Company Group or with respect to the Assets for a period ending prior to the Effective Time, including any portion of the Straddle Period ending at the Effective Time. The Seller shall repay to the Buyer the amount paid over pursuant to this Section 5.6 (plus any penalties, interest or other charges imposed by the relevant Tax Authority) in the event that the Buyer is required to repay such refund to such Tax Authority. This paragraph shall not be construed to

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require the Buyer to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the Seller or any other Person.

5.7
Tax Sharing Agreements. Any member of the Company Group’s participation in any Tax sharing agreement with the Seller or any other Person shall be terminated as of the Closing Date and shall have no further effect with respect to any period after the Closing Date.

5.8
Liability for Transfer Taxes. If any sales (including bulk sales), use, documentary, stamp, registration, transfer, conveyance, excise, recording, license, stock transfer stamps, or other similar taxes (“Transfer Taxes”) are incurred as a direct result of the Buyer’s purchase of the Units pursuant to this Agreement or any other transaction contemplated by this Agreement, the Seller shall be responsible for the payment of such Transfer Taxes. The party required by Law to file all necessary Tax Returns relating to such Transfer Taxes shall prepare and file such Tax Returns and the Buyer and the Seller shall each, and shall each cause their Affiliates to, cooperate in the timely preparation and filing of, and join in the execution of, any such Tax Returns. The Buyer, the Seller, and their respective Affiliates shall use their commercially reasonable efforts to mitigate, reduce, or eliminate any Transfer Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

5.9
Cooperation. The Seller and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and Representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

5.10
Section 754 Election. The Seller shall cause, or shall cause the appropriate Affiliate of the Seller to cause, Cardinal Gas Services, LLC and Utica East Ohio Midstream LLC to make (and shall request in writing that Ranch Westex JV LLC make) a valid election pursuant to Section 754 of the Code that will be in effect for the taxable year in which the Closing occurs and that will apply with respect to the transfer of interests in such partnership pursuant to this Agreement.

5.11	Sold Assets. For purposes of Section 5, any reference to Excluded Assets shall be deemed to include Sold Assets.

6. Conditions Precedent to Closing.

6.1
Conditions Precedent to Each Party’s Obligations. The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by such Party, on or prior to the Closing Date, of each of the following conditions:

6.1.1	Since the date of this Agreement, (i) there shall not have been commenced any Proceeding by any Governmental Body involving any challenge to, or

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seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement or any of the other Transaction Documents and (ii) no Proceeding by any Governmental Body shall have been commenced or Order has been issued that could reasonably be expected to restrain, prohibit, or make illegal this Agreement, the other Transaction Documents or the respective transactions contemplated by this Agreement or the other Transaction Documents.

6.1.2
There has been no Law or Order published, introduced, or otherwise proposed by or before any Governmental Body (including any rules and regulations of the Federal Trade Commission and the Antitrust Division of the Department of Justice) which would directly or indirectly prohibit the ability of any Party to perform in any material respect its obligations under, or adversely and materially affect the consummation of, this Agreement or any other applicable Transaction Document or the transactions contemplated hereby and thereby.

6.1.3	The waiting period (and any extension thereof) applicable to the Closing of the transactions pursuant to this Agreement under the HSR Act has expired or been terminated.

6.2
Conditions Precedent to Buyer’s Obligations.  The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by the Buyer, on or prior to the Closing Date, of each of the following conditions:

6.2.1
Each of the Seller’s representations and warranties in this Agreement are true and correct in all material respects (except for (i) representations or warranties qualified by materiality, Material Adverse Effect or similar qualifier (including through the use of any defined term containing any such qualifier) and (ii) the Fundamental Representations made by the Seller, which in each case of the foregoing clauses (i) and (ii), shall be true and correct in all respects subject to any such qualifiers contained therein), in each case on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case they shall be true and correct on and as of such specified date).

6.2.2
The Seller shall have performed and complied, in all material respects, with all obligations and agreements required to be performed and complied with by it on or prior to the Closing Date except that (i) the covenants and obligations set forth in Sections 4.6 shall have been performed and complied with in all respects and (ii) solely for purposes of this Section 6.2.2, Seller’s commercially reasonable efforts to comply with the covenants and obligations set forth in Section 4.11 shall be deemed to fully satisfy the condition in this Section 6.2.2 with respect to such covenants and obligations.

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6.2.3
Each of the Seller and the Company shall have performed and complied, in all material respects, with all obligations and agreements required to be performed and complied with by it on or prior to the Closing Date under the Midcon Agreement; and the Midcon Agreement shall be in full force and effect and the legal, valid, binding and enforceable obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by the Remedies Exception.

6.2.4	Each Seller Party shall have delivered each document required to be delivered by it to the Buyer under this Agreement.

6.2.5
There shall not have occurred after the date of this Agreement, a Material Adverse Effect, or any event or development that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.2.6	Each of the Consents identified on Schedule 1.4.7 shall have been obtained and be in full force and effect.

6.3
Conditions Precedent to the Seller’s Obligations. The obligations of the Seller to consummate the transaction contemplated by this Agreement are subject to the satisfaction or waiver by the Seller, on or prior to the Closing Date, of each of the following conditions:

6.3.1
Each of the Buyer’s representations and warranties in this Agreement are true and correct in all material respects (except for (i) representations or warranties qualified by materiality, Material Adverse Effect or similar qualifier (including through the use of any defined term containing any such qualifier) and (ii) the Fundamental Representations made by the Buyer, which in each case of the foregoing clauses (i) and (ii), shall be true and correct in all respects subject to any such qualifiers contained therein), in each case on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date).

6.3.2	The Buyer shall have performed and complied, in all material respects, with all obligations and agreements required to be performed and complied with by it on or prior to the Closing Date.

6.3.3	The Buyer shall have delivered each document required to be delivered by it to the Seller under this Agreement and paid the Closing Purchase Price.

7. Termination.

7.1	Termination. This Agreement may be terminated before the Closing Date: (a) by mutual written consent of the Buyer, on one hand, and the Seller, on the other;

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or (b) by either the Buyer, on one hand, or the Seller, on the other (the “Terminating Party”), upon notice to the other Party if:

7.1.1	the Closing has not occurred on December 31, 2012 (the “Outside Date”);

7.1.2
a court of competent jurisdiction or other Governmental Body has issued a final and nonappealable Order or has taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the consummation of this Agreement or other Transaction Documents; or

7.1.3
provided that the Terminating Party is not then in material breach of any of its representation, warranty, covenant, or other agreement contained in this Agreement, if any of the other Party’s representations, warranties, or covenants are inaccurate or have been breached or, if the Terminating Party is Buyer, if any of Seller’s covenants in paragraphs 4 and 5 in the Midcon Agreement are inaccurate or have been breached, and, in each case, such inaccuracy or breach: (a) is (i) not cured within the earlier of the Outside Date or fourteen days after written notice thereof, or (ii) incapable of being cured by the breaching party, and (b) is such that the conditions set forth in Sections 6.2.1 or 6.2.2 or 6.2.3, in the case the Buyer is the Terminating Party, or Sections 6.3.1 or 6.3.2, in the case the Seller is the Terminating Party, could not be satisfied.

7.2
Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, then (a) each of the Parties shall be relieved of their duties and obligations under this Agreement arising from and after such termination, and (b) such termination shall be without Liability to any Party; provided, however, that (i) the provisions of this Section 7.2, Section 9, and Section 10 shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing in this Section 7.2 shall relieve either the Seller or the Buyer of any Liability for a breach of this Agreement prior to the effective date of such termination.

8. Indemnification.

8.1
Survival of Representations and Warranties. Except as otherwise provided in this Agreement, including Section 5 and this Section 8, (a) the representations and warranties of the Parties contained in this Agreement and any certificate delivered pursuant hereto (other than the Fundamental Representations and as provided in clauses (b), (c), (d) and (e) below) shall survive for a period ending on the date that is 15 months after the Closing Date, (b) with respect to the representations and warranties of the Parties contained in Section 2.1 (Existence and Good Standing), Section 2.2 (Authorization of Agreement), Sections 2.3.1(a) and (b) (No Conflict, Third Party Consents); Section 2.4 (Capitalization), Section 2.5 (Subsidiaries), Section 2.16 (Brokers), Section 3.1 (Existence and Good Standing), Section 3.2 (Authorization of Agreement), Section 3.3 (No Conflict, Third Party Consents), or Section 3.5 (Brokers) (collectively, the “Fundamental Representations”) and the representations and warranties contained in

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Section 2.12 (Participation Agreements), and any such representations and warranties in any certificate delivered pursuant hereto, such representations and warranties shall survive indefinitely, (c) with respect to the representations and warranties set forth at Section 2.13 (Taxes) and Section 2.23 (Employee and Employee Benefit Plan Matters), and such representations and warranties in any certificate delivered pursuant hereto, such representations and warranties shall survive until 60 days following the expiration of the applicable statute of limitations, (d) with respect to the representations and warranties set forth in Section 2.6 (Matters Related to the Assets), Section 2.7 (Easements) and Section 2.15 (Environmental), and any such representations and warranties in any certificate delivered pursuant hereto, such representations and warranties shall survive for seven years after the Closing Date, and (e) with respect to the representations and warranties set forth at Section 2.27 (Reserves and Production) and 2.29 (Dedicated Acreage) and any such representations and warranties in any certificate delivered pursuant hereto, such representations and warranties shall each survive for five years following the Closing Date (the expiration of the survival period applicable to any such representations and warranties or the covenants described in Section 8.2 being referred to herein as the “Expiration Date”). Any obligations under Section 8.3 shall not terminate with respect to any Losses as to which the Indemnified Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Indemnifying Party in accordance with Section 8.5 before the applicable Expiration Date (it being agreed and understood that the obligations of the Parties under Section 8.3 shall terminate with respect to any Losses that are not so notified before the Expiration Date).

8.2
Survival of Covenants and Agreements. All Liabilities with respect to a failure to comply with the covenants and agreements of the Parties in this Agreement that, by their terms, are to be performed prior to Closing shall survive for a period of 15 months after the Closing. All Liabilities with respect to a failure to comply with the covenants and agreements contained in this Agreement that, by their nature, are to be performed after the Closing shall survive the Closing indefinitely unless a different survival period is indicated by their respective terms (in which case all Liabilities with respect to a failure to comply with such covenants shall survive for a period of 15 months following the expiration of such different survival period).

8.3	Indemnification Obligations.

8.3.1
Subject to the limitations set forth in Section 8.4, the Seller shall indemnify and hold harmless the Buyer, each member of the Company Group and each of their respective current and future Affiliates (including for these purposes the general partner of Buyer and its direct and indirect equity-holders, but excluding any such Person that is or becomes an Affiliate of the Buyer solely as a result of the purchase of publicly traded securities from the general public) and any of the respective officers, members, partners, directors, managers, employees, and Affiliates of the

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foregoing (collectively, the “Buyer Indemnified Parties”) from and against any of their respective Losses based upon, attributable to, or resulting from (including any and all Proceedings, demands, or assessments arising out of):

(a)
the failure of any of the representations or warranties made by the Seller in this Agreement, in the Transaction Documents (except to the extent any such Transaction Documents provide for separate or standalone indemnification or other remedies and without duplication of any separate indemnification under this Agreement, including, with respect to Taxes, Section 5 of this Agreement) or in any certificate delivered pursuant hereto or thereto, to be true and correct in all respects on and as of the date hereof and on and as of the Closing Date;

(b)
the breach of any covenant or other agreement on the part of the Seller under this Agreement, the Transaction Documents (except to the extent any such Transaction Documents provide for separate or standalone indemnification or other remedies and without duplication of any separate indemnification under this Agreement, including, with respect to Taxes, Section 5 of this Agreement) or in any certificate delivered pursuant hereto or thereto; and

(c)	any Excluded Liabilities.

8.3.2
Subject to the limitations set forth in Section 8.4, the Buyer shall indemnify and hold harmless the Seller and Seller’s current and future Affiliates (other than members of the Company Group) and any of their respective  officers, members, partners, directors, managers, employees, and Affiliates of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any of their respective Losses based upon, attributable to, or resulting from (including any and all Proceedings, demands, or assessments arising out of):

(a)
the failure of any of the representations or warranties made by the Buyer in this Agreement, in the Transaction Documents (except to the extent any such Transaction Documents provide for separate or standalone indemnification or other remedies and without duplication of any separate indemnification under this Agreement, including, with respect to Taxes, Section 5 of this Agreement) or in any certificate delivered pursuant hereto or thereto to be true and correct in all respects on and as of the date hereof and on and as of the Closing Date; and

(b)	the breach of any covenant or other agreement on the part of the Buyer under this Agreement (other than any covenant or other agreement on the part of the Buyer under Section 5), in the

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Transaction Documents (except to the extent any such Transaction Documents provide for separate or standalone indemnification or other remedies and without duplication of any separate indemnification under this Agreement, including, with respect to Taxes, Section 5 of this Agreement) or in any certificate delivered pursuant hereto or thereto.

8.3.3
In the event any Specified Matter exists or occurs on or following Closing, the Seller shall immediately upon written demand by Buyer pay to Buyer or its designee the corresponding Specified Payment in cash by wire transfer of immediately available funds in accordance with written instructions provided by Buyer.  The Parties agree that the Losses the Buyer would incur in the event of any Specified Matter would be difficult to determine and that each Specified Payment is not a penalty, but is liquidated damages in a reasonable amount sufficient to compensate the Buyer for the specifically delineated facts, circumstances, matters and outcome referred to in Schedule C with respect to such Specified Matter and upon the payment of the Specified Payment with respect to a Specified Matter, the Buyer Indemnified Parties shall not be entitled to seek indemnification hereunder in respect of the specifically delineated facts, circumstances, matters and outcome referred to in Schedule C with respect to such Specified Matter; provided, that notwithstanding the foregoing, (i) Seller shall separately indemnify the Buyer Indemnified Parties for any Losses based upon, attributable to, or resulting from (including any and all Proceedings, demands or assessments arising out of) prosecution, preparation, negotiation, defense or similar activities in respect of any dispute with any Person relating to a Specified Matter, including the fees of any attorneys, accountants, appraisers, or other costs, fees or expenses incurred by any Buyer Indemnified Party; and (ii) payment of the Specified Payment with respect to a Specified Matter shall not in any way limit or preclude any Buyer Indemnified Party’s right to indemnification pursuant to this Section 8 in respect of any facts, circumstances, matters or outcome other than the specifically delineated facts, circumstances, matters and outcome referred to in Schedule C with respect to any Specified Matter for which a Specified Payment was received.

8.3.4
Without limiting any other rights of the Parties hereunder, (a) in the event the aggregate capital expenditures and any other fees, costs and expenses of a type contemplated in the Initial Budget, including cost overruns (other than any lost revenues or profits or liquidated damages payable under Material Contracts) incurred (whether before or after Closing) to complete (“Construction Completion”) the development and construction of the Initial Project such that each component delineated in clauses (a) through (e) of the definition of Initial Project have commenced commercial operation (the “Covered Capex”) exceed $919,892,324 (the “Covered Capex Threshold”), Seller shall immediately upon written demand by

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Buyer pay to Buyer or its designee an amount equal to 49.0% (the “Covered Percentage”) of such excess by wire transfer of immediately available funds in accordance with written instructions provided by Buyer and (b) in the event the Covered Capex Threshold exceeds the Covered Capex at the time of Construction Completion, Buyer shall immediately upon written demand by Seller pay to Seller or its designee an amount equal to the Covered Percentage of such excess by wire transfer of immediately available funds in accordance with written instructions provided by Seller.

8.3.5
For purposes of this Section 5 and Section 8, materiality, material, material adverse effect, Material Adverse Effect and similar qualifiers contained in any representation, warranty, covenant or agreement or in any defined terms used therein (other than in Section 2.10(c), Section 8.4.6, Section 8.5.3 or in any certificate delivered pursuant 1.4.6 solely to the extent applicable to the condition set forth in Section 6.2.5), shall be disregarded in (i) determining any failure of any representation or warranty to be true and correct, or other inaccuracy, untruth or breach of the representations or warranties contained herein, (ii) the breach of any covenant or agreement, and (iii) calculating the amount of Loss suffered by an Indemnified Party.

8.4	Limitations on Indemnification.

8.4.1	The Seller shall not have any Liability under Section 8.3.1(a):

(a)
with respect to any individual claim involving Losses to any Buyer Indemnified Party of less than $100,000 (each a “De Minimis Claim”), unless such individual claim is related to one or more other claims which, in the aggregate together with such individual claim, involve Losses in excess of $100,000, in which case Seller shall have liability for the full amount of such claims (subject to the other limitations contained in this Section 8.4) and such claims shall not be considered De Minimis Claims (it being understood and agreed that notwithstanding anything in the foregoing to the contrary, for purposes of this Section 8.4.1, all claims related to any fact or circumstance that causes any representation or warranty made in any particular Section of this Agreement to be inaccurate shall be deemed to be related to all other claims related to such fact or circumstance); and

(b)
unless and until the aggregate amount of Losses incurred by the Buyer Indemnified Parties that are indemnifiable in accordance with Section 8.3.1(a) exceeds one percent (1.0%) of the Closing Purchase Price (the “Deductible”) and, in such event, the Seller shall be required to pay only the amount of Losses exceeding such Deductible.

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8.4.2	The Buyer shall not have any Liability under Section 8.3.2(a):

(a)	with respect to any De Minimis Claim; and

(b)
unless and until the aggregate amount of Losses incurred by the Seller Indemnified Parties that are indemnifiable in accordance with Section 8.3.2(a) exceeds the Deductible and, in such event, the Buyer shall be required to pay only the amount of Losses exceeding such Deductible.

8.4.3
No Party shall be required to indemnify any Indemnified Party under Section 8.3.1(a) or Section 8.3.2(a), as applicable, for an aggregate amount of Losses exceeding an amount equal to twenty percent (20%) of the Closing Purchase Price (the “Representations and Warranties Cap”) in connection with Losses related to the failure of such Party’s representations or warranties to be true and correct.

8.4.4
Notwithstanding anything in this Agreement to the contrary, (a) the limitations on indemnification set forth in Sections 8.4.1, 8.4.2, and 8.4.3 shall not apply to Losses related to the failure to be true and correct of any of the Fundamental Representations or the representations and warranties contained in Section 2.6 (Matters Related to the Assets), 2.7 (Easements), Section 2.12 (Participation Agreements), Section 2.13 (Taxes), Section 2.23 (Employment and Employee Benefit Plan Matters), Section 2.25 (Restrictions on Distributions) and Section 2.29 (Dedicated Acreage) and (b) the limitations on indemnification set forth in Sections 8.4.1(b) and 8.4.3 shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties contained in Section 2.15 (Environmental).

8.4.5
Following the Closing, any rights to indemnification pursuant to Section 8.3 based on representations, warranties, covenants or agreements in this Agreement, in any Transaction Document or in any certificate delivered pursuant hereto or thereto shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before, on or after the execution and delivery of this Agreement or the Closing.  The waiver of any condition based on the accuracy of any representation or warranty, or in the performance of or compliance with, any such covenant or agreement, shall not affect the right to indemnification or any other remedy based on such representations, warranties, covenants or agreements.

8.4.6
The amount of any indemnifiable Loss under Sections 8.3.1, 8.3.3 or 8.3.4 shall be reduced by (a) the net amount (after payment of all related expenses) of any insurance proceeds (other than those from self-insurance) realized by, paid to and actually recovered by any member of the

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Company Group or the Indemnified Party in respect of such Loss and (b) any net amounts (after payment of all related expenses) actually recovered from third parties with respect to such Loss, in each case of the foregoing clauses (a) and (b), after giving effect to any expenditures to obtain such payments and any applicable deductible or retention and resulting retrospective premium adjustment. In the event an Indemnified Party recovers under insurance policies or from third parties pursuant to the foregoing clauses (a) and (b), any portion of a Loss for which such Indemnified Party was previously indemnified hereunder, such Indemnified Party shall promptly pay over to the Indemnifying Party the net amount so recovered, but not in excess of any amount previously so paid to such Indemnified Party in respect of such Loss, and net of any amounts for which the Indemnified Party was not indemnified with respect to such Loss hereunder. Each Party shall use commercially reasonable efforts (i) to make applicable insurance claims, (ii) seek to recover available amounts described in the foregoing clauses (a) and (b) and (iii) keep the Indemnifying Party reasonably informed of the progress of any action taken in respect of the foregoing clauses (i) and (ii), in each case, with respect to any claim for which it is seeking indemnification pursuant to this Section 8; provided, that (x) for the avoidance of doubt, such commercially reasonable efforts shall not include any obligation to take any action that, in the reasonable and good faith judgment of the Indemnified Party or its Affiliates, would reasonably be expected to jeopardize any material relationship with any counterparty of such Indemnified Party or its Affiliates, or any Affiliates of such counterparty or result in any material risk of Liability to, or the occurrence or worsening of any Proceeding involving, such Indemnified Party or its Affiliates and (y) the costs and expenses incurred in connection with such commercially reasonable efforts shall be included in the calculation of indemnifiable Losses hereunder.

8.4.7
NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER THE BUYER, THE SELLER NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY (I) PUNITIVE OR EXEMPLARY DAMAGES OR (II) LOST PROFITS OR CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES EXCEPT, IN THE CASE OF THIS CLAUSE (II), TO THE EXTENT SUCH LOST PROFITS OR DAMAGES ARE (X) NOT BASED ON ANY SPECIAL CIRCUMSTANCES OF THE PARTY ENTITLED TO INDEMNIFICATION (IT BEING UNDERSTOOD AND AGREED THAT NOTHING RELATING TO THE NEW COMMERCIAL AGREEMENTS, INCLUDING THE ENTRY INTO SUCH AGREEMENTS BY THE PARTIES THERETO SHALL CONSTITUTE SPECIAL CIRCUMSTANCES HEREUNDER) AND (Y) THE NATURAL, PROBABLE AND REASONABLY FORESEEABLE RESULT OF THE EVENT THAT GAVE RISE THERETO OR THE

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MATTER FOR WHICH INDEMNIFICATION IS SOUGHT HEREUNDER, REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT, EXCEPT IN EACH CASE OF THE FOREGOING CLAUSES (I) AND (II), TO THE EXTENT ANY SUCH LOST PROFITS OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY FOR WHICH IT IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

8.4.8
The Buyer shall not, and shall cause any of its Subsidiaries that is party to such New Commercial Agreement not to, (a) seek to recover under such New Commercial Agreement in accordance with the cost of service provisions set forth therein any Loss for which the Buyer Indemnified Parties have been indemnified by Seller in full hereunder and (b) seek indemnification hereunder for any Loss to the extent any of its Subsidiaries has included such Loss as a cost of service under a New Commercial Agreement, without dispute or failure to pay in respect thereof by any producer thereunder.  For the avoidance of doubt, and notwithstanding anything to the contrary hereunder or thereunder, nothing in this Agreement or any other Transaction Document shall require a Buyer Indemnified Party to submit any Loss (whether or not indemnified hereunder) pursuant to the cost of service provisions under any New Commercial Agreement, or to otherwise seek to recover any Loss pursuant to the cost of service provisions under any New Commercial Agreement, rather than this Agreement or this Agreement rather than pursuant to the cost of service provisions under any New Commercial Agreement.

8.4.9
In no event shall any Party or any Indemnified party be entitled to recover any Losses under one Section or provision of this Agreement to the extent (a) such Person has already recovered the full amount of such Losses pursuant to another Section or provision of this Agreement or (b) such Losses have otherwise previously been satisfied and discharged in full by an Indemnifying Party pursuant to this Agreement.

8.5	Indemnification Procedures.

8.5.1
A claim for indemnification for any matter not involving a Third Party Claim may be asserted by prompt notice (a “Claim Notice”) by the Buyer Indemnified Party or the Seller Indemnified Party seeking indemnification (the “Indemnified Party”) to the Party from whom indemnification is sought (the “Indemnifying Party”); provided, however, that failure to so notify the Indemnifying Party shall not preclude the Indemnified Party from any indemnification which it may claim in accordance with this Section 8 except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure. The Indemnifying Party shall, within 30 days after its receipt of a Claim Notice, notify the Indemnified Party in writing whether the Indemnifying Party admits or

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disputes the claim described in the Claim Notice. If the Indemnifying Party gives written notice that it admits the indemnification claim described in the Claim Notice, then the Indemnified Party shall be entitled to indemnification pursuant to the provisions of this Section 8, and subject to the limitations hereof, with respect to the estimated amount of Losses stated in the Claim Notice. If the Indemnifying Party notifies the Indemnified Party in writing that it disputes the claim for indemnification, or that it admits the entitlement of the Indemnified Party to indemnification under this Section 8 with respect thereto but disputes the amount of the Losses in connection therewith, then in either of such cases the indemnification claim described in the Claim Notice shall be a disputed indemnification claim that must be resolved by settlement between the Indemnified Party and the Indemnifying Party or by Proceedings commenced in an appropriate court of competent jurisdiction by either the Indemnifying Party or the Indemnified Party or by any other mutually agreeable method.

8.5.2
In the event that any Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 8.3 (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the assertion of such Third Party Claim. The failure of the Indemnified Party to give timely notice of any Third Party Claim shall not release, waive, or otherwise affect the Indemnifying Party’s obligations with respect thereto, except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure. Subject to the provisions of this Section 8.5, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle, or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder; provided, however, that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its unqualified obligation to indemnify the Indemnified Party as provided hereunder. If the Indemnifying Party elects to defend against, negotiate, settle, or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within 10 days prior to the time any response to a Third Party Claim is required, and in any event within thirty days of the Indemnified Party’s receipt of written notice of the assertion of such Third Party Claim, notify the Indemnified Party of its intent to do so; provided, however, that the Indemnifying Party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the Indemnifying Party (a) elects not to defend against, negotiate, settle, or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, (b) fails to notify the Indemnified Party of its election as herein provided, or (c) contests its obligation to indemnify the Indemnified Party for such Losses under this

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Agreement, the Indemnified Party shall defend against, negotiate, settle, or otherwise deal with such Third Party Claim in good faith and, upon reasonable request of the Indemnifying Party, shall inform such Indemnifying Party of material developments with respect to such Third Party Claim and shall permit the Indemnifying Party to consult with the counsel for the Indemnified Party (but only to the extent such communications do not result in the loss of any privilege) regarding such Third Party Claim. If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the expenses of defending such Third Party Claim upon submission of periodic bills. If the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that the Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (x) so requested by the Indemnifying Party to participate or (y) in the reasonable opinion of either party’s counsel, a material conflict exists, or a potential material conflict may be reasonably expected to exist, between the Indemnified Party and the Indemnifying Party such that one counsel could not effectively represent both parties’ interest; provided further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim. The Parties agree to provide reasonable access to each other Party to such documents and information as may reasonably be requested in connection with the defense, negotiation, or settlement of any such Third Party Claim. Notwithstanding anything in this Section 8.5 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other, settle or compromise any Third Party Claim (including any settlement that includes equitable remedies) or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all Losses in respect of the Third Party Claim. If the Indemnifying Party makes any payment on any Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim.

8.5.3
If the Seller reasonably determines that any member of the Company Group has a claim or cause of action, or in connection with the defense of any Third Party Claim, a defense or counterclaim, against a third party primarily relating to any transfer, sale or disposition, prior to the Closing, of equity or assets outside the ordinary course of business by any member of the Company Group to such third party, or primarily relating to any Excluded Assets, the Buyer shall, and shall cause appropriate members of the Company Group for so long as such members are Governance Controlled Affiliates of the Buyer to, use commercially reasonable efforts

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to cooperate with the Seller, at the Seller’s sole cost and expense, in the assertion, litigation, negotiation and settlement of such claim, cause of action, defense or counterclaim, for the benefit of and as reasonably directed by the Seller, including by providing access to documents and information reasonably requested in connection therewith. To the extent such documents and information are subject to an attorney-client or other privilege, then such access shall nonetheless be provided, but only with respect to such documents and information in existence at the Closing and solely to the extent that a joint defense agreement or other arrangement reasonably satisfactory to the Parties has been entered into such that such privilege shall not be lost or waived by virtue of such access. In the event such claim, cause of action, defense or counterclaim relates to a matter which has given rise to an indemnifiable Loss of any Buyer Indemnified Party, the Buyer and the Company Group shall not be required to provide such cooperation or access unless and until the Seller has made the acknowledgement pursuant to Section 8.5.2 with respect to such matter and is providing indemnification in accordance herewith, and the proceeds of any such claim or cause of action shall first be applied to satisfy the indemnification of such Loss and any other indemnifiable Losses for as to which notice has been given pursuant hereto. For the avoidance of doubt, such commercially reasonable efforts shall not include any obligation to take any action that, in the reasonable and good faith judgment of the Buyer or any member of the Company Group or their respective Affiliates, would reasonably be expected to jeopardize any material relationship with any counterparty of the Buyer, any member of the Company Group or their respective Affiliates, or any Affiliates of such counterparty, or result in any material risk of Liability to, or the occurrence or worsening of any Proceeding involving, Buyer, any member of the Company Group or their respective Affiliates.

8.5.4
After (a) any final decision, judgment, or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, (b) a settlement shall have been consummated, or (c) the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.

8.6
Acknowledgements; Exclusive Remedies. The Parties acknowledge and agree that, except in the case of fraud or intentional misrepresentation, or for separate or standalone indemnification or other remedies under the Transaction Documents, from and after the Closing, their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement, including statutory or other claims arising under Environmental Laws, but excluding claims to be resolved pursuant to Section 1.7, shall be pursuant to the indemnification provisions set forth in Section 5 of this Agreement or this Section 8, as the case

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may be; provided, however, that nothing herein shall limit the rights of a Party to seek and obtain injunctive relief in accordance with Section 9.4. In furtherance of the foregoing, the Parties hereby waive and release from and after the Closing, for themselves and for the Company, to the fullest extent permitted by Law, any and all rights, claims, and causes of action (other than any claim of fraud or intentional misrepresentation, or for separate or standalone indemnification or other remedies under the Transaction Documents), with respect to the subject matter of this Agreement, they may have against the other Parties, their respective Affiliates and their respective officers, directors, managers, employees, members, agents, and Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 8. For the avoidance of doubt and notwithstanding anything in the foregoing, nothing in this Section 8.6 shall limit any claims, remedies or rights of the parties to the New Commercial Agreements arising thereunder.

8.7	Payments. Any payments made under Sections 5 or 8 shall be treated as adjustments to the Closing Purchase Price for all Tax purposes, unless otherwise required by Law.

9. Miscellaneous.

9.1
Binding Provisions; Assignment. This Agreement and all of the covenants and agreements contained in this Agreement shall be binding upon and inure to the benefit of the Parties hereto and, except as provided herein, their respective successors and assigns. This Agreement may not be assigned (a) by any Seller Party that is a party hereto without the prior written consent of the Buyer or (b) by the Buyer without the prior written consent of the Seller, except that the Buyer may assign this Agreement or its rights and obligations hereunder to any of its Affiliates. The Party making any such assignment shall remain primarily liable with respect to any of its obligations so assigned. Any attempt to assign this Agreement in a manner prohibited by this Section 9.1 shall be void.

9.2
Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than Delaware. Each Party hereby agrees that service of summons, complaint, or other process in connection with any Proceedings contemplated hereby may be made by registered or certified mail addressed to such Party at the address specified pursuant to Section 9.6. Each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware, or in the event, but only in the event, that such court does not have jurisdiction over such action or proceeding, to the exclusive jurisdiction of the Delaware Court of Chancery (or, in the event that such court does not have jurisdiction over such action or proceeding, to the exclusive jurisdiction of the Delaware Superior Court), (collectively, the “Courts”) for the

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purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such Courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 9.6 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity. Notwithstanding the foregoing and without limiting Section 9.5, Seller agrees that it will not bring any Proceeding, whether in Contract or in tort, at Law, or otherwise, against any Financing Source Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the financing of the transactions contemplated by this Agreement, in any forum other than the United States District Court for the Southern District of New York or, in the event, but only in the event, that such court does not have jurisdiction over such action or proceeding, the Supreme Court of the State of New York, County of New York (and appellate courts thereof). EACH PARTY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH. SELLER HEREBY FURTHER WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT BY ANY PARTY AGAINST ANY FINANCING SOURCE PARTY IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT OR RELATING IN ANY WAY TO THE FINANCING OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Buyer acknowledges that as between it and any Financing Source Party, the forum selection and jury trial waiver provisions of any commitment documents or agreements between them, as the case may be, shall govern any Proceedings among them that arise out of or relate to this Agreement or the financing of the transactions contemplated hereby. Each Financing Source Party shall be a third party beneficiary of this Section 9.2.

9.3
Severability. Each provision of this Agreement shall be considered severable, and if for any reason any provision of this Agreement is determined to be invalid and contrary to any existing or future Law, such invalidity shall not impair the operation of or affect those portions of this Agreement that are valid.

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9.4
Specific Performance. Each of the Seller and the Buyer acknowledges and agrees that the other Party would be damaged irreparably, and would have no adequate remedy at Law, in the event any of the provisions of this Agreement or not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the Seller and the Buyer agrees that the other Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, this being in addition to any other remedies to which such other Party is entitled at Law or in equity, without proof of actual damages or any obligation to post any bond or other security as a prerequisite to obtaining equitable relief. Each of the Seller and the Buyer agrees not to dispute or resist any such application for relief on the basis that the other Party has an adequate legal remedy at Law or that damage arising from such non-performance or breach is not irreparable. If a court of competent jurisdiction has declined to specifically enforce the obligations of a Party to consummate the transactions contemplated hereunder pursuant to a claim for specific performance brought against such Party pursuant to this Section 9.4, then the other Party may pursue any other remedy available to it at Law or in equity, including monetary damages (which the Parties agree may not be limited to reimbursement of expenses or out-of-pocket costs and may take into account relevant matters, including other transaction opportunities and the time value of money).

9.5
No-Recourse. Except as otherwise expressly set forth in this Agreement or the Transaction Documents, each of the parties, on behalf of itself and its Affiliates, covenants, agrees and acknowledges that (i) no Person other than the express parties hereto or thereto shall have any obligation or Liability hereunder, under any of the Transaction Documents or under any certificate delivered pursuant hereto or thereto, and (ii) the parties and their Affiliates and Representatives shall have no rights of recovery in respect hereof or thereof against, no recourse in respect hereof or thereof shall be had against, and no personal Liability in respect hereof or thereof shall attach to, any Party, or member of the Company Group (other than any party to any of the Transaction Documents to the extent of its obligations thereunder to the other parties thereto or express third party beneficiaries thereof), any Financing Source Party or any former, current or future Affiliate, general or limited partner, member, equity-holder, Representative, director, officer, agent, manager, assignee or employee of any party, of any Party or member of the Company Group, any Financing Source Party or of any Affiliate of any of the foregoing, or any of their respective successors or permitted assignees (excluding any party to the Transaction Documents to the extent of its obligations thereunder to the other parties thereto or express third party beneficiaries thereof, collectively, “Non-Recourse Persons”), whether by or through attempted piercing of the “corporate veil”, by or through a claim (whether in tort, Contract, at Law, in equity or otherwise) by or on behalf of any party against any Non-Recourse Person, by the enforcement of any judgment, fine or penalty or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise. Notwithstanding anything herein to the contrary, other than (a) any equity financing source party to the Master

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Confidentiality Agreement to the extent of such party’s obligations under the Master Confidentiality Agreement to the other parties thereto or express third party beneficiaries thereof or (b) any equity financing source party to the Transportation Agreement to the extent of such party’s obligations under the Transportation Agreement to the other parties thereto or express third party beneficiaries thereof, Seller and its Affiliates hereby waive any and all rights and claims against any Financing Source Party in connection with this Agreement or the financing of the transactions contemplated hereby, whether in tort, Contract, at Law, in equity or otherwise. The Non-Recourse Persons (including the Financing Source Parties) shall be express third party beneficiaries of this Section 9.5 with the power to enforce this Section 9.5 as if expressly party hereto.

9.6
Notices. Except as otherwise provided in this Agreement, all notices, consents, waivers and other communications required or permitted to be given under this Agreement shall be sufficient and deemed delivered if in writing, as follows: (a) by personal delivery to the Party entitled to receive it; (b) by United States mail in a sealed envelope addressed to the Party with postage prepaid, in which case such notice, consent, waiver, or other communication shall be deemed given 3 days following the date of its mailing; (c) by Federal Express or any other reputable overnight carrier, in which case the notice, consent, waiver, or other communication shall be deemed to be given as of the date it is delivered; or (d) by confirmed facsimile or electronic mail transmission, in which case the notice, consent, waiver, or other communication shall be deemed given as of the date of transmission. All notices shall be addressed as follows:

If to the Buyer:
Access Midstream Partners, L.P.
900 N.W. 63rd Street
Oklahoma City, Oklahoma 73118
Attn: J. Mike Stice
Attn: Regina Gregory
Facsimile No.: (405) 849-6134
Email: mike.stice@accessmidstream.com
regina.gregory@accessmidstream.com

With a copy to:

Latham & Watkins LLP
885 3rd Avenue
New York, NY  10022
Attn:  Edward Sonnenschein
         Eli Hunt
Facsimile No.: (212) 751-4864
Email:  ted.sonnenschein@lw.com
           eli.hunt@lw.com

If to the Seller:	Chesapeake Midstream Development, L.P. 6100 North Western Avenue

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Oklahoma City, Oklahoma  73118
Attn:  Nick Dell'Osso
Facsimile No.: (405) 840-6125
Email:  nick.dellosso@chk.com

With a copy to:

Commercial Law Group, P.C.
5520 North Francis Avenue
Oklahoma City, Oklahoma  73118
Attn:  Mr. Ray Lees
Telephone: (405) 254-5725
Facsimile: (405) 232-5553
Email:  rlees@clgroup.org

Any Party may specify a different address, by written notice to the other Parties. The change of address shall be effective upon the other Parties’ receipt of the notice of the change of address.

9.7
Counterparts. This Agreement may be executed in two or more counterparts, any one of which counterparts need not contain the signatures of more than one party, each one of which counterparts constitutes an original, and all of which counterparts taken together constitute one and the same instrument. A copy of an original signature delivered by facsimile or other electronic transmission (including e-mail) shall be considered an original signature. Any Person may rely on a copy or reproduction of this Agreement, and an original shall be made available upon a reasonable request.

9.8
Prior Agreements; Entire Agreement. This Agreement and the other Transaction Documents supersede all prior understandings, agreements, or representations by or among the Parties, written or oral with respect to the subject matter hereof and thereof. Without limiting the foregoing, the Parties formally acknowledge and agree that (i) each of the Transaction Documents were, at the time of execution, and continue to be, executed and delivered in connection with each of the other Transaction Documents and the transactions contemplated thereby, (ii) the performance of each of the Transaction Documents and expected benefits therefrom are a material inducement to the willingness of the Parties to enter into and perform the other Transaction Documents and the transactions described therein, (iii) the Parties would not have been willing to enter into any of the Transaction Documents in the absence of the entrance into, performance of and the economic interdependence of, the Transaction Documents, (iv) the execution and delivery of each of the Transaction Documents and the rights and obligations of the parties thereto are interrelated and part of an integrated transaction being effected pursuant to the terms of the Transaction Documents, (v) irrespective of the form such documents have taken, or otherwise, the transactions contemplated by the Transaction Documents are necessary elements of one and the same overall and integrated transaction, (vi) the transactions contemplated by the Transaction

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Documents are economically interdependent, (vii) it is the intent of the Parties that they have executed and delivered the Transaction Documents with the understanding that the Transaction Documents constitute one unseverable and single agreement and (viii) each Party will cause any of its successors or permitted assigns of any Transaction Document that constitutes an Affiliate of such Party or a transferee of all or substantially all of the gas exploration and production assets of Chesapeake Energy Corporation and all of the Chesapeake Entities (in any case, the “Gas Business”) whether by sale, transfer, merger, consolidation, operation of law, or otherwise (in any such case, the “Gas Business Transfer”), to expressly acknowledge and agree (mutatis mutandis with respect to such successor or permitted assign's adherence to the obligations of the Party hereunder) to the matters referred to in this Section 9.8 prior to any assignment or transfer of any Transaction Document (or rights, duties, obligations or liabilities thereunder), by operation of law, or otherwise; provided, however, that notwithstanding anything to the contrary contained in this Section 9.8, (1) nothing in this Section 9.8 shall prohibit, restrict or otherwise limit any assignment of any Transaction Document (or rights, duties, obligations or liabilities thereunder) in accordance with its contractual terms or any Change of Control of a party thereto (to the extent permitted by such Transaction Document), (2) if a Transaction Document is wholly or partially assigned by a party thereto that is a Chesapeake Entity in accordance with its contractual terms and the assignee does not constitute a Chesapeake Entity, other than in connection with a Gas Business Transfer or a Change of Control of Chesapeake Energy Corporation (or its successors or assigns) or a Change of Control of one or more Chesapeake Entities which together own the Gas Business, then, from and after the effective date of such assignment, such Transaction Document (to the extent assigned) shall constitute an independent instrument that is unrelated to any other Transaction Document and such Transaction Document (to the extent assigned) and the transactions contemplated thereby shall no longer be, or be deemed to be, (x) interrelated with any other Transaction Document, (y) part of an integrated transaction effected pursuant to the terms of the Transaction Documents or (z) economically interdependent with respect to any other Transaction Documents or any transactions contemplated by any other Transaction Document, (3) if a party to a Transaction Document that is a Chesapeake Entity undergoes a Change of Control in accordance with the terms of such Transaction Document, other than in connection with a Gas Business Transfer or a Change of Control of Chesapeake Energy Corporation (or its successors or assigns) or a Change of Control of one or more Chesapeake Entities which together own the Gas Business, and, after giving effect to such Change of Control, such party is Governance Controlled by a Person other than a Chesapeake Entity, then, from and after the effective date of such Change of Control, such Transaction Document shall constitute an independent instrument that is unrelated to any other Transaction Document and such Transaction Document and the transactions contemplated thereby shall no longer be, or be deemed to be, (x) interrelated with any other Transaction Document, (y) part of an integrated transaction effected pursuant to the terms of the Transaction Documents or (z) economically interdependent with respect to

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any other Transaction Documents or any transactions contemplated by any other Transaction Document, and (4) if any Chesapeake Entity assigns to any Person that is not a Chesapeake Entity an interest in any oil and gas assets that are dedicated to any Transaction Document in accordance with the terms of such Transaction Document, other than in connection with a Gas Business Transfer or a Change of Control of Chesapeake Energy Corporation (or its successors or assigns) or a Change of Control of one or more Chesapeake Entities which together own the Gas Business, then, from and after the effective date of such assignment, such Transaction Document shall constitute an independent instrument that is unrelated to any other Transaction Document and such Transaction Document and the transactions contemplated thereby shall no longer be, or be deemed to be, (x) interrelated with any other Transaction Document, (y) part of an integrated transaction effected pursuant to the terms of the Transaction Documents or (z) economically interdependent with respect to any other Transaction Documents or any transactions contemplated by any other Transaction Document. For the avoidance of doubt, the parties acknowledge that nothing in this Section 9.8 will affect any provision in any Transaction Document with respect to assignment, change of control, transfer or similar events.

9.9
No Third-Party Beneficiaries. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of the Parties hereto, and their respective successors and permitted assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, except that (i) Section 5 and Section 8 shall inure to the benefit of the Indemnified Parties in accordance with the terms thereof; (ii) Section 9.5 shall inure to the benefit of the Non-Recourse Persons (including the Financing Source Parties) in accordance with the terms thereof; (iii) Section 4.17 shall inure to the benefit of any Credit Support Provider that does not constitute the Seller in accordance with the terms thereof; (iv) Sections 9.2 and 9.10 shall inure to the benefit of the Financing Source Parties in accordance with the terms thereof and (v) the other Sections of this Agreement shall inure to the benefit of the Indemnified Parties, Non-Recourse Persons, Financing Source Parties, and Credit Support Providers that do not constitute Seller, to the extent relating to their respective third party beneficiary rights under the foregoing Sections described in clauses (i) through (iv). Except for the Indemnified Parties, the Non-Recourse Persons (including the Financing Source Parties) and any such Credit Support Provider to the extent expressly provided in the preceding sentence, no Person shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any other Party or Non-Recourse Person (including the Financing Source Parties).

9.10
Amendment of Agreement. No change or modification to this Agreement shall be valid unless the same is in writing and signed by the Buyer and the Seller. If there is a waiver of any provision of this Agreement, the remainder of this Agreement shall be unaffected. No course of dealing or course of conduct between or among any Persons having any interest in this Agreement shall be deemed effective to

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modify, amend, or waive any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. Notwithstanding anything to the contrary contained herein, Sections 9.2, 9.5, 9.9 and this Section 9.10 as it relates thereto (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Sections 9.2, 9.5, 9.9 or this Section 9.10 as it relates thereto) may not be amended, modified, waived or terminated in a manner that adversely impacts in any respect the Financing Source Parties without the prior written consent of the Financing Sources.

9.11
Waiver. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom may be granted, only by a written document executed by the Party or Parties granting such waiver or giving such consent. Any such waiver or consent and any other waiver or consent provided for in this Agreement shall be granted in such Party’s sole discretion, unless otherwise expressly provided herein. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given or granted, and shall not constitute a continuing waiver or consent. No failure or delay by a Party to exercise any right, power, or remedy under this Agreement, and no course of dealing among the Parties, shall operate as a waiver of any such right, power, or remedy of the Party. No single or partial exercise of any right, power, or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power, or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power, or remedy under this Agreement. The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving the notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving the notice or demand to any other or further action in any circumstances without the notice or demand.

9.12
Interpretation. The Parties acknowledge and agree that (a) each Party and the Party’s counsel has reviewed, or has had the opportunity to review, the terms and provisions of this Agreement, (b) any rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be used to interpret this Agreement, and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

9.13
Expenses. Except as otherwise set forth in this Agreement, each Party shall pay its own respective fees and expenses (including the fees of any attorneys, accountants, appraisers, or others engaged by such Party) in connection with the preparation or enforcement of, or of any requests for consents or waivers under,

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this Agreement, including any amendments or waivers to this Agreement; provided, however, that the prevailing Party in any dispute hereunder shall be entitled to recover its reasonable attorney fees and costs from the Party against which such prevailing Party brings a dispute and; provided, further, that the Seller shall pay all Transaction Expenses incurred by any member of the Company Group.

9.14	Further Assurances. Each Party shall cooperate and take such action as may be reasonably requested by each other Party in order to carry out the provisions and purposes of this Agreement.

9.15
Inducement; Reliance. Each Party acknowledges that (a) it has agreed to enter into this Agreement in order to induce each other Party to enter into, and as a condition to the transactions contemplated by, this Agreement and (b) it is relying on the other Parties’ entry into this Agreement in agreeing to enter into this Agreement.

9.16
Confidentiality. The Parties acknowledge and agree that each has executed and delivered concurrently herewith the Master Confidentiality Agreement, which shall to the extent set forth therein apply to this Agreement, the Transaction Documents and the transactions contemplated herein and therein.

9.17
Sealed Instrument. The Parties acknowledge and agree that, solely with respect to the Fundamental Representations, it is their intent that this Agreement be, and that it will be treated and construed as, a sealed instrument under Delaware law, including the statute of limitations applicable to sealed instruments. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Transaction Document, the Parties acknowledge and agree that it is not their intent that this Agreement alter, extend or otherwise modify, or be treated or construed as altering, extending or otherwise modifying, any survival period under this Agreement or the other Transaction Document or any statute of limitations under applicable Law (including Delaware law), except to the extent provided in the immediately preceding sentence with respect to the Fundamental Representations. No Party shall, and each Party shall cause its Affiliates not to, take a position that is inconsistent with this Section 9.17, whether before any Governmental Body or otherwise.

10. Definitions. As used in this Agreement, the following terms shall have the following meanings, (and the definitions set forth in Section 1.11 shall be incorporated into this Section 10):

“Accounting Firm” has the meaning set forth in Section 5.2.3.

“ACMP Guarantor” has the meaning set forth in the ACMP Guaranty.

“ACMP Guaranty” has the meaning set forth in Section 1.5.7.

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“Acquired Partnerships” means Cardinal Gas Services, LLC, Utica East Ohio Midstream LLC and Ranch Westex JV LLC.

“Affiliate” means with reference to any other Person, (a) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (b) any officer, director, member, manager, or partner of such Person, or (c) if such other Person is an officer, director, member, manager, or partner, any company for which such Person acts in any such capacity. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise.  For purposes of this Agreement, the members of the Company Group shall be deemed to be Affiliates of Seller through the Closing, but shall not be deemed to be Affiliates of Seller following the Closing.

“Agreement” means this Unit Purchase Agreement together with all Exhibits and Schedules delivered in connection herewith.

“AMGS” has the meaning set forth in Section 4.6.

“Arkansas Midstream” has the meaning set forth in Section 4.6.

“Asset, Liability and Equity Transfer” has the meaning set forth in Section 4.6.

“Assets” means the assets, properties, privileges and interests of whatever kind or nature, real, personal or mixed, tangible or intangible, and wherever located, that are owned, leased or licensed by the members of the Company Group, (i) including the percentage interest owned by each member of the Company Group in the Gathering Systems, (ii) including the Transferred Assets and (iii) excluding the Excluded Assets.

“Assignment and Assumption Agreement” has the meaning set forth in Section 1.4.3.

“Audited Financial Statements” has the meaning set forth in Section 2.17.1.

“Base Purchase Price” means $2,009,550,000.

“Basin” means each of the Niobrara basin, Marcellus basin, Utica basin, Haynesville basin and Eagle Ford basin, as each such basin is described on the maps provided by Seller to Buyer prior to the date hereof.

“Benefit Plans” means any employee benefit plan, as defined in Section 3(3) of ERISA and any other employee benefit or compensation plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral), including, without limitation, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock or other equity-based compensation plans, policies, programs, practices or arrangements,

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and any bonus or incentive compensation plan, severance, Change of Control, termination pay, deferred compensation, profit sharing, holiday, cafeteria, medical, disability or other employee benefit plan, program, policy, practice, agreement or arrangement (but excluding workers compensation benefits (whether through insured or self-insured arrangements) and directors and officers liability insurance).

“Business” means (i) the operations and business currently conducted by the Company Group and as conducted from the Third Quarter Effective Time through and including the Closing Date in the ordinary course of business in accordance with this Agreement, other than the operations and business conducted with respect to the Excluded Assets, Sold Assets or by the Excluded Entities or (ii) the current ownership and operation of the Transferred Assets as owned and operated from the Third Quarter Effective Time through and including the Closing Date in the ordinary course of business in accordance with this Agreement.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which the Federal Reserve system is closed.

“Buyer” has the meaning set forth in the Preamble to this Agreement.

“Buyer Disclosure Schedule” means all the Schedules delivered by the Buyer concurrently with the execution and delivery of this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.3.1.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., as amended.

“Certain U.S. Sanctioned Nations” has the meaning set forth in Section 2.21.

“Change of Control” means, with respect to any Person (as used in this definition, the “Subject Person”), any single or series of related transactions that result in a Person (or Persons acting in concert) who did not possess Governance Control over such Subject Person prior to the consummation of such single or series of related transactions assuming or otherwise obtaining Governance Control over such Subject Person; provided, however, that neither the commencement nor the result of any Proceeding or similar process shall constitute a “Change of Control”.

“Chesapeake Entity” means any Affiliate of Chesapeake Energy Corporation (which shall in any event, subject to the following exception, include Seller and its Affiliates), except for any member of the Company Group.

“Claim Notice” has the meaning set forth in Section 8.5.1.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

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“Closing Purchase Price” has the meaning set forth in Section 1.2.

“Closing Statement” has the meaning set forth in Section 1.6.1.

“Closing System Dedicated Net Acres” has the meaning set forth in Section 2.29.

“CMH” has the meaning set forth in Section 4.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preliminary Statements to this Agreement.

“Company Group” has the meaning set forth in the Preliminary Statements to this Agreement.

“Company Group Contracts” means each of (i) the Meter Agreements (as such term is defined in Schedule 2.6.2(c)) and (ii) the Gas Compression Master Service Agreement between, USA Compression Partners, LLC and Chesapeake Operating, Inc., dated November 1, 2008 and corresponding Exhibit A to Master Service Agreement between USA Compression Partners, LLC  and Chesapeake Appalachia, L.L.C., dated 2009.

“Company Subsidiaries” has the meaning set forth in the Preliminary Statements to this Agreement.

“Competing Transaction” has the meaning set forth in Section 4.12.

“Consent” means any authorization, consent, approval, clearance, filing, waiver, exemption, preferential right to purchase, right of first offer, right of first refusal or similar rights, or other action by or notice to any Person.

“Consent Excluded Assets” means each of the real property interests identified with an asterisk on any of the following exhibits to the Assignment and Assumption Agreement:  Exhibit A, Exhibit B, Exhibit C, Exhibit D.

“Consideration Excess” has the meaning set forth in Section 1.7.4.

“Consideration Shortfall” has the meaning set forth in Section 1.7.4.

“Construction Completion” has the meaning set forth in Section 8.3.4.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of Indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract, or other arrangement, understanding, undertaking, commitment, or obligation, whether written or oral, except the Insurance Policies.

“Courts” has the meaning set forth in Section 9.2.

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“Covered Capex” has the meaning set forth in Section 8.3.4.

“Covered Capex Threshold” has the meaning set forth in Section 8.3.4.

“Covered Percentage” has the meaning set forth in Section 8.3.4.

“Credit Support” means any guarantees, letters of credit, treasury securities, surety bonds and other forms of credit support provided by any Person (other than a member of the Company Group) in support of the obligations of a member of the Company Group.

“Credit Support Beneficiary” has the meaning set forth in Section 4.17.1.

“Credit Support Provider” has the meaning set forth in Section 4.17.1.

“Current Performance Standards” has the meaning set forth in Section 2.6.2.

“CWTG” has the meaning set forth in Section 4.6.

“De Minimis Claim” has the meaning set forth in Section 8.4.1(a).

“Deductible” has the meaning set forth in Section 8.4.1(b).

“Disclosure Schedule” means, (a) with respect to the Seller, the Seller Disclosure Schedule and (b) with respect to the Buyer, the Buyer Disclosure Schedule.

“Dispute Resolution Expert” has the meaning set forth in Section 1.7.3.

“Dispute Resolution Statement” has the meaning set forth in Section 1.7.3.

“Due Date” has the meaning set forth in Section 5.4.3.

“Easements” means easements, rights of way, permits, servitudes, licenses, leasehold estates, and similar rights related to real property held or used by any member of the Company Group.

“Effective Time” means 12:01 a.m. (Central time) on October 1, 2012.

“Employee Secondment Agreement” has the meaning set forth in Section 4.14.

“Employee Transfer Agreement” has the meaning set forth in Section 4.14.

“Environment” means any soil, land surface or subsurface strata, surface waters (including, navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream, sediments, ambient air (including indoor air), plant and animal life (including without any limitation any species identified as “threatened” or “endangered” or similar designation under Environmental Law), and any other natural resource or medium related to the foregoing.

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“Environmental Conditions” means the presence of any Hazardous Substance in the Environment (whether or not at one of the Assets), including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air of Hazardous Substances, relating to or arising out of the use, handling, storage, treatment, disposal, recycling, generation, transportation, Release, or threatened Release of Hazardous Substances. With respect to any environmental claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous   Substances at the work place or the exposure of persons or property to Hazardous Substances migrating from or otherwise emanating from the Assets.

“Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages (including natural resource damages), obligations to pay punitive and consequential damages to third parties, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, and consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest which relate to or arise out of any violation of Environmental Law (including claims under common law for personal injury or property damage), or a Release or threatened Release or other violation of Environmental Law, in each case which Release or threatened Release would require or result in requiring reporting, investigation, monitoring, or Remedial Action pursuant to Environmental Law.

“Environmental Law” means any applicable Law relating to, in whole or in part, directly or indirectly (a) the protection of or Release of materials to the Environment, (b) the operation, use, handling, treatment, storage, disposal, or transportation of Hazardous Substances, solid wastes or hazardous wastes, or (c) the protection of human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity in a group of entities that would be treated as a single employer under Sections 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Estimated Company Group Indebtedness” has the meaning set forth in Section 1.6.1.

“Estimated ECA Revenue Amount” has the meaning set forth in Section 1.6.1.

“Estimated NCA Revenue Amount” has the meaning set forth in Section 1.6.1.

“Estimated Net Revenue Amount” has the meaning set forth in Section 1.6.1.

“Estimated Revenue Difference” has the meaning set forth in Section 1.6.1.

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“Estimated Transaction Expenses” has the meaning set forth in Section 1.6.1.

“Excluded Asset Transfer” has the meaning set forth in Section 4.6.

“Excluded Equity Transfer” has the meaning set forth in Section 4.6.

“Excluded Assets” means all of the assets described on Exhibit I, and all proceeds thereof.

“Excluded Asset Assignment” means the Assignment and Assumption Agreements (as defined in the Assignment and Assumption Agreement) that are attached to the Assignment and Assumption Agreement as Exhibits E-1, E-2, E-3 and E-4.

“Excluded Employee Liabilities” means subject to Buyer’s and its Affiliates’ applicable obligations arising under the express terms herein and the express terms of the Employee Secondment Agreement, the Employee Transfer Agreement and the Services Agreements, (i) Liabilities to or in respect of any employee, former employee or other service provider of the Seller or any of its Affiliates arising out of or relating to events or omissions occurring on or prior to the Transfer Date (as defined in the Employee Transfer Agreement), including Liabilities arising under applicable Law or any Benefit Plan maintained by Seller or any of its Affiliates and (ii) Liabilities arising out of or relating to events or omissions occurring after the Transfer Date (as defined in the Employee Transfer Agreement) to or in respect of any employee, former employee or other service provider of the Seller or any of its Affiliates (x) under the express terms of any Benefit Plan maintained by the Seller or any of its Affiliates or (y) which do not relate to or arise out of or in connection with employees, former employees or other service providers of the Company Group.

“Excluded Entities” has the meaning set forth in Section 4.6.

“Excluded Liabilities” means all Liabilities related to, or arising out of or in connection with, (i) the ownership or operation of the Company and its Subsidiaries, or the conduct of the Business or the use, ownership, and operation of the Assets, prior to the Closing other than Non-Income Taxes for which Seller is expressly required to be indemnified under Section 5.3, (ii) any transfers, sales or dispositions prior to the Closing of equity or assets by any member of the Company Group to any Person, including any Chesapeake Entity, Buyer or any of their respective Affiliates, or the Asset, Liability and Equity Transfer, including any Liability related to, or arising out of or in connection with, any representation, warranty or covenant in the Assignment and Assumption Agreement or any Exhibit thereto or document or instrument executed or delivered in connection therewith, (iii) any Liabilities of CMH or any other Chesapeake Entity, including any such Liabilities under any Transaction Document, (iv) any Sold Assets, Excluded Assets or Excluded Entities (or any of their respective assets or

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Liabilities), (v) any Excluded Employee Liabilities or (vi) any matter listed on Schedule B hereto.

“Existing Commercial Agreements” means those Contracts listed on Schedule 10.

“Expiration Date” has the meaning set forth in Section 8.1.

“Final Allocation” has the meaning set forth in Section 5.2.3.

“Final Balance Sheet” has the meaning set forth in Section 1.7.1.

“Final Net Working Capital” has the meaning set forth in Section 1.7.1.

“Final Statement” has the meaning set forth in Section 1.7.1.

“Financial Statements” has the meaning set forth in Section 2.17.

“Financing Sources” means the entities that have directly or indirectly committed to provide or otherwise entered into agreements in connection with the financing incurred or intended to be incurred by the Buyer in connection with the transactions contemplated hereby and their respective Affiliates.

“Financing Source Parties” means the Financing Sources and any of their respective former, current, or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, Affiliates, representatives, assignees or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative, assignee or agent of any of the foregoing.

“Fundamental Representations” has the meaning set forth in Section 8.1.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Gas Business Transfer” has the meaning set forth in Section 9.8.

“Gas Pipeline Facilities” means a 24 inch diameter, approximately 32 mile Gas pipeline and associated infrastructure, facilities and equipment, extending from a point of interconnection with the Kensington Plant Facilities to a point of interconnection with the Harrison Hub Facilities, together with the real property on which it is situated.

“Gathering Systems” has the meaning set forth in Section 2.6.3.

“Governance Control” means, as of any applicable determination date and with respect to any Person, (a) the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other securities or equity interests of

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such Person that have ordinary voting power to elect the board of directors, managing general partner or similar managing authority or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Governance Controlled” shall have the meaning correlative thereto.

“Governmental Body” means any (a) federal, state, local, or municipal government, or any subsidiary body thereof or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, department, official, or entity, (ii) any court, judicial authority, or other tribunal, and (iii) any arbitration body or tribunal.

“Harrison Hub Facilities” means a Gas fractionation plant and associated storage, infrastructure, facilities, and equipment, to be located in Harrison County, Ohio.

“Harrison to TEPPCO NGL Extension” means two 8-inch diameter, approximately 7 mile NGL pipelines and associated infrastructure, facilities, and equipment, each extending from a point of interconnection with the Harrison Hub Facilities to a point of interconnection with the TEPPCO Facilities, together with the real property on which it is situated.

“Hazardous Substances” means and includes each substance, waste or material regulated, defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, including any petroleum, petroleum by-products, natural gas or natural gas liquids Released into the Environment, asbestos or asbestos-containing material, urea formaldehyde insulation, hydrogen sulfide or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Included Asset Transfer” has the meaning set forth in Section 4.6.

“Income Tax” means any U.S. federal, state or local or foreign income Tax or Tax based on profits, revenues, sales or similar measure.

“Initial Budget” has the meaning set forth in the Limited Liability Company Agreement of Utica East Ohio Midstream LLC, a Delaware limited liability company, dated as of March 8, 2012 by and among M3 Ohio Gathering LLC, a Delaware limited liability company, Utica Gas Services, L.L.C., an Oklahoma limited liability company and CGAS Properties, L.P., a Delaware limited partnership.

“Initial Project” means: (a) the Gas Pipeline Facilities; (b) the Kensington to Harrison NGL Extension; (c) the Harrison to TEPPCO NGL Extension; (d) the Kensington Plant Facilities (only to the extent the processing capacity thereof

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does not exceed 600 MMCfd); and (e) the Harrison Hub Facilities (only to the extent fractionation capacity does not exceed the amount needed for the output from the Kensington Plant Facilities for up to 600 MMCfd).

“Indemnified Party” has the meaning set forth in Section 8.5.1.

“Indemnifying Party” has the meaning set forth in Section 8.5.1.

“Insurance Policy” means all insurance policies and surety contracts in effect as of the date hereof maintained by the Seller and its Affiliates that are applicable to the Business including those listed and summarized on Schedule 2.31.

“Intellectual Property” means all domestic and foreign intellectual property and proprietary rights, including, without limitation, all: (i) inventions, patents, patent applications, and patent disclosures, (ii) trademarks, service marks, trade dress, logos, brand names, trade names, domain names, corporate names, business names and other indicia of origin, and all applications, registrations, and renewals in connection therewith, (iii) works of authorship and other copyrightable works, copyrights, and applications, registrations, and renewals in connection therewith, (iv) mask works and registrations and applications therefor, (v) rights in industrial and other protected designs and any registrations and applications therefore and (vi) rights in trade secrets, know how, and confidential business information (including such rights with respect to research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans).

“IRS” means the Internal Revenue Service.

“Kensington Plant Facilities” means a Gas processing plant, infrastructure, facilities, and equipment, to be located in Columbiana County, Ohio.

“Kensington to Harrison NGL Extension” means a 12-inch diameter, approximately 32 mile NGL pipeline and associated infrastructure, facilities, and equipment, extending from a point of interconnection with the Kensington Plant Facilities to a point of interconnection with the Harrison Hub Facilities, together with the real property on which it is situated.

“Knowledge”: a Party shall be considered to have “Knowledge” of a fact or matter if any of the following has, after reasonable inquiry, or at any time had, actual knowledge of such fact or matter: (a) with respect to the Seller, Domenic J. Dell’Osso, Jr., J. Michael Stice, John Seldenrust, Walter Bennett, Mark Edge, Coleen Magness, Lisa Phelps, Stacy Roberts, Jennifer Grigsby, James C. Johnson and Bryan Lemmerman; and (b) with respect to the Buyer, Robert S. Purgason.

“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, Order, policy, ordinance, rule,

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code, principle of common law, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Body or any binding provisions or interpretations of the foregoing.

“Liability” means, collectively, any Indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.

“Lien” means any mortgage, deed of trust, encumbrance, charge, claim, easement, right of way, building or use restriction, lien, option, pledge, security interest, purchase rights, preemptive right, right of first refusal or similar right or restriction.

“Losses” means any losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees and expenses), interest, penalties, Taxes, judgments and settlements, without any gross up with respect to Taxes.

“MAMGS” has the meaning set forth in Section 4.6.

“Master Confidentiality Agreement” means that certain Master Confidentiality Agreement, dated as of the date hereof and attached hereto as Exhibit K.

“Master Set-Off Agreement” has the meaning set forth in Section 1.4.12.

“Material Adverse Effect” means any circumstance, change, event, fact, development, condition, matter  or effect that either individually or together with any other circumstance, change, event, fact, development, condition, matter or effect is or would reasonably be likely to be materially adverse to or has had or would be reasonably likely to have a material adverse effect on or change in or to (i) the business, operations, ownership, or condition (financial or otherwise) of the Company Group (including the indirect ownership and operation by the Company of the Assets), but for purposes of this clause (i) shall exclude any of the following circumstances, changes, or effects resulting or arising from, either alone or in combination with any other circumstance, change, or effect:  (a) any change resulting from the announcement (in accordance with the terms of this Agreement) of this Agreement, including any disruption of customers or supplier relationships resulting solely and directly therefrom; (b) conditions affecting the natural gas transportation industry generally; (c) any changes in GAAP, or any other accounting rules and regulations; (d) any change in general economic conditions in the industries or markets in which any member of the Company Group primarily operates; or (e) changes in national, regional, state or local wholesale or retail markets or prices for hydrocarbons or the gathering, transportation, treatment or processing thereof, except in the cases of clauses (b) through (d), to the extent disproportionately affecting any member of the Company Group as compared with other Persons or businesses in the natural gas

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transportation industry and then only such disproportionate impact shall be considered or (ii) on the ability of any Seller Party to perform its obligations under this Agreement or any Transaction Document.

“Material Contracts” has the meaning set forth in Section 2.11.

“Member Equity Interests” has the meaning set forth in Section 2.4.2.

“MICP Assumption Agreement” has the meaning set forth in Section 1.4.14.

“Midcon Agreement” has the meaning set forth in the Preliminary Statements to this Agreement.

“Net Acres” means, as computed separately with respect to each lease covering acreage dedicated to a gas gathering agreement, (a) the number of gross acres in the lands covered by such lease, multiplied by (b) the undivided percentage interest in hydrocarbons in the formations dedicated to such gas gathering agreement covered by such lease in such lands, multiplied by (c) the working interest of the producer or shipper (or its affiliate) party to such gas gathering agreement in such lease, provided that if items (b) or (c)  vary as to different areas of such lands (including depths) covered by such lease, a separate calculation shall be done for such area as if it were a separate lease.

“Net Working Capital Threshold” has the meaning set forth in Section 1.6.1.

“New Commercial Agreements” means those Contracts or amendments to be entered into on the Closing Date in substantially the forms attached as Exhibits N-1, N-2, N-3, N-4 and N-5, in each case only as any such Contract or amendment exists as of the Closing Date following the execution thereof by all the parties thereto.

“Non-Income Tax” means any Tax other than an Income Tax or Transfer Tax.

“Non-Operated Systems” means, collectively, (i) the Larry Creek GGS, (ii) the Seely GGS, (iii) the Warrensville GGS, (iv) the processing complex owned by Utica East Ohio Midstream, LLC, and (v) all Assets owned directly or indirectly by Ranch Westex JV LLC.

“Non-Solicitation Agreement” has the meaning set forth in Section 1.4.16.

“Notice of Disagreement” has the meaning set forth in Section 1.7.2.

“Notifying Party” has the meaning set forth in Section 4.4.1.

“Obsolete Inventory” means any Inventory that is obsolete, damaged or slow moving or that not in good and marketable condition.

“OFAC” has the meaning set forth in Section 2.21.

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“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made or rendered by any Governmental Body.

“Organizational Documents” means any charter, articles, bylaws, certificate, limited liability company agreement, operating agreement, declaration of trust, statement, statute, or similar document adopted, filed, or registered with any Governmental Body or otherwise executed in connection with the creation, formation, or organization of an entity, and any Contract among some or all security holders, partners, or members of an entity.

“Outside Date” has the meaning set forth in Section 7.1.1.

“Partially-Owned Subsidiary” has the meaning set forth in Section 2.4.2.

“Participation Agreements” has the meaning set forth in Section 2.12.

“Party” and “Parties” has the meaning set forth in the Preamble to this Agreement.

“Pay-Off Letters” has the meaning set forth in Section 1.6.2.

“Performance Standards” has the meaning set forth in Section 2.6.2.

“Permit” means any approval, authorization, certification, clearance, consent, license, permit, registration, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or Taxes for which the Seller is liable hereunder, (b) Liens imposed by Law not yet due and payable, (c) zoning, entitlement, and other land use regulations by any Governmental Body, provided that such regulations have not been violated, and (d) easements, restrictions, covenants, minor title defects, and matters that would be revealed by an accurate survey, none of which would have more than an immaterial effect on the use of the property to which they pertain.

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, joint venture, trust, cooperative, association, foreign trust, unincorporated organization, foreign business organization or Governmental Body or any department or agency thereof, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Proceeding” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, arbitrator, or mediator.

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“Release” means any spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, emitting, discharging, depositing, migrating, injecting, escaping, leaching, dumping, or disposing or other releasing of Hazardous Substances into the indoor or outdoor Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Substances), or the movement of any Hazardous Substances through the air, soil, surface water or groundwater, whether intentional or unintentional.

“Remedial Action” means all actions, including any capital expenditures undertaken to (a) clean up, remove, remediate, abate, treat or in any other way address any Release or threatened Release, (b) prevent Release or the threat of Release, or minimize the further Release so that it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform studies, assessments and investigations of any Release or threat of Release or monitoring and care of any Release or threat of Release, or (d) to correct or prevent a condition of noncompliance with Environmental Laws.

“Remedies Exception” means the extent to which enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Reports” means (i) Data and Consulting Services, division of Schlumberger Technology Corporation report dated August 14, 2012 for Chesapeake Utica and Appalachian Basin Marcellus Gathering Systems, (ii) PetroTechnical Services division of Schlumberger Technology Corporation update report dated October 20, 2012 for Chesapeake Energy Corporation’s Appalachian Basin Marcellus and Utica Shale acreage positions, (iii) Netherland Sewell & Associates, Inc. Worldwide Petroleum Consultants report dated October 12, 2012 for the Converse and Mansfield gas gathering systems located in Louisiana as of July 1, 2012, (iv) Lee Keeling and Associates, Inc. report dated August 30, 2012 for the Eagle Ford and Niobrara basins as of July 1, 2012, and (v) Lee Keeling and Associates, Inc. update report dated October 22, 2012 for Eagle Ford and Niobrara basins.

“Representations and Warranties Cap” has the meaning set forth in Section 8.4.3.

“Representatives” means all directors, officers, managers, trustees, employees, consultants, advisors, attorneys or other representatives of a Person.

“Required Action” has the meaning set forth in Section 4.10.

“Required Omission” has the meaning set forth in Section 4.10.

“Reserve Engineers” means Data and Consulting Services division of Schlumberger Technology Corporation, Petro Technical Services division of Schlumberger Technology Corporation, Netherland Sewell and Associates, Inc.

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Worldwide petroleum Consultants, Lee Keeling and Associates, Inc., and Ryder Scott Company Petroleum Consultants.

“Revised Final Allocation” has the meaning set forth in Section 5.2.4.

“Schedule,” when followed by a number, refers to the corresponding section of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as appropriate.

“SDN” has the meaning set forth in Section 2.21.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble to this Agreement.

“Seller Credit Support Termination Date” has the meaning set forth in Section 4.17.3.

“Seller Disclosure Schedule” means all the Schedules delivered by the Seller concurrently with the execution and delivery of this Agreement.

“Seller Guarantor” has the meaning set forth in the Seller Guaranty.

“Seller Guaranty” has the meaning set forth in Section 1.4.11.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.2.

“Seller Party” means the Seller and any Affiliate of the Seller (for these purposes, including any member of the Company Group) that is, is contemplated to be or will be, a party to any Transaction Document.

“Service Providers” means each individual, including those on leave, principally engaged in providing services in respect of the Business or the Assets or to a member of the Company Group.

“Services Agreements” means the Transition Services Agreement, the Amended and Restated Services Agreement, as amended, and the Amended and Restated Shared Services Agreement, all such agreements entered into by and among others, certain Chesapeake Entities and Access MLP Operating, L.L.C.

“Sold Assets” means any gathering systems (together with all processing plants and facilities, and easements, rights of way, privileges, franchises, tracts of land, surface leases, other interests in land, pipelines, equipment, permits, licenses, contract rights and personal property, to the extent constituting a part thereof or used primarily and necessary for the operation thereof) sold by any member of the Company Group to any Person other than the Company Group or any Chesapeake Entity between the Third Quarter Effective Time and the date hereof.

“Specified Easements” has the meaning set forth in Schedule 2.3.

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“Specified Matter” means any event set forth under the heading “Specified Matter” on Schedule C.

“Specified Payment” means the payment amount set forth under the heading “Specified Payment” on Schedule C.

“Stale Receivables” has the meaning set forth in the definition of Current Assets.

“Straddle Period” has the meaning set forth in Section 5.3.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity, whether incorporated or unincorporated, of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (b) a general partner interest is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof or (c) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, (i) a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses and (ii) notwithstanding anything to the contrary in this definition, each of the Company Subsidiaries shall be deemed to be a Subsidiary of the Company and each other member of the Company Group directly or indirectly holding any outstanding capital stock or equity interests in such Company Subsidiary.

“Tax” or “Taxes” means (a) all taxes, charges, fees, levies, or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, or other tax of any kind whatsoever, including any Liability under any state abandonment or unclaimed property, escheat, or similar Law, including all interest and penalties thereon, and additions to tax or additional amounts, imposed by any Tax Authority, (b) any Liability for the payment of any amounts of any of the foregoing as a result of being a member of an affiliated, consolidated, combined, or unitary group or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the Liability of any other Person, and (c) any Liability in respect of any of the items described in clauses (a) or (b) payable by reason of contract, assumption, transferee Liability, Law, or otherwise.

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“Tax Authority” means a Governmental Body or political subdivision thereof responsible for the imposition, administration, assessment, or collection of any Tax (domestic or foreign) and the agency (if any) charged with the collection or administration of such Tax for such entity or subdivision.

“Tax Contests” has the meaning set forth in Section 5.5.1.

“Tax Return” means any return, declaration, report, claim for refund, estimate, information, rendition, statement or other document pertaining to any Taxes required to be filed with a Governmental Body, and including any attachments or supplements or amendments thereto.

“Terminated Contracts” has the meaning set forth in Section 2.14.2.

“Terminating Party” has the meaning set forth in Section 7.1.

“Termination Agreement” has the meaning set forth in Section 1.4.10.

“Third Party Claim” has the meaning set forth in Section 8.5.2.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Unit Assignment, the Transition Agreements, the Termination Agreement, the New Commercial Agreements, the Seller Guaranty, the ACMP Guaranty, the MICP Assumption Agreement, the Master Set-Off Agreement, the Transportation Agreement, the Non-Solicitation Agreement, the Master Confidentiality Agreement and each other Contract, document, certificate or instrument executed and delivered by the Parties in connection with the consummation of the transactions contemplated hereby.

“Transfer Taxes” has the meaning set forth in Section 5.8.

“Transferred Assets” has the meaning set forth in the Assignment and Assumption Agreement.

“Transferred Asset Assignment” means the Assignment of Contracts that is attached to the Assignment and Assumption Agreement as Exhibit E-5.

“Transferred Equity” has the meaning set forth in Section 4.6.

“Transition Agreements” means the Amended Transition Agreement, dated as of the Closing Date, that is substantially in the form attached hereto as Exhibit D-1, a Transition Services Agreement, dated as of the Closing Date, that is substantially in the form attached hereto as Exhibit D-2, an Operating Agreement, dated as of the Closing Date, that is substantially in the form attached hereto as Exhibit D-3, and a Transition Services Agreement, dated as of November 30, 2012, attached hereto as Exhibit D-4.

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“Transition Services Agreement” means that certain Letter Agreement dated June 15, 2012 (as amended) by and among others, certain Chesapeake Entities and Access MLP Operating L.L.C.

“Transportation Agreement” has the meaning set forth in Section 1.4.15.

“Unaudited Financial Statements” has the meaning set forth in Section 2.17.1.

“Unit Assignment” has the meaning set forth in Section 1.4.2.

“Units” has the meaning set forth in the Preliminary Statements to this Agreement.

“U.S. Sanctions” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.ustreas.gov/offices/enforcement/ofac/programs/.

“Wholly-Owned Subsidiaries” has the meaning set forth in Section 2.4.2.

11. Construction. Without limiting the provisions set forth in Section 8.4.8, the Parties intend that each representation, warranty, and agreement contained in this Agreement shall have independent significance.  The tables of contents and headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not to be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, schedules, or exhibits are to the sections, articles, schedules, and exhibits contained in, referred to by or attached to this Agreement, unless otherwise specified. The words “include,” “includes,” and “including” in this Agreement mean “include/includes/including without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular section, article or provision of this Agreement.  All terms defined in this Agreement have the meanings set forth herein when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. All references to $, currency, monetary values, and dollars set forth herein shall mean United States (U.S.) dollars. When any Party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement, or otherwise, the decision of such Party whether to take such action shall be in such Party’s sole and absolute discretion.  The use of the masculine, feminine, or neuter gender or the singular or plural form of words shall not limit any provisions of this Agreement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Except with respect to Section 2.6.1, the phrase “delivered or made available,” and phrases of similar import, when used in Section 2 with reference to any Contracts, other documents, or other materials, means that the Seller Parties have delivered such Contracts, other documents, or materials, or to the extent applicable, copies thereof, to the Buyer or have made copies of such Contracts, other documents or materials available in electronic format prior to the date hereof on the virtual data room established by the Seller Parties in connection with the transactions contemplated by this Agreement and the other Transaction

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Documents.  With respect to Section 2.6.1, the phrase “made available” means that the Buyer or one of its Affiliates or representatives has had the opportunity prior to the date hereof to review such documents or materials at the offices of the Seller or its Affiliates.

[Signature pages follow]

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SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Unit Purchase Agreement as of the date first above written.

BUYER:
EXECUTED UNDER SEAL
ACCESS MIDSTREAM PARTNERS, L.P.

By: ACCESS MIDSREAM PARTNERS GP,
L. L.C., its General Partner

By: /s/ J. Michael Stice
Name: J. Michael Stice
Title: Chief Executive Officer

SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Unit Purchase Agreement as of the date first above written.

SELLER:
EXECUTED UNDER SEAL

CHESAPEAKE MIDSTREAM DEVELOPMENT, L.L.C.

By: /s/ Domenic J. Dell’Osso, Jr.
Name: Domenic J. Dell’Osso, Jr.
Title: Executive Vice President & Chief Financial Officer

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